Filed Pursuant to Rule 424(b)(5)

Registration No. 333-251377

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Ordinary shares, par value US$0.00002 per share(1)	US$100,000,000	US$10,910

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-164523). Each American depositary share represents four ordinary shares.

(2)	Calculated in accordance with Rules 457(o) of Regulation C under the Securities Act of 1933, as amended, based on the maximum aggregate offering price of the securities offered.

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 16, 2020)

JinkoSolar Holding Co., Ltd.

US$100,000,000
Ordinary Shares Represented by American Depositary Shares

We have entered into a distribution agency agreement with Credit Suisse Securities (USA) LLC and Barclays Capital Inc., or the sales agents, relating to our American Depositary Shares, or ADSs. Each ADS represents four ordinary shares, par value US$0.00002 per share. The ADSs are offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the distribution agency agreement, we may offer and sell our ADSs having an aggregate offering price of up to US$100,000,000 from time to time on the New York Stock Exchange, or the NYSE, or other markets for our ADSs in the U.S. through the sales agents.

Our ADSs are traded on the NYSE under the symbol “JKS.” On December 15, 2020, the closing sale price of our ADSs on the NYSE was US$63.25 per ADS.

Sales of our ADSs under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including by means of ordinary brokers’ transactions on or through the NYSE or other markets for our ADSs, sales made to or through a market maker other than on an exchange or otherwise in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices, or as otherwise agreed with the sales agents. Credit Suisse Securities (USA) LLC and Barclays Capital Inc. will act as sales agents on a reasonable efforts basis consistent with their respective normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We also may sell some or all of the ADSs to either sales agent as principal for its own account at a price per share agreed upon at the time of sale. If we sell ADSs to a sales agent as principal, we will enter into a separate terms agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

The sales agents will be entitled to compensation at a commission rate of up to 2.00% of the gross sales price per ADS sold. In connection with the sale of our ADSs on our behalf, the sales agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agents may be deemed to be underwriting commissions or discounts.

Before buying shares of our common shares, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-7 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse	Barclays

The date of this prospectus supplement is December 16, 2020.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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About This Prospectus Supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, from time to time, we may sell any combination of the securities described in the accompanying prospectus in one or more offerings, subject in certain cases to the receipt of regulatory approval. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our ADSs and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part consists of the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Credit Suisse Securities (USA) LLC and Barclays Capital Inc. have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Credit Suisse Securities (USA) LLC and Barclays Capital Inc. are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company,” “our” or “JinkoSolar” refer to JinkoSolar Holding Co., Ltd., a Cayman Islands holding company, its current and former subsidiaries for the relevant periods;

•	“2009 Long Term Incentive Plan” refers to the 2009 Long Term Incentive Plan adopted on July 10, 2009, which was subsequently amended and restated;

•	“2014 Equity Incentive Plan” refers to the 2014 Equity Incentive Plan adopted on August 18, 2014;

•	“2017”, “2018” and “2019” refers to our fiscal years ended December 31, 2017, 2018 and 2019, respectively;

•	“ADSs” refers to our American depositary shares, and “ADRs” refers to the American depositary receipts evidencing our ADSs;

•	“CE” refers to CE certification, a verification of electromagnetic compatibility (EMC) compliance issued by SGS Taiwan Ltd. certifying compliance with the principal protection requirement of directive 2004/108/EC of the European Union and EN61000-6-3:2001+A11:2004 and EN61000-6-1:2001 standards;

•	“CQC” refers to the certificate issued by China Quality Certification Centre certifying that our solar modules comply with IEC61215:2005 and IEC61730-2:2004 standards;

•	“DG projects” refers to distributed generation solar power projects, including ground-mounted distributed generation projects and rooftop distributed generation projects;

•	“Euro,” “EUR” or “€” refers to the legal currency of the European Union;

•	“FIT” refers to feed-in tariff(s), the government guaranteed and subsidized electricity sale price at which solar power projects can sell to the national power grids. FIT in China is set by the central government consisting of the applicable national government subsidies paid from the Renewable Energy Development Fund, as well as the desulphurized coal benchmark electricity price paid by State Grid;

•	“ground-mounted projects” refers to solar power projects built on the ground, consisting of ground-mounted DG projects and utility-scale projects;

•	“ground-mounted DG projects” refers to small-scale ground-mounted projects with capacity less than or equal to 20 MW and 35 kV or lower grid connection voltage grade (except in the northeastern regions, where connection voltage must be 66 kV or lower) and with a substantial portion of the electricity generated to be consumed within the substation area of the grid connection points;

•	“Haining Jinko” refers to Jinko Power Technology (Haining) Co., Ltd, one of our wholly-owned subsidiaries in the PRC;

•	“JET” refers to the certificate issued by Japan Electrical Safety & Environment Technology Laboratories certifying that our modules comply with IEC61215:2005, IEC61730-1:2004 and IEC61730-2:2004 standards;

•	“Jiangxi Desun” refers to Jiangxi Desun Energy Co., Ltd., an entity in which our founders and substantial shareholders, Xiande Li, Kangping Chen and Xianhua Li, each holds more than 10%, and collectively hold 73%, of the equity interest;

•	“Jiangxi Jinko” refers to Jinko Solar Co., Ltd., our majority-owned operating subsidiary incorporated in the PRC;

•	“Jiangxi Materials” refers to Jiangxi Photovoltaic Materials Co., Ltd., our wholly-owned operating subsidiary incorporated in the PRC by Jiangxi Jinko on December 1, 2010;

•	“JinkoPower” refers to Jinko Power Technology Co., Ltd., formerly known as Jiangxi JinkoSolar Engineering Co., Ltd., previously one of our indirect subsidiaries, and its subsidiaries;

•	“JinkoSolar Power” refers to JinkoSolar Power Engineering Group Limited;

•	“JPY” refers to Japanese Yen;

•	“kV” refers to kilovolts;

•	“local grid companies” refers to the subsidiaries of the State Grid in China;

•	“MCS” refers to MCS certificate of factory production control issued by British Approvals Board for Telecommunications certifying that the production management system of our certain types of solar panels complies with MCS005 Issue 2.3 and MCS010 Issue 1.5 standards;

•	“NYSE” refers to the New York Stock Exchange;

•	“OEM” refers to an original equipment manufacturer who manufactures products or components that are purchased by another company and retailed under that purchasing company’s brand name;

•	“PRC” or “China” refers to the People’s Republic of China, excluding, for purposes of this prospectus supplement, Taiwan, Hong Kong and Macau;

•	“PV” refers to photovoltaic;

•	“RMB” or “Renminbi” refers to the legal currency of China;

•	“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.00002 per share;

•	“State Grid” refers to State Grid Corporation of China and the local grid companies;

•	“TÜV” refers to TÜV certificates, issued by TÜV Rheinland Product Safety GmbH certifying that certain types of our solar modules comply with IEC 61215:2005, EN 61215:2005, IEC 61730-1:2004, IEC 61730-2:2004, EN 61730-1:2007 and EN 61730-2:2007 standards;

•	“UL” refers to the certificate issued by Underwriters Laboratories Inc., to certify that certain types of our solar modules comply with its selected applicable standards;

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States;

•	“utility-scale projects” refers to ground-mounted projects that are not ground-mounted DG projects;

•	“watt” or “W” refers to the measurement of total electrical power, where “kilowatt” or “kW” means one thousand watts, “megawatts” or “MW” means one million watts and “gigawatt” or “GW” means one billion watts;

•	“Xinjiang Jinko” refers to Xinjiang Jinko Solar Co., Ltd., one of our wholly-owned subsidiaries in the PRC;

•	“Yuhuan Jinko” refers to Yuhuan Jinko Solar Co., Ltd., one of our wholly-owned subsidiaries in the PRC; and

•	“Zhejiang Jinko” refers to Zhejiang Jinko Solar Co., Ltd., formerly Zhejiang Sun Valley Energy Application Technology Co., Ltd., a solar cell supplier incorporated in the PRC which has been our wholly-owned subsidiary since June 30, 2009.

We publish our consolidated financial statements in Renminbi. The conversion of Renminbi into U.S. dollars in this prospectus supplement is solely for the convenience of readers. The exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement and the accompany prospectus were made at a rate of RMB6.7896 to US$1.00, the noon buying rate in effect as of September 30, 2020. The Renminbi is not freely convertible into foreign currency. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. On December 11, 2020, the exchange rate was RMB6.5445 to US$1.00.

Special Note on Forward-Looking Statements

This prospectus supplement and the information incorporated herein by reference include “forward-looking statements” within the meaning of, and intended to qualify for the safe harbor from liability established by, the United States Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections expectations or any combination of the above regarding future events, which may or may not occur. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, including their negatives. This prospectus supplement also contains data, including industry-demand and product-pricing data, related to the PV market in several countries, including China. These market data include projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus supplement directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

We do not guarantee that the transactions and events described in this prospectus supplement and the accompanying prospectus will happen as described or that they will happen at all. You should read this prospectus supplement and the accompanying prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements and any related statements made in this prospectus supplement and the documents incorporated by reference are made as of the date of the respective documents. The forward-looking statements obtained from third-party studies or reports are made as of the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though circumstances may change in the future.

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider before investing in shares of our ADSs. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, the information included under the section entitled “Risk Factors” and the financial statements and the related notes thereto incorporated by reference in this prospectus supplement, before you decide to invest in our ADSs.

Our Company

We are a global leader in the PV industry based in China. We have built a vertically integrated solar power product value chain, manufacturing from silicon wafers to solar modules. We sell most of our solar modules under our own “JinkoSolar” brand, with a small portion of solar modules on an OEM basis. We also sell silicon wafers and solar cells that we do not use in our solar module production.

We sell our products in major export markets and China. As of September 30, 2020, we had nine production facilities globally and 21 oversea subsidiaries in Japan, South Korea, Vietnam, India, Turkey, Germany, Italy, Switzerland, the United States, Mexico, Brazil, Chile Australia, Portugal, Canada, Malaysia, the United Arab Emirates, Kenya, Hong Kong and Denmark. As of the same date, we also had global sales teams in China, the United Kingdom, France, Spain, Bulgaria, Greece, Ukraine, Jordan, Saudi Arabia, Tunisia, Morocco, Kenya, South Africa, Costa Rica, Colombia, Panama, Kazakhstan, Malaysia, Myanmar, Sri Lanka, Thailand, Vietnam, Poland and Argentina to conduct sales, marketing and brand development for our products around the world. In addition, as of September 30, 2020, we had an aggregate of over 2,000 customers in over 100 countries and regions for our solar modules, including distributors, project developers and system integrators.

Our solar cells and modules utilize advanced solar technologies, such as the passivated emitter rear cell (“PERC”) technology and half cell technology, and have achieved industry-leading conversion efficiency. In 2017, 2018, 2019 and the nine months ended September 30, 2020, the average conversion efficiency rate of our solar cells using our P-type monocrystalline silicon wafers was 21.7%, 21.9%, 22.3% and 22.8%, respectively. In 2018, 2019 and the nine months ended September 30, 2020, the average conversion efficiency rate of our N-type monocrystalline solar cells was 22.8%, 23.3% and 23.8%, respectively. We believe that both of these average conversion efficiency rates were consistently higher than industry average. In October 2017, our P-type crystalline PERC solar cells reached the conversion efficiency rate of 22.78%, and we achieved a P-type 60-cell monocrystalline module output of 356.5 watts and a P-type polycrystalline module output of 347.6 watts. In November 2017, our P-type monocrystalline PERC solar cells reached the conversion efficiency of 23.45%. In May 2018, our P-type monocrystalline solar cells broke the world record by hitting conversion efficiency rate of 23.95%. In December 2018, our N-type monocrystalline solar cells reached the conversion efficiency rate of 24.2%. In June 2019, our P-type monocrystalline solar cells and N-type monocrystalline solar cells reached the maximum conversion efficiency rate of 24.38% and 24.58%, respectively. In July 2020, the maximum conversion efficiency rate of our N-Type monocrystalline solar cells reached 24.79%.

Our high-quality manufacturing capabilities have enabled us to produce solar cells and modules meeting the industry’s highest performance standards. All of our solar modules sold in Europe are CE, IEC, TÜV, and MCS certified, all of our solar module sold in India are BIS certified, all of our solar modules sold in North America are UL certified and our monocrystalline solar modules sold in China are CQC certified. In 2013, our solar modules passed TÜV Nord’s Dust & Sand Certification Test, demonstrating their suitability for installation in desert regions, and we also unveiled our “Eagle II” solar modules, which represent a new standard for performance and reliability. In May 2017, we became one of the first Chinese PV manufacturers to pass the intensive UV test according to IEC 61345 from TÜV Rheinland. In July 2017, we guaranteed that all our standard PV modules meet IEC 62804 double anti-PID standards. In May 2018, our entire portfolio of PV modules passed the Potential Induced Degradation resistance test as required by TÜV Nord’s IEC TS 62804-1 standards. In March 2019, we received the 5th “All Quality Matters Award” from TÜV Rheinland.

We leverage our vertically integrated platform and cost-efficient manufacturing capabilities in China to produce high quality products at competitive costs. Our solar cell and silicon wafer operations support our solar module production. As of September 30, 2020, we had an integrated annual capacity of 20.0 GW for mono wafers (excluding 3.5 GW for multicrystalline silicon wafers), 11.0 GW for solar cells and 25.0 GW for solar modules. Our manufacturing facilities are primarily located in five provinces across China, Florida of the United States and Penang of Malaysia, providing convenient and timely access to key resources and suppliers.

We no longer have any downstream solar power projects in China after we disposed of our downstream solar power projects business in China in the fourth quarter of 2016, but still have two overseas solar power projects which are located in Mexico and Argentina.

The Offering

ADSs offered	ADSs with an aggregate sale price of up to US$100,000,000.

The ADSs	Each ADS represents four ordinary shares, par value US$0.00002 per ordinary share. The offered ADSs are evidenced by American Depositary Receipts.

Depositary	JPMorgan Chase Bank, N.A.

Use of proceeds	Except as otherwise provided in any free writing prospectus that we may authorize to be provided to you, we intend to use the proceeds of this offering for our production capacity expansion and other general corporate purposes. See “Use of Proceeds” for more information.

Risk factors	See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

NYSE symbol for our ADSs	JKS

Risk Factors

An investment in our ADSs involves certain risks. You should carefully consider the risks described below as well as the other information, such as the risks described under the heading “Item 3D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019 (our “2019 annual report”) (as updated by this prospectus supplement), included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The value of our ADSs could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note on Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business and Industry

Our future growth and profitability depend on the demand for and the prices of solar power products and the development of photovoltaic technologies.

The rate and extent of market acceptance for solar power depends on the availability of government subsidies and the cost-effectiveness, performance and reliability of solar power relative to conventional and other renewable energy sources. Changes in government policies towards solar power and advancements in PV technologies could significantly affect the demand for solar power products.

Demand for solar power products is also affected by macroeconomic factors, such as energy supply, demand and prices, as well as regulations and policies governing renewable energies and related industries. For example, in June 2016, the FIT in China for utility-scale projects was significantly reduced. As a result, subsequent to a strong demand in the first half of 2016, the domestic market was almost frozen and the competition in the global market also intensified in the second half of 2016. Meanwhile, in the United States, another major solar market of ours, the solar PV projects faced great uncertainties under the administration of U.S. President Donald Trump because it is believed that his administration favors traditional energy industries. The current international political environment, including existing and potential changes to United States and China trade and tariffs policies, have resulted in uncertainty surrounding the future of the global economy. There are also uncertainties associated with the United Kingdom leaving the European Union, since the referendum in June 2016. The global solar module production capacity exceeded demand in 2019, which further intensified competition over pricing. Consequently, the average selling price of our solar modules, which represented 95.8% and 93.0% of our total revenue in 2019 and the nine months ended September 2020 respectively, decreased in 2018, 2019 and the nine months ended September 30, 2020 compared to the respective prior periods.

Any reduction in the price of solar modules will have a negative impact on our business and results of operations, including our margins. As a result, we may not continue to be profitable on a quarterly or annual basis. In addition, if demand for solar power products weakens in the future, our business and results of operations may be materially and adversely affected.

The reduction, modification, delay or elimination of government subsidies and other economic incentives in solar energy industry may reduce the profitability of our business and materially adversely affect our business.

We believe that market demand for solar power and solar power products in the near term will continue to substantially depend on the availability of government incentives because the cost of solar energy currently exceeds, and we believe will continue to exceed in the near term, the cost of conventional fossil fuel energy and certain non-solar renewable energy, particularly in light of the low level of oil prices in recent years. Examples of government sponsored financial incentives to promote solar energy include subsidies from the central and local governments, preferential tax rates and other incentives. The availability and size of such subsidies and incentives depend, to a large extent, on political and policy developments relating to environmental concerns and other macro-economic factors. Moreover, government incentive programs are expected to gradually decrease in scope or be discontinued as solar power technology improves and becomes more affordable relative to other types of energy. Negative public or community response to solar energy projects could adversely affect the government support and approval of our solar energy business. Adverse changes in government regulations and policies relating to solar energy industry and their implementation, especially those relating to economic subsidies and incentives, could significantly reduce the profitability of our business and materially and adversely affect the state of the industry.

We received government grants totaling RMB147.9 million, RMB52.2 million, RMB63.0 million (US$9.3 million) and RMB82.3 million (US$12.1 million) for 2017, 2018, 2019 and the nine months ended September 30, 2020, respectively, which included government grants for our production scale expansion, technology upgrades, export market development and solar power project development. We cannot assure you that we will continue to receive government grants and subsidies in future periods at a similar level or at all.

As a substantial part of our operations are in the PRC, the policies and regulations adopted by the PRC government towards the solar energy industry are important to the continuing success of our business. Although there has been regulatory support for solar power generation such as subsidies, preferential tax treatment and other economic incentives in recent years, future government policies may not be as supportive. The PRC central government may reduce or eliminate existing incentive programs for economic, political, financial or other reasons. In addition, the provincial or local governments may delay the implementation or fail to fully implement central government regulations, policies or initiatives. Until the solar energy industry becomes commercially profitable without subsidies, a significant reduction in the scope or the discontinuation of government incentive programs in the PRC or other jurisdictions could materially and adversely affect market demand for our products and negatively impact our revenue and profitability.

Besides the PRC, various foreign governments have used policy initiatives to encourage or accelerate the development and adoption of solar power and other renewable energy sources, including certain countries in Europe, notably Italy, Germany, France, Belgium and Spain; certain countries in Asia, including Japan, India and South Korea; countries in North America, such as the United States and Canada; as well as Australia. Examples of government-sponsored financial incentives to promote solar power include capital cost rebates, FIT, tax credits, net metering and other incentives to end-users, distributors, project developers, system integrators and manufacturers of solar power products.

Governments may reduce or eliminate existing incentive programs for political, financial or other reasons, which will be difficult for us to predict. Reductions in FIT programs may result in a significant fall in the price of and demand for solar power and solar power products. For example, subsidies have been reduced or eliminated in some countries such as China, Germany, Italy, Spain and Canada. In May 2018, the National Development and Reform Commission of China (the “NDRC”), the Ministry of Finance and the National Energy Administration in China (the “NEA”) issued a joint notice temporarily halting subsidies for utility-scale solar projects, slashing the quota on distributed solar projects which are eligible for subsidies in 2018 and greatly reducing FIT. The German market represents a major portion of the European solar market for ground-mounted systems and a stable residential and commercial rooftop market. The first subsidy-free grid parity projects of the industry were connected to the grid in 2020, which act as a driver for the additional market growth. Starting from 2011, major export markets for solar power and solar power products such as Japan, Germany, Italy, Spain and the United Kingdom continued to reduce their FIT as well as other incentive measures. For example, from 2012 to 2020, the Japanese government cut down its FIT from JPY40 to JPY21 for projects below 10 KW and from JPY42 to JPY13 for projects above 10 KW.

In 2019, we generated 82.5% of our total revenue from overseas markets, and North America, Asia Pacific (except China which includes Hong Kong and Taiwan) and Europe represented 25.4%, 24.6% and 17.5% of our total revenue, respectively. In the nine months ended September 30, 2020, we generated 81.9% of our total revenue from overseas markets, and North America, Asia Pacific (except China which includes Hong Kong and Taiwan) and Europe represented 31.4%, 22.4% and 14.4% of our total revenue, respectively. As a result, any significant reduction in the scope or discontinuation of government incentive programs in the overseas markets, especially where our major customers are located, could cause demand for our products and our revenue to decline and have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, the announcement of a significant reduction in incentives in any major market may have an adverse effect on the trading price of our ADSs.

We are exposed to significant guarantee liabilities and if the debtors default, our financial position would be materially and adversely affected.

In connection with our disposal of JinkoPower—a downstream business—in 2016, we entered into a master service agreement with JinkoPower, where we agreed to provide a guarantee for JinkoPower’s financing obligations under certain of its loan agreements entered into within a three-year period from October 2016, amounted to RMB2.33 billion (US$342.7 million) as of September 30, 2020. In addition, we have provided guarantees to certain of our related parties. As of September 30, 2020, we had liabilities associated with guarantees to related parties of RMB60.8 million (US$9.0 million). In the event that JinkoPower or the relevant related parties (as the case may be) fail to perform their respective obligations or otherwise default under the relevant loan agreements or other contracts, we will become liable for their respective obligations under those loan agreements or other contracts, which could materially and adversely affect our financial condition.

We require a significant amount of cash to fund our operations and future business developments. If we cannot obtain additional funding on terms satisfactory to us when we need it, our growth prospects and future profitability may be materially and adversely affected.

We require a significant amount of cash to fund our operations, including payments to suppliers for our polysilicon feedstock. We may also require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue, as well as our research and development activities in order to remain competitive.

Our working capital was RMB1.24 billion (US$182.4 million) as of September 30, 2020. Our management believes that our current cash position, the cash expected to be generated from operations, and funds available from borrowings under our credit facilities will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months.

Our ability to obtain external financing is subject to a number of uncertainties, including:

•	our future financial condition, results of operations and cash flow;

•	the general condition of the global equity and debt capital markets;

•	regulatory and government support, such as subsidies, tax credits and other incentives;

•	the continued confidence of banks and other financial institutions in our company and the solar power industry;

•	economic, political and other conditions in the PRC and elsewhere; and

•	our ability to comply with any financial covenants under the debt financing.

Any additional equity financing may be dilutive to our shareholders and any debt financing may require restrictive covenants. Additional funds may not be available on terms commercially acceptable to us. Failure to manage discretionary spending and raise additional capital or debt financing as required may adversely impact our ability to achieve our intended business objectives. See “—Our substantial indebtedness could adversely affect our business, financial condition and results of operations.”

Uncertainty about the future of LIBOR and certain other interest “benchmarks” may adversely affect our business.

LIBOR, the London Interbank Offered Rate, is widely used as a reference for setting interest rates on loans globally. LIBOR and certain other interest “benchmarks” may be subject to regulatory guidance and/or reform that could cause interest rates under our current or future debt agreements to perform differently than in the past or cause other unanticipated consequences. We have used LIBOR as a reference rate on our US$187.24 million credit facilities. Combined we had borrowings of US$118.75 million outstanding on these facilities as of September 30, 2020.

On July 27, 2017, the United Kingdom Financial Conduct Authority (“FCA”), which regulates the LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. In June 2019, the FCA asked banks and markets to stop using the LIBOR as a basis for pricing contracts. These announcements indicate that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of LIBOR-based securities and variable rate loans or other financial arrangements, given LIBOR’s role in determining market interest rates globally. On March 25, 2020, the FCA stated that although the central assumption that firms cannot rely on LIBOR being published after the end of 2021 has not changed, the outbreak of COVID-19 has impacted the timing of many firms’ transition planning, and the FCA will continue to assess the impact of the COVID-19 pandemic on transition timelines and update the marketplace as soon as possible. It is unclear if after 2021 LIBOR will cease to exist or if new methods calculating LIBOR will be established such that it continues to exist after 2021.

Moreover, on July 12, 2019, the Staff of the SEC’s Division of Corporate Finance, Division of Investment Management, Division of Trading and Markets, and Office of the Chief Accountant issued a statement about the potentially significant effects on financial markets and market participants when LIBOR is discontinued in 2021 and no longer available as a reference benchmark rate. The Staff encouraged all market participants to identify contracts that reference LIBOR and begin transitions to alternative rates. On December 30, 2019, the SEC’s Chairman, Division of Corporate Finance and Office of the Chief Accountant issued a statement to encourage audit committees in particular to understand management’s plans to identify and address the risks associated with the elimination of LIBOR, and, specifically, the impact on accounting and financial reporting and any related issues associated with financial products and contracts that reference LIBOR, as the risks associated with the discontinuation of LIBOR and transition to an alternative reference rate will be exacerbated if the work is not completed in a timely manner.

Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect LIBOR rates and other interest rates. In the event that a published LIBOR rate is unavailable after 2021, the value of such securities, loans or other financial arrangements may be adversely affected, and, to the extent that we are the issuer of or obligor under any such instruments or arrangements, our cost thereunder may increase. Currently, the manner and impact of this transition and related developments, as well as the effect of these developments on our funding costs, investment and trading securities portfolios and business, is uncertain, which may adversely affect our business, prospects, liquidity, capital resources, financial performance or financial condition.

The oversupply of solar cells and modules in the solar industry may cause substantial downward pressure on the prices of our products and reduce our revenue and earnings.

In 2011, the solar industry experienced oversupply across the value chain, and by the end of the year, solar module, cell and wafer pricing all decreased. Demand for solar products remained soft in 2012 and at the end of 2012, solar module, cell and wafer pricing had all further decreased. Although the global economy has improved since 2013, demand for solar modules in Europe fell significantly in 2013. As a result, many solar power producers that typically purchase solar power products from manufacturers like us were unable or unwilling to expand their operations.

Our average module selling price decreased in 2018, 2019 and the nine months ended September 30, 2020 compared to the respective prior periods. Continued increases in solar module production in excess of market demand may result in further downward pressure on the price of solar cells and modules, including our products. Increasing competition could also result in us losing sales or market share. If we are unable, on an ongoing basis, to procure silicon, solar wafers and solar cells at reasonable prices, or mark up the price of our solar modules to cover our manufacturing and operating costs, our revenue and gross margin will be adversely impacted, either due to higher costs compared to our competitors or due to inventory write-downs, or both. In addition, our market share may decline if our competitors are able to price their products more competitively.

We face risks associated with the manufacturing, marketing, distribution and sale of our products internationally and the construction and operation of our overseas manufacturing facilities, and if we are unable to effectively manage these risks, our ability to expand our business abroad may be restricted.

In 2017, 2018, 2019 and the nine months ended September 30, 2020, we generated 62.8%, 73.6%, 82.5% and 81.9%, respectively, of our total revenue from sales outside China. We also have manufacturing facilities in the United States and Malaysia. In January 2018, we entered into a master solar module supply agreement (the “Master Agreement”) with NextEra Energy, Inc., or NextEra. Under the Master Agreement, as amended in March 2018, we will supply NextEra up to 2,750 MW of high-efficiency solar modules over four years. In conjunction with the Master Agreement, we established our first U.S. factory in Jacksonville, Florida, which commenced production in the third quarter of 2018 and reached full production capacity of 400 MW in the first half of 2019. We plan to continue to increase manufacturing and sales outside China and expand our customer base overseas.

The manufacturing, marketing, distribution and sale of our products internationally, as well as the construction and operation of our manufacturing facilities outside of China may expose us to a number of risks, including those associated with:

•	fluctuations in currency exchange rates;

•	costs associated with understanding local markets and trends;

•	costs associated with establishment of overseas manufacturing facilities;

•	marketing and distribution costs;

•	customer services and support costs;

•	risk management and internal control structures for our overseas operations;

•	compliance with the different commercial, operational, environmental and legal requirements;

•	obtaining or maintaining certifications for production, marketing, distribution and sales of our products or, if applicable, services;

•	maintaining our reputation as an environmentally friendly enterprise for our products or services;

•	obtaining, maintaining or enforcing intellectual property rights;

•	changes in prevailing economic conditions and regulatory requirements;

•	transportation and freight costs;

•	employing and retaining manufacturing, technology, sales and other personnel who are knowledgeable about, and can function effectively in, overseas markets;

•	trade barriers such as trade remedies, which could increase the prices of the raw materials for our solar products, and export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries;

•	challenges due to our unfamiliarity with local laws, regulation and policies, our absence of significant operating experience in local market, increased cost associated with establishment of overseas operations and maintaining a multinational organizational structure; and

•	other various risks that are beyond our control.

Our manufacturing capacity outside China requires us to comply with different laws and regulations, including national and local regulations relating to production, environmental protection, employment and the other related matters. Due to our limited experience in doing business in the overseas markets, we are unfamiliar with local laws, regulation and policies. Our failure to obtain the required approvals, permits, licenses, filings or to comply with the conditions associated therewith could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal penalties, which could have a material adverse effect on our business, financial condition and results of operations.

For example, in September 2020, the Uyghur Forced Labor Prevention Act (the “UFLP Act”) was passed by the U.S. House of Representatives. If the UFLP Act is enacted into law, goods manufactured wholly or in part in Xinjiang, China will not be allowed to enter the United States unless the U.S. Customs and Border Protection determines that the goods are not manufactured by forced labor and reports such a determination to U.S. Congress and to the public. We monitor our manufacturing facilities to ensure no forced labor is used. Our direct sales to the U.S. market accounted for 25.4% and 31.4% of our total revenues in 2019 and the ninth months ended September 30, 2020, respectively. Currently part of our products sold to the U.S. may have used polysilicon and ingots manufactured in Xinjiang. If the UFLP Act is enacted, given the difficulty in proving no use of forced labor throughout the supply chain, we may have to reconfigure our supply chain to provide our U.S. clients with products (including their components) manufactured outside Xinjiang. Any such maneuver could result in significantly higher manufacturing and other costs to us, delay our product supply to the U.S. market, and reduce demand for our products.

As we enter into new markets in different jurisdictions, we will face different business environments and industry conditions, and we may spend substantial resources familiarizing ourselves with the new environment and conditions. To the extent that our business operations are affected by unexpected and adverse economic, regulatory, social and political conditions in the jurisdictions in which we have operations, we may experience project disruptions, loss of assets and personnel, and other indirect losses that could adversely affect our business, financial condition and results of operations. For instance, our manufacturing facility in the United States may expose us to various risks, including, among others, failure to obtain the required approvals, permits or licenses, or to comply with the conditions associated therewith, failure to procure economic incentives or financing on satisfactory terms, and failure to procure construction materials, production equipment and qualified personnel for the manufacturing facility in a timely and cost-effective manner. Any of these events may increase the related costs, or impair our ability to run our operations in the future on a cost effective basis, which could in turn have a material adverse effect on our business and results of operations.

We are subject to anti-dumping and countervailing duties imposed by the U.S. government. We are also subject to safeguard investigation and other foreign trade investigations initiated by the U.S. government and anti-dumping investigation and safeguard investigations initiated by governments in our other markets.

Our direct sales to the U.S. market accounted for 15.3%, 10.9%, 25.4% and 31.4% of our total revenue in 2017, 2018, 2019 and the nine months ended September 30, 2020, respectively. In 2011, SolarWorld Industries America Inc., a solar panel manufacturing company in the United States, filed anti-dumping and countervailing duty petitions with the United States Department of Commerce (the “U.S. Department of Commerce”) and United States International Trade Commission (the “U.S. International Trade Commission”) against the Chinese solar industry, accusing Chinese producers of crystalline silicon photovoltaic (“CSPV”) cells, whether or not assembled into modules, of selling their products (i.e., CSPV cells or modules incorporating these cells) in the United States at less than fair value, and of receiving financial assistance from the Chinese governments that benefited the production, manufacture, or exportation of such products. JinkoSolar was on the list of the solar companies subject to such investigations by the U.S. Department of Commerce. On November 9, 2011, the U.S. Department of Commerce announced that it launched the anti-dumping duty and countervailing duty investigation into the accusations. On December 7, 2012, the U.S. Department of Commerce issued the anti-dumping duty order and countervailing duty order. As a result, cash deposits were required to pay on import into the United States of the CSPV cells, whether or not assembled into modules from China. The announced cash deposit rates applicable to us were 13.94% (for anti-dumping) and 15.24% (for countervailing). The actual anti-dumping duty and countervailing duty rates at which entries of covered merchandise are finally assessed may differ from the announced deposit rates because they are subject to the subsequent administrative reviews by U.S. Department of Commerce.

In January 2014, the U.S. Department of Commerce initiated the first administrative review of the anti-dumping duty order and countervailing duty order with respect to CSPV cells, whether or not assembled into modules, from China. In July 2015, the U.S. Department of Commerce issued the final results of this first administrative review,according to which the anti-dumping and countervailing rates applicable to us were 9.67% and 20.94%, respectively. Such rates apply as the final rates on the import into the United States of the CSPV cells, whether or not assembled into modules from China, from May 25, 2012 to November 30, 2013 for dumping, and from March 26, 2012 to December 31, 2012 for countervailing, respectively. Such rates were the cash deposit rates applicable to us from July 14, 2015. In February 2015 and February 2016, the U.S. Department of Commerce initiated the second administrative and the third administrative review of the anti-dumping duty order and countervailing duty order with respect to CSPV cells, whether or not assembled into modules, from China, respectively. The U.S. Department of Commerce issued the final results of the second administrative review in June and July of 2016 and the final results of the third administrative review in July 2017. As we were not included in the second and the third administrative review, the rates applicable to us remained at 9.67% (for anti-dumping) and 20.94% (for countervailing) after this review. In February 2017, the U.S. Department of Commerce initiated the fourth administrative review of the anti-dumping duty order and countervailing duty order with respect to CSPV cells, whether or not assembled into modules, from China. In July 2018, the U.S. Department of Commerce published the final results of the fourth administrative review. As we were not included in this anti-dumping administrative review, the anti-dumping deposit rates applicable to us remained at 9.67%. The countervailing deposit rates applicable to us were 13.20% after this review. On October 30, 2018, the U.S. Department of Commerce amended the final results of the fourth countervailing administrative review. As a result, the countervailing deposit rates applicable to us were 10.64% after this amendment. On October 29, 2020, the U.S. Department of Commerce amended the final results of the fourth countervailing administrative review pursuant to the final judgement of the United States Court of International Trade; the final subsidy rate applicable to us for the entries made during the period from January 1, 2015 through December 31, 2015 was changed to 4.22%. In November 2017, the U.S. Department of Commerce and the U.S. International Trade Commission initiated five-year reviews to determine whether revocation of the anti-dumping and countervailing duty orders with respect to CSPV cells, whether or not assembled into modules from China, would likely lead to continuation or recurrence of material injury. In March 2018, the U.S. Department of Commerce determined that revocation of the countervailing order would likely lead to continuation or recurrence of a net countervailable subsidy. In March 2019, the U.S. International Trade Commission determined that revocation of the countervailing order would likely lead to the continuation or recurrence of countervailable subsidies. In February 2018, the U.S. Department of Commerce initiated the fifth administrative review of the anti-dumping duty order and countervailing duty order with respect to CSPV cells, whether or not assembled into modules, from China. In July and August 2019, the U.S. Department of Commerce issued the final results of the fifth administrative review, according to which the anti-dumping and countervailing deposit rates applicable to us were 4.06% and 12.76%, respectively. In December 2019, the U.S. Department of Commerce amended the final results of the fifth countervailing administrative review. As a result, the countervailing deposit rate applicable to us was 12.7% after this amendment. In March 2019, the U.S. Department of Commerce initiated the sixth administrative review of the anti-dumping duty order and countervailing duty order with respect to CSPV cells, whether or not assembled into modules, from China. In October 2020, the U.S. Department of Commerce issued the final result of the sixth anti-dumping administrative review, according to which the anti-dumping deposit rate applicable to us was 68.93%. In December 2020, the U.S. Department of Commerce amended the final result of the sixth anti-dumping administrative review, according to which the anti-dumping deposit rate applicable to us was 95.5% after such amendment. In December 2020, the U.S. Department of Commerce issued the final result of the sixth countervailing administrative review, according to which the countervailing deposit rate applicable to us was 12.67%. In February 2020, the U.S. Department of Commerce initiated the seventh administrative review of the anti-dumping duty order and countervailing duty order with respect to CSPV cells, whether or not assembled into modules, from China. The seventh administrative review is pending as of the date of this prospectus supplement, and therefore, the final anti-dumping and countervailing rates applicable to us are subject to change.

In 2013, SolarWorld Industries America Inc. filed a separate petition with the U.S. Department of Commerce and the U.S. International Trade Commission resulting in the institution of new anti-dumping and countervailing duty investigations against import of certain CSPV products from China. The petitions accused Chinese producers of such certain CSPV modules of dumping their products in the United States and receiving countervailable subsidies from the Chinese government. This action excluded from its scope the CSPV cells, whether or not assembled into modules, from China. In February 2015, following the affirmative injury determination made by U.S. International Trade Commission, the U.S. Department of Commerce issued the anti-dumping duty order and countervailing duty order. As a result, the final cash deposits were required to pay on import into the United States of the CSPV modules assembled in China consisting of CSPV cells produced in a customs territory other than China. The announced cash deposit rates applicable to us were 65.36% (for anti-dumping) and 38.43% (for countervailing). The actual anti-dumping duty and countervailing duty rates at which entries of covered merchandise are finally assessed may differ from the announced deposit rates because they are subject to the administrative reviews by the U.S. Department of Commerce. In April 2016 and April 2017, the U.S. Department of Commerce initiated the first and the second administrative reviews of the anti-dumping duty order and countervailing duty order with respect to CSPV modules assembled in China consisting of CSPV cells produced in a customs territory other than China, respectively. In July and September 2017, the U.S. Department of Commerce issued the final results of this first administrative review. The second administrative reviews of the anti-dumping duty order and countervailing duty order were rescinded by the U.S. Department of Commerce in August 2017 and November 2017, respectively. In May 2019, the U.S. Department of Commerce initiated the third administrative reviews of the anti-dumping duty order and countervailing duty order with respect to CSPV modules assembled in China consisting of CSPV cells produced in a customs territory other than China. The final results of the third administrative reviews are still pending as of the date of our 2019 annual report. We were not included in this third administrative reviews, therefore, the cash deposit rates applicable to us remained at 65.36% (for anti-dumping) and 38.43% (for countervailing). In January 2020, the U.S. Department of Commerce and the U.S. International Trade Commission initiated five-year reviews to determine whether revocation of the anti-dumping and countervailing duty orders with respect to CSPV modules assembled in China, consisting of CSPV cells produced in a customs territory other than China, would likely lead to continuation or recurrence of material injury. In May 2020, the U.S. Department of Commerce determined that revocation of the antidumping and countervailing orders would likely lead to a continuation or recurrence of dumping and countervailable subsidies. In September 2020, the U.S. International Trade Commission determined that revocation of the countervailing and antidumping duty orders would likely lead to continuation or recurrence of material injury to an industry in the United States within a reasonably foreseeable time.

In May 2017, U.S. International Trade Commission initiated global safeguard investigation to determine whether CSPV cells (whether or not partially or fully assembled into other products) were being imported into the United States in such increased quantities as to be a substantial cause of serious injury, or the threat thereof, to the domestic industry producing an article like or directly competitive with the imported articles (“Section 201 Investigation”). The Section 201 Investigation was not country specific. They involved imports of the products under investigation from all sources, including China. In September 2017, the U.S. International Trade Commission voted affirmatively in respect of whether imports of CSPV cells (whether or not partially or fully assembled into other products) were causing serious injury to domestic producers of CSPV products. On January 22, 2018, the U.S. President made the final decision to provide a remedy to the U.S. industry, and the CSPV cells/modules concerned were subject to the safeguard measures established in the U.S. President’s final result, which included that the CSPV cells and modules imported would be subject to additional duties of 30%, 25%, 20% and 15% from the first year to the fourth year, respectively, except for the first 2.5 GW of all imported CSPV cells concerned in each of those four years, which are excluded from the additional tariff. On October 10, 2020, the U.S. President issued a proclamation and determined that the section 201 duty of the fourth year beginning in February 2021 will be 18%, instead of 15%. It is believed that the costs of solar power projects in the United States may increase and the demand for solar PV products in the United States may be adversely impacted due to the decision of the White House under the Section 201 Investigation. Although we opened our manufacturing facility in the United States, and the products manufactured in such facility will not be subject to tariffs, we will still be subject to tariffs if we ship our products from our manufacturing facilities overseas into the United States. Our imports of solar cells and modules into the United States were subject to the duties imposed by Section 201 Investigation starting from February 2018. Accordingly, our business and profitability of these products may be materially and adversely impacted by the decision of the White House under the Section 201 Investigation.

In August 2017, the United States Trade Representative initiated an investigation pursuant to the Trade Act of 1974, as amended (the “Trade Act”), to determine whether acts, policies, and practices of the Government of China related to technology transfer, intellectual property, and innovation were actionable under the Trade Act (“Section 301 Investigation”). The findings from the United States Trade Representative with the assistance of the interagency Section 301 committee showed that the acts, policies, and practices of the Chinese government related to technology transfer, intellectual property and innovation were unreasonable or discriminatory and burdened or restricted the U.S. commerce. On March 22, 2018, the U.S. President directed his administration to take a range of actions responding to China’s acts, policies, and practices involving the unfair and harmful acquisition of U.S. technology. These actions included imposing an additional duty of 25% on products from China in aerospace, information and communication technology, and machinery. On April 3, 2018, the United States Trade Representative proposed a list of products from China which would be subject to the additional duty. In June and July 2018, the United States Trade Representative proposed three lists of products of from China which were worth approximately US$250 billion (US$34 billion for List 1, US$16 billion for List 2 and US$200 billion for List 3), among which, products on List 1 and List 2 would be imposed a 25% additional duty and products on List 3 would be imposed a 10% additional duty. Certain of our production equipment and raw materials exported from China to be used in our new manufacturing facility in the United States and our solar PV products exported from China were covered by these three lists. In July, August and September 2018, the United States Trade Representative published that the Customs and Border Protection would begin to collect additional duties on the products exported from China on List 1 on July 6, 2018, those on List 2 on August 23, 2018 and those on List 3 on September 24, 2018, respectively. On March 5, 2019, the United States Trade Representative determined that the rates of additional duty for the products on List 3 would remained at 10% until further notice. On May 9, 2019, the United States Trade Representative determined to increase the rates of additional duty for the products on List 3 from 10% to 25% with an effective date on May 10, 2019. In August 2019, the United States Trade Representative determined to impose an additional 10% duty on the fourth list of products of Chinese origin with an annual aggregate trade value of approximately US$300 billion (“List 4”). Certain of our production equipment and raw materials of Chinese origin to be used in our new manufacturing facility in the United States were covered by List 4. The tariff subheadings under List 4 were separated into two lists with different effective dates: the list set forth in annex A of the notice issued by the United States Trade Representative became effective on September 1, 2019; and the list set forth in annex C of the notice became effective on December 15, 2019. On August 30, 2019, the United States Trade Representative determined to increase the rate of additional duty for the products covered by List 4 from 10% to 15%. On December 18, 2019, the United States Trade Representative determined to suspend indefinitely the imposition of additional 15% duty on products covered by annex C of List 4. On January 15, 2020, the United States Trade Representative determined to reduce the rate of the additional duty on products covered by annex A of List 4 from 15% to 7.5%, which became effective on February 14, 2020. The lists of products, which the United States Trade Representative may further revise, may affect the solar industry and the operation of our new manufacturing facility in the United States.

Our direct sales to the European market accounted for 7.9%, 7.9%, 17.5% and 14.4% of our total revenue in 2017, 2018, 2019 and the nine months ended September 30, 2020, respectively. On June 6, 2013, the European Union imposed provisional anti-dumping duty on the solar panels originating in or consigned from China, including JinkoSolar’s products, at the starting rate of 11.8% until August 5, 2013, and followed by an increased rate averaging 47.6%.

On July 27, 2013, the European Union and Chinese trade negotiators announced that a price undertaking had been reached pursuant to which Chinese manufacturers, including JinkoSolar, would limit their exports of solar panels to the European Union and for no less than a minimum price, in exchange for the European Union agreeing to forgo the imposition of anti-dumping duties on these solar panels from China. The offer was approved by the European Commission on August 2, 2013. The China Chamber of Commerce for Import and Export of Machinery and Electronic Products (the “CCCME”), was responsible for allocating the quota among Chinese export producers, and JinkoSolar had been allocated a portion of the quota. Solar panels imported exceeding the annual quota will be subject to anti-dumping duties. On December 5, 2013, the European Council announced its final decision imposing definitive anti-dumping and anti-subsidy duties on imports of CSPV cells and modules originating in or consigned from China. An average duty of 47.7%, consisting of the anti-dumping and anti-subsidy duties, was applied for a period of two years beginning on December 6, 2013 to Chinese solar panel exporters who cooperated with the European Commission’s investigations. On the same day, the European Commission announced its decision to confirm the acceptance of the price undertaking offered by Chinese export producers, including JinkoSolar, with CCCME in connection with the anti-dumping proceeding and to extend the price undertaking to the anti-subsidy proceeding, which would exempt them from both anti-dumping and anti-subsidy duties. Since November 17, 2016, we have officially withdrawn from the European Union price undertaking agreement.

In May 2015, the European Commission initiated an investigation concerning the possible circumvention of anti-dumping measures and countervailing measures imposed on imports of CSPV modules and key components (i.e. cells) originating in or consigned from China by imports of CSPV modules and key components (i.e. cells) consigned from Malaysia and Taiwan, whether declared as originating in Malaysia and Taiwan or not (“Anti-circumvention Investigations”). In February 2016, the European Commission made definitive result of this Anti-circumvention Investigations. According to the definitive results, the 53.4% of the anti-dumping duty and 11.5% of the countervailing duty were applicable to the imports of CSPV modules and key components (i.e. cells) originating in or consigned from the People’s Republic of China, was extended to imports of CSPV modules and key components (i.e. cells) consigned from Malaysia and Taiwan whether declared as originating in Malaysia and in Taiwan or not.

In December 2015, the European Commission initiated expiry reviews of the existing countervailing measures and anti-dumping measures applicable to imports of CSPV modules and key components (i.e. cells) originating in or consigned from the People’s Republic of China. Such expiry reviews would determine whether the existing countervailing measures and anti-dumping measures would expire or continue to apply. In March 2017, the European Commission made final determination to continue the existing countervailing measures and anti-dumping measures for another 18 months.

In March 2017, the European Commission initiated a partial interim review of the anti-dumping and countervailing measures applicable to imports of CSPV modules and key components (i.e. cells) originating in or consigned from China. Such partial interim review examined whether the then existing anti-dumping and countervailing measures, including European Union price undertaking agreement, can still be considered as an appropriate form for the measures. In September 2017, the European Commission determined that the price undertaking would be replaced with a new variable duty minimum import price and a new measure to the Chinese companies that withdrew voluntarily from price undertaking without any non-compliance issues, including certain Chinese affiliates of us.

In October 2016, Jinko Solar Technology Sdn.Bhd, our manufacturing facility in Malaysia, lodged a request to European Commission for an exemption from the anti-dumping and countervailing measures extended to imports of CSPV modules and key components, including solar cells, consigned from Malaysia and Taiwan, despite the declaration of their originations. In November 2017, the European Commission concluded that Jinko Solar Technology Sdn.Bhd fulfilled the criteria laid down in the basic anti-dumping Regulation and basic anti-subsidy Regulation and would be exempted from such extended measures.

The European Union is one of the most important markets for solar products. Anti-dumping, countervailing duties or both imposed on imports of our products into the European Union could materially adversely affect our affiliated European Union import operations, increase our cost of selling into the European Union, and adversely affect our sales in European Union.

In September 2018, the European Commission decided not to extend trade defense measures on solar panels from China. The European Union anti-dumping and anti-subsidy measures applicable to imports of CSPV modules and key components (i.e. cells) originating in or consigned from China expired on September 3, 2018.

In December 2014, Canada initiated the anti-dumping and countervailing investigations on imports of CSPV modules from China. In June 2015, the Canada Border Services Agency (“CBSA”) found that the CSPV modules under investigation had been dumped and subsidized. In July 2015, the Canadian International Trade Tribunal found that the dumping and subsidizing of the above-mentioned goods had not caused injury, but were threatening to cause injury to the domestic industry. As a result, import into Canada of our CSPV modules under investigation from China was subject to the anti-dumping and countervailing duties. The countervailing duty rate (RMB per Watt) applicable to Jiangxi Jinko and Zhejiang Jinko are 0.028 and 0.046, respectively. For anti-dumping duties, CBSA had set normal value for the imported CSPV modules and the anti-dumping duty would be the difference between the export price and normal value if the export price is lower the normal value. No anti-dumping duties would apply if the export price is equal or more than the normal value.

In May 2014, Australian Anti-dumping Commission initiated anti-dumping investigation against CSPV modules imported from China. In October 2015, the Australian Anti-dumping Commission decided to terminate this investigation and decided no imposition of any anti-dumping duty on imported CSPV modules from China. However, in January 2016, the Australian Anti-dumping Commission resumed this investigation.

In October 2016, Australian Anti-dumping Commission made final determination to uphold its original results, i.e. to terminate the investigation and decided no imposition of any anti-dumping duty on imported CSPV modules from China.

In July 2016, Turkish Ministry of Economy initiated anti-dumping investigation against photovoltaic panels and modules classified in Turkish Customs Tariff Code 8541.40.90.00.14, from China. In July 2017, Turkish Ministry of Economy made the final affirmative result of this investigation, pursuant to which import into Turkey of our CSPV panels and modules under investigation from China would be subject to the anti-dumping duty. The anti-dumping duty applicable to us was US$20 per m2.

In July 2017, the Department of Commerce of India initiated anti-dumping investigation concerning imports of solar cells whether or not assembled partially or fully in modules or panels or on glass or some other suitable substrates originating in or exported from mainland China, Taiwan and Malaysia. Such investigation was terminated in March 2018 by the Department of Commerce of India as requested by Indian Solar Manufacturers Association, representing applicants of the domestic industry.

In December 2017, the Directorate General of Safeguards of India initiated a safeguard investigations concerning imports of “solar cells whether or not assembled in modules or panels” (“PUC”) into India to protect the domestic producers of like and directly competitive articles (to the solar cells whether or not assembled in modules or panels) from serious injury/threat of serious injury caused by such increased imports (the “India Safeguard Investigations”). The India Safeguard Investigations were not country specific and involved imports for the products under investigation from all sources, including China. In January 2018, the Directorate General of Safeguards Customs and Central Excise recommended a provisional safeguard duty to be imposed at the rate of 70% ad valorem on the imports of PUC falling under Customs Tariff Item 85414011 of the Customs Tariff Act, 1975 from all countries, including PRC and Malaysia, except some developing countries. In May 2018, Indian central government overruled the Directorate General of Safeguards Customs and Central Excise’s recommendation of provisional safeguard duty at the rate of 70% ad valorem on the imports of PUC. On July 16, 2018, Directorate General of Trade Remedies published the final findings of Safeguard Investigations and recommended to impose the safeguard duty for a period of two years. As of July 30, 2018, Ministry of Finance of India issued a Notification No. 01/2018-Customs (SG) to impose safeguard duty at the following rate effective from July 30, 2018:

•	25% ad valorem minus anti-dumping duty payable, if any, when imported during the period from July 30, 2018 to July 29, 2019 (both days inclusive);

•	20% ad valorem minus anti-dumping duty payable, if any, when imported during the period from July 30, 2019 to January 29, 2020 (both days inclusive); and

•	15% ad valorem minus anti-dumping duty payable, if any, when imported during the period from January 30, 2020 to July 29, 2020 (both days inclusive).

Nothing contained in this notification shall apply to imports of PUC from countries notified as developing countries vide notification no.19/2016-custom (NT) dated February 5, 2016 except PRC and Malaysia.

In March 2020, the Directorate General of Trade Remedies of India initiated a review examining the need for continued imposition of safeguards duty on imports of solar cells whether or not assembled in modules or panels into India. On July 18, 2020, the Directorate General of Trade Remedies of India issued the final findings of review investigation for continued imposition of safeguards duty and recommended extension of safeguards duty for a period of another one year. On July 29, 2020, Ministry of Finance of India issued a Notification No.02/2020-Customs (SG) to impose safeguard duty at the following rate effective from July 30, 2020:

•	14.9% ad valorem minus anti-dumping duty payable, if any, when imported during the period from July 30, 2020 to January 29, 2021 (both days inclusive); and

•	14.5% ad valorem minus anti-dumping duty payable, if any, when imported during the period from January 30, 2021 to July 29, 2021 (both days inclusive).

Nothing contained in this notification shall apply to imports of PUC from countries notified as developing countries vide notification No. 19/2016-Customs (N.T.) dated the February 5, 2016, except the PRC, Thailand and Vietnam.

Imposition of anti-dumping and countervailing orders in one or more markets may result in additional costs to us, our customers or both, which could materially adversely affect our business, financial condition, results of operations and future prospects.

Volatility in the prices of silicon raw materials makes our procurement planning challenging and could have a material adverse effect on our results of operations and financial condition.

The prices of polysilicon, the essential raw material for solar cell and module products and silicon wafers have been subject to significant volatility. Historically, increases in the price of polysilicon had increased our production costs. Since the first half of 2010, as a result of the growth of newly available polysilicon manufacturing capacity worldwide, there has been an increased supply of polysilicon, which has driven down its price and the price of its downstream products. Since the second half of 2011, the prices of polysilicon and silicon wafers further fell significantly. From 2011 to 2012, the prices of solar products declined, and prices began to stabilize in the first half of 2013. From 2013 to 2017, the price of polysilicon slightly fluctuated, while the price of polysilicon decreased in 2018 and 2019 and increased in the nine months ended September 30, 2020.

We expect that the prices of virgin polysilicon feedstock may continue to be subject to volatility, making our procurement planning challenging. For example, if we refrain from entering into fixed-price, long-term supply contracts, we may miss the opportunities to secure long-term supplies of virgin polysilicon at favorable prices if the spot market price of virgin polysilicon increases significantly in the future. On the other hand, if we enter into more fixed-price, long-term supply contracts, we may not be able to renegotiate or otherwise adjust the purchase prices under such long-term supply contracts if the spot market price declines. As a result, our cost of silicon raw materials could be higher than that of our competitors who source their supply of silicon raw materials through floating-price arrangements or spot market purchases. To the extent we may not be able to fully pass on higher costs and expenses to our customers, our profit margins, results of operations and financial condition may be materially adversely affected.

We may not be able to obtain sufficient raw materials in a timely manner or on commercially reasonable terms, which could have a material adverse effect on our results of operations and financial condition.

In 2017, 2018, 2019 and the nine months ended September 30, 2020, our five largest suppliers accounted for 72.5%, 56.4%, 55.9% and 77.4%, respectively, of our total silicon purchases by value. In 2017, four of our suppliers individually accounted for more than 10%, and our largest supplier accounted for 23.9% of our total silicon purchases by value. In 2018, three of our suppliers individually accounted for more than 10%, and our largest supplier accounted for 15.5% of our total silicon purchases by value. In 2019, one of our suppliers individually accounted for more than 10%, which accounted for 23.3% of our total silicon purchases by value. In the nine months ended September 30, 2020, five of our suppliers individually accounted for more than 10%, and our largest supplier accounted for 25.6% of our total silicon purchases by value.

Although the global supply of polysilicon has increased significantly, we may experience interruption to our supply of silicon or other raw materials or late delivery in the future for the following reasons, among others:

•	suppliers under our silicon material supply contracts may delay deliveries for a significant period of time without incurring penalties;

•	our virgin polysilicon suppliers may not be able to meet our production needs consistently or on a timely basis;

•	compared with us, some of our competitors who also purchase virgin polysilicon from our suppliers have longer and stronger relationships with and have greater buying power and bargaining leverage over some of our key suppliers; and

•	our supply of silicon or other raw materials is subject to the business risk of our suppliers, some of whom have limited operating history and limited financial resources, and one or more of which could go out of business for reasons beyond our control in the current economic environment.

Our failure to obtain the required amounts of silicon raw materials and other raw materials, such as glass, in a timely manner and on commercially reasonable terms could increase our manufacturing costs and substantially limit our ability to meet our contractual obligations to our customers. Any failure by us to meet such obligations could have a material adverse effect on our reputation, ability to retain customers, market share, business and results of operations and may subject us to claims from our customers and other disputes. Furthermore, our failure to obtain sufficient silicon and other raw materials would result in under-utilization of our production facilities and an increase in our marginal production costs. Any of the above events could have a material adverse effect on our growth, profitability and results of operations.

The loss of, or a significant reduction in orders from, any of our customers could significantly reduce our revenue and harm our results of operations.

In 2017, 2018, 2019 and the nine months ended September 30, 2020, sales to our top five customers represented 21.8%, 20.5%, 23.6% and 21.5% of our total revenue, respectively. In 2017, 2018, 2019 and the nine months ended September 30, 2020, our largest customer accounted for 5.7%, 7.2%, 7.0% and 5.9%, respectively, of our total revenue. Our relationships with some of our key customers for solar modules have been developed over a relatively short period of time and are generally in nascent stages. Our key module customers include NextEra, Consolidated Edison Development, Trung Nam Construction Investment, Concho Bluff, Swinerton Builders. We cannot assure you that we will be able to continue to generate significant revenue from these customers or that we will be able to maintain these customer relationships. In addition, we purchase solar wafers and cells and silicon raw materials through toll manufacturing arrangements that require us to make significant capital commitments to support our estimated production output. In the event our customers cancel their orders, we may not be able to recoup prepayments made to suppliers, which could adversely influence our financial condition and results of operations. The loss of sales to any of these customers could also have a material adverse effect on our business, prospects and results of operations.

We manufacture a majority of our products in several provinces in China, which exposes us to various risks relating to long-distance transportation of our silicon wafers and solar cells in the manufacturing process.

The geographical separation of our manufacturing facilities in China necessitates constant long-distance transportation of substantial volumes of our silicon wafers and solar cells between Jiangxi Province, Zhejiang Province, Xinjiang Uygur Autonomous Region and Sichuan Province. We produce silicon wafers in Jiangxi, Xinjiang and Sichuan, solar cells in Zhejiang, and solar modules in Jiangxi, Zhejiang and Anhui. As a result, we transport a substantial volume of our silicon wafers and solar cells within China.

The constant long-distance transportation of a large volume of our silicon wafers and solar cells may expose us to various risks, including (i) increases in transportation costs, (ii) loss of our silicon wafers or solar cells as a result of any accidents that may occur in the transportation process, (iii) delays in the transportation of our silicon wafers or solar cells as a result of any severe weather conditions, natural disasters or other conditions adversely affecting road traffic, and (iv) disruptions to our production of solar cells and solar modules as a result of delays in the transportation of our silicon wafers and solar cells. Any of these risks could have a material adverse effect on our business and results of operations.

Prepayment arrangements to our suppliers for the procurement of silicon raw materials expose us to the credit risks of such suppliers and may also significantly increase our costs and expenses, which could in turn have a material adverse effect on our financial condition, results of operations and liquidity.

Our supply contracts generally include prepayment obligations for the procurement of silicon raw materials. As of September 30, 2020, we had RMB2.03 billion (US$298.4 million) of advances to our suppliers. We generally do not receive collateral to secure such payments for these contracts, and even if we do, the collateral we received is deeply subordinated and shared with all other customers and other senior lenders of the suppliers.

Our prepayments, secured or unsecured, expose us to the credit risks of our suppliers, and reduce our chances of obtaining the return of such prepayments in the event that our suppliers become insolvent or bankrupt. Moreover, we may have difficulty recovering such prepayments if any of our suppliers fails to fulfill its contractual delivery obligations to us. Accordingly, a default by our suppliers to whom we have made substantial prepayment may have a material adverse effect on our financial condition, results of operations and liquidity. For example, in January 2013, we notified Wuxi Zhongcai Technological Co. Ltd. (“Wuxi Zhongcai”), one of our former polysilicon providers, to terminate our long-term supply agreement, in response to adverse developments in Wuxi Zhongcai’s business. In February 2013, we became involved in two lawsuits with Wuxi Zhongcai over the supply agreement. We provided full provision for the RMB93.2 million of the outstanding balance of prepayments to Wuxi Zhongcai in 2012. We received final judgements from the Supreme People’s Court for the two lawsuits in January and February 2019, respectively, which provided that, among others, Wuxi Zhongcai shall fully return our prepayments and interests accrued thereon. In December 2019, we entered into a settlement agreement for the enforcement of the Supreme People’s Court’s final judgements with Wuxi Zhongcai, Wuxi Zhongcai Group Co., Ltd., the parent company of Wuxi Zhongcai, Wuxi Zhongcai New Materials Co., Ltd. and the legal representative of Wuxi Zhongcai. According to the settlement agreement, Wuxi Zhongcai and Wuxi Zhongcai Group Co., Ltd. will return our prepayments and interests by the end of June 2020 while Wuxi Zhongcai New Materials Co., Ltd. and Wuxi Zhongcai’s legal representative are jointly and severally liable for Wuxi Zhongcai’s obligations under the settlement agreement. As of the date of this prospectus supplement, we have received the full repayment of RMB93.2 million (US$13.7 million) from Wuxi Zhongcai.

Decreases in the price of solar power products, including solar modules, may result in additional provisions for inventory losses.

We typically plan our production and inventory levels based on our forecasts of customer demand, which may be unpredictable and can fluctuate materially. Recent market volatility has made it increasingly difficult for us to accurately forecast future product demand trends. Due to the decrease in the prices of solar power products, including solar modules, which have been our principal products since 2010, we recorded inventory provisions of RMB313.7 million, RMB220.2 million, RMB135.9 million (US$20.0 million) and RMB157.7 million (US$23.2 million) in 2017, 2018, 2019 and the nine months ended September 30, 2020, respectively. If the prices of solar power products continue to decrease, the carrying value of our existing inventory may exceed its market price in future periods, thus requiring us to make additional provisions for inventory valuation, which may have a material adverse effect on our financial position and results of operations.

Shortage or disruption of electricity supply may adversely affect our business.

We consume a significant amount of electricity in our operations. With the rapid development of the PRC economy, demand for electricity has continued to increase. There have been shortages or disruptions in electricity supply in various regions across China, especially during peak seasons, such as the summer, or when there are severe weather conditions. We cannot assure you that there will not be disruptions or shortages in our electricity supply or that there will be sufficient electricity available to us to meet our future requirements. Shortages or disruptions in electricity supply and any increases in electricity costs may significantly disrupt our normal operations, cause us to incur additional costs and adversely affect our profitability.

We face intense competition in solar power product markets. If we fail to adapt to changing market conditions and to compete successfully with existing or new competitors, our business prospects and results of operations would be materially adversely affected.

The markets for solar power products are intensely competitive. We compete with manufacturers of solar power products such as Longi Green Energy Technology Co., Trina Solar Ltd., Canadian Solar Inc. and JA Solar Holdings Co., Ltd., in a continuously evolving market. Certain downstream manufacturers, some of which are also our customers and suppliers, have also built out or expanded their silicon wafer, solar cell, or solar module production operations.

Some of our current and potential competitors have a longer operating history, stronger brand recognition, more established relationships with customers, greater financial and other resources, a larger customer base, better access to raw materials and greater economies of scale than we do. Furthermore, some of our competitors are integrated players in the solar industry that engage in the production of virgin polysilicon. Their business models may give them competitive advantages as these integrated players place less reliance on the upstream suppliers, downstream customers or both.

The solar industry faces competition from other types of renewable and non-renewable power industries.

The solar industry faces competition from other renewable energy companies and non-renewable power industries, including nuclear energy and fossil fuels such as coal, petroleum and natural gas. Technological innovations in these other forms of energy may reduce their costs or increase their safety. Large-scale new deposits of fossil fuel may be discovered, which could reduce their costs. Local governments may decide to strengthen their support for other renewable energy sources, such as wind, hydro, biomass, geothermal and ocean power, and reduce their support for the solar industry. The inability to compete successfully against producers of other forms of power would reduce our market share and negatively affect our results of operations.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could reduce our market share and cause our revenue and net income to decline.

The solar power industry is characterized by evolving technologies and standards. These technological evolutions and developments place increasing demands on the improvement of our products, such as solar cells with higher conversion efficiency and larger and thinner silicon wafers and solar cells. Other companies may develop production technologies that enable them to produce silicon wafers, solar cells and solar modules with higher conversion efficiencies at a lower cost than our products. Some of our competitors are developing alternative and competing solar technologies that may require significantly less silicon than crystalline silicon wafers and solar cells, or no silicon at all. Technologies developed or adopted by others may prove more advantageous than ours for commercialization of solar power products and may render our products obsolete. As a result, we may need to invest significant resources in research and development to maintain our market position, keep pace with technological advances in the solar power industry, and effectively compete in the future. Our failure to further refine and enhance our products and processes or to keep pace with evolving technologies and industry standards could cause our products to become uncompetitive or obsolete, which could materially adversely reduce our market share and affect our results of operations.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by government regulations and policies concerning the electric utility industry, as well as by policies adopted by electric utility companies. These regulations and policies often relate to electricity pricing and technical interconnection requirements for customer-owned electricity generation. In a number of countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the demand for our products. For example, without a regulatory mandated exception for solar power systems, utility customers may be charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost of and reduce the demand for solar power, thereby harming our business, prospects, results of operations and financial condition.

In addition, we anticipate that solar power products and their installation will be subject to oversight and regulation in accordance with national and local regulations relating to building codes, safety, environmental protection, utility interconnection, and metering and related matters. Any new government regulations or utility policies pertaining to solar power products may result in significant additional expenses to the users of solar power products and, as a result, could eventually cause a significant reduction in demand for our products.

We may face termination and late charges and risks relating to the termination and amendment of certain equipment purchases contracts. Our reliance on equipment and spare parts suppliers may also expose us to potential risks.

We transact with a limited number of equipment suppliers for all our principal manufacturing equipment and spare parts, including our silicon ingot furnaces, squaring machines, wire saws, diffusion furnaces, firing furnaces and screen print machine. We may rely on certain major suppliers to provide a substantial portion of the principal manufacturing equipment and spare parts as part of our expansion plan in the future. If we fail to develop or maintain our relationships with these and other equipment suppliers, or should any of our major equipment suppliers encounter difficulties in the manufacturing or shipment of its equipment or spare parts to us, including due to natural disasters or otherwise fail to supply equipment or spare parts according to our requirements, it will be difficult for us to find alternative providers for such equipment on a timely basis and on commercially reasonable terms. As a result, our production and result of operation could be adversely affected.

Selling our products on credit terms may increase our working capital requirements and expose us to the credit risk of our customers.

To accommodate and retain customers in the negative market environment, many solar module manufacturers, including us, make credit sales and extend credit terms to customers, and this trend is expected to continue in the industry. Most of our sales are made on credit terms and we allow our customers to make payments after a certain period of time subsequent to the delivery of our products. Our accounts receivable turnover were 77 days, 93 days, 85 days and 79 days in 2017, 2018, 2019 and the nine months ended September 30, 2020, respectively. Correspondingly, we recorded provisions for accounts receivable of RMB264.7 million, RMB256.6 million, RMB318.2 million (US$46.9 million) and RMB325.9 million (US$48.0 million) as of December 31, 2017, 2018 and 2019 and September 30, 2020, respectively. Based on our ongoing assessment of the recoverability of our outstanding accounts receivable, we may need to continue to provide for doubtful accounts and write off overdue accounts receivable we determine as not collectible.

Selling our products on credit terms has increased, and may continue to increase, our working capital requirements, which may negatively affect our liquidity. We may not be able to maintain adequate working capital primarily through cash generated from our operating activities and may need to secure additional financing for our working capital requirements, which may not be available to us on commercially acceptable terms or at all.

In addition, we are exposed to the credit risk of customers to which we have made credit sales in the event that any of such customers becomes insolvent or bankrupt or otherwise does not make timely payments. For example, we sell our products on credit to certain customers in emerging or promising markets in order to gain early access to such markets, increase our market share in existing key markets or enhance the prospects of future sales with rapidly growing customers. There are high credit risks in doing business with these customers because they are often small, young and high-growth companies with significant unfunded working capital, inadequate balance sheets and credit metrics and limited operating histories. If these customers are not able to obtain satisfactory working capital, maintain adequate cash flow, or obtain construction financing for the projects where our solar products are used, they may be unable to pay for products they have ordered from us or for which they have taken delivery. Our legal recourse under such circumstances may be limited if the customers’ financial resources are already constrained or if we wish to continue to do business with these customers.

We are exposed to various risks related to legal or administrative proceedings or claims that could adversely affect our financial condition, results of operations and reputation, and may cause loss of business.

Litigation in general can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. We and/or our directors and officers may be involved in allegations, litigation or legal or administrative proceedings from time to time.

In July 2008, Jiangxi Jinko entered into a long-term supply agreement with Wuxi Zhongcai, a producer of polysilicon materials. Jiangxi Jinko provided a prepayment of RMB95.6 million pursuant to such contract. Wuxi Zhongcai subsequently halted production as a result of the adverse changes in the polysilicon market. In February 2013, Jiangxi Jinko sued Wuxi Zhongcai in Shangrao City Intermediate People’s Court for the refund of the outstanding balance of our prepayment of RMB93.2 million after deducting delivery made to Jiangxi Jinko by an affiliate of Wuxi Zhongcai. In February 2013, Wuxi Zhongcai sued Jiangxi Jinko in Shanghai Pudong New Area People’s Court for RMB2.7 million for breaching the contract by failing to make allegedly required payments and rejected the refund of the prepayment of RMB95.6 million to Jiangxi Jinko. In December 2015, Jiangxi Jinko made an alternation of the claim under which it requested the refund of the prepayment of RMB93.2 million, the interests accrued from such prepayment, and the liquidated damages in the amount of RMB93.2 million. In January 2016, Wuxi Zhongcai also changed the complaint, in which it claimed for the liquidated damages amounting to RMB102.0 million and the losses suffered from the termination of the agreement in the amount of RMB150.0 million, and rejected the refund of the prepayment of RMB95.6 million to Jiangxi Jinko. Shanghai High People’s Court ruled on both lawsuits in June 2017. In Jiangxi Jinko v. Wuxi Zhongcai, the court sided with Wuxi Zhongcai and denied Jiangxi Jinko’s complaint. In Wuxi Zhongcai v. Jiangxi Jinko, the court decided that Wuxi Zhongcai shall retain the balance of our prepayment in the amount of RMB93.2 million and the remaining claims of Wuxi Zhongcai were denied. Jiangxi Jinko appealed both court decisions. Wuxi Zhongcai appealed the decision on Wuxi Zhongcai v. Jiangxi Jinko. We provided full provision for the RMB93.2 million of the outstanding balance of prepayments to Wuxi Zhongcai in 2012. We received final judgements for the two lawsuits from the Supreme People’s Court in January and February 2019, respectively, which provide that, among others, Wuxi Zhongcai shall fully return our prepayments and interests accrued thereon. In December 2019, we entered into a settlement agreement for the enforcement of the Supreme People’s Court’s final judgements with Wuxi Zhongcai, Wuxi Zhongcai Group Co., Ltd., the parent company of Wuxi Zhongcai, Wuxi Zhongcai New Materials Co., Ltd. and the legal representative of Wuxi Zhongcai. According to the settlement agreement, Wuxi Zhongcai and Wuxi Zhongcai Group Co., Ltd. will return our prepayments and interests by the end of June 2020 while Wuxi Zhongcai New Materials Co., Ltd. and Wuxi Zhongcai’s legal representative are jointly and severally liable for Wuxi Zhongcai’s obligations under the settlement agreement. As of the date of this prospectus supplement, we have received the full repayment of RMB93.2 million (US$13.7 million) from Wuxi Zhongcai.

In the fourth quarter of 2017, we decided to fulfill the demand for our solar products in South Africa through other overseas manufacturing facilities, and closed our manufacturing facility in South Africa. In December 2017, the South African Revenue Services (“SARS”), issued a letter of demand in terms of the Customs and Excise Act (the “Act”). The demand was for the amount of approximately ZAR573.1 million against JinkoSolar (Pty) Ltd. SARS alleged that JinkoSolar (Pty) Ltd’s importation of certain components for the manufacturer of solar panels and the rebate of customs duty did not comply with the Act. We were of the view that SARS’ decision to persist with the letter of demand for the amounts in question was without any legal basis and intended on vigorously defending JinkoSolar (Pty) Ltd against all these claims. JinkoSolar (Pty) Ltd submitted an application to SARS for the suspension of payment for the amount demanded. In February 2018, JinkoSolar (Pty) Ltd lodged an internal appeal in terms of sections 77A–77F of the Act against the decision of SARS to claim the amounts demanded and the basis thereof to the Customs National Appeals Committee of South Africa. In December 2018, Jiangxi Jinko transferred 100% equity interest in Jinko Solar Investment (Pty) Ltd to an independent third party, at which point both Jinko Solar Investment (Pty) Ltd and its subsidiary JinkoSolar (Pty) Ltd were no longer our affiliated companies and their financial results were no longer consolidated into our consolidated financial statements.

In November 2018, one of our customers in Singapore (the “Singapore Customer”) filed two Notices of Arbitration (“NoAs”) in two arbitrations with Arbitration No. ARB374/18/PPD (“ARB 374”) and Arbitration No. ARB375/18/PPD (“ARB 375”), respectively, against Jinko Solar Import & Export Co., Ltd. (“Jinko IE”) at Singapore International Arbitration Centre. These NoAs were subsequently amended by the Singapore Customer, and Jinko IE received the amended Notices of Arbitration from the Singapore Customer on December 20, 2018. The Singapore Customer claimed respectively in ARB 374 and ARB 375 that the photovoltaic solar modules supplied by Jinko IE to the Singapore Customer under the purchase agreement dated December 25, 2012 (“2012 Contract”) and January 28, 2013 (“2013 Contract”) were defective. The Singapore Customer sought, inter alia, orders that Jinko IE replace the modules and/or that Jinko IE compensate the Singapore Customer for any and all losses sustained by the Singapore Customer as a result of the supply of allegedly defective modules. In January 2019, Jinko IE issued its responses to the NoAs in ARB 374 and ARB 375, disputing the Singapore Customer’s reliance on the arbitration clauses in the 2012 Contract and the 2013 Contract, denying all claims raised by the Singapore Customer, and disputing that the Singapore Customer was entitled to the reliefs claimed in the arbitrations. Arbitration tribunals in both ARB 374 and ARB 375 were constituted on September 5, 2019, which directed on January 14, 2020 that (i) the Singapore Customer shall submit its statement of claim in both ARB 374 and ARB 375 and Jinko IE shall submit its statement of defense no later than five months after Singapore Customer’s submission of statement of claim; and (ii) the hearing of the arbitrations shall be bifurcated with the liability issue to be first determined by the tribunals, and then depending on the outcome of the liability issue, the issue of remedies/damages payable to be determined in the subsequent proceedings in such manner as may be directed by the tribunals. On August 7, 2020, the Singapore Customer submitted its statement of claim in both ARB 374 and ARB 375, and Jinko IE is required to submit its statement of defense before January 7, 2021. In the statement of claim, the Singapore Customer maintained its claim that the photovoltaic solar modules supplied by Jinko IE to them under the 2012 Contract and the 2013 Contract were defective, and that Jinko IE should be liable in respect of all the modules supplied under the 2012 Contract and the 2013 Contract. The arbitrations are still in the preliminary stage and it is difficult to provide an in-depth assessment of the Singapore Customer’s claims. We believe that Jinko IE has reasonable grounds to challenge the Singapore Customer’s claims in the arbitrations on jurisdiction and merits and will vigorously defend against the claims made by the Singapore Customer. Information available prior to issuance of the financial statements did not indicate that it is probable that a liability had been incurred at the date of the financial statements and we are also unable to reasonably estimate the range of any liability or reasonably possible loss, if any.

In March 2019, Moura Fábrica Solar – Fabrico e Comércio de Painéis Solares, Lda. (“MFS”) submitted a request for arbitration at International Chamber of Commerce (Case No. 24344/JPA) against Projinko Solar Portugal, Unipessoal Lda (“Projinko”) in connection with dispute arising out of (i) a business unit lease agreement (the “Business Unit Lease Agreement”) entered into on August 23, 2013 between MFS and Jinko Solar (Switzerland) AG (“Jinko Switzerland”), (ii) an assignment agreement dated May 26, 2014, whereby Jinko Switzerland assigned and transferred to Projinko all rights, title, interest, liabilities and obligations under the Business Unit Lease Agreement, and (iii) an amendment agreement relating to the Business Unit Lease Agreement dated December 29, 2015 (the Business Unit Lease Agreement, the assignment agreement and the amendment agreement are collectively referred to as “Lease Agreements”). In order to ensure the performance of parties’ respective obligations under the Lease Agreements, a guarantee from the parent company of MFS, Acciona Energia, S.A.U. and a bank guarantee was granted in favor of Projinko, and a guarantee from the parent company of Projinko, Jiangxi Jinko, and a bank guarantee was also granted in favor of MFS. The notice of request for arbitration had not been duly and effectively served by MFS to Projinko. In July 2019, MFS submitted a request at International Chamber of Commerce to join Jinko Switzerland and Jiangxi Jinko as two additional parties, alleging they were indispensable to the current dispute and claiming against Projinko, Jiangxi Jinko and Jinko Switzerland recovery of two drawdowns by Projinko under the bank guarantee in the amount of €1,965,170 and €846,604.41, respectively, with the interests thereon as well as economic damages suffered by MFS as a result thereof.

In September 2019, Jiangxi Jinko and Jinko Switzerland submitted to the International Chamber of Commerce that they rejected to arbitrate any dispute with MFS and were not bound by valid and effective arbitration agreement with MFS; Jiangxi Jinko and Jinko Switzerland also opposed the constitution of an arbitration tribunal and the jurisdiction of any arbitration tribunal that may be constituted in the present case. On July 3, 2020, MFS submitted a statement of claim claiming against Projinko, Jiangxi Jinko and Jinko Switzerland for recovery of two drawdowns by Projinko under the bank guarantee in an aggregated amount of €2,812,000, with the interests thereon as well as economic damages suffered by MFS as a result thereof. On September 3, 2020, Projinko, Jiangxi Jinko and Jinko Switzerland submitted their statements of defense requesting the tribunal dismiss all claims made by MFS against Projinko, Jiangxi Jinko and Jinko Switzerland; Projinko submitted also its counterclaim against MFS requesting the tribunal order MFS to pay Projinko €1,008,170.00 plus accrued interest as a recovery of drawdown by MFS under the bank guarantee granted in favor of MFS. As of the date of this prospectus supplement, the arbitration proceeding is still at the submission stage, and the next round for the claimant, the respondent and additional parties to submit their respective reply and rejoinder will be from December 2020 to January 2021. We believe Projinko, Jiangxi Jinko and Jinko Switzerland have reasonable grounds to challenge MFS’ claim in the present case, and will vigorously defend against the claim made by MFS.

In March 2019, Hanwha Q CELLS (defined below) filed patent infringement lawsuits against our company and a number of our subsidiaries.

(i) On March 4, 2019, Hanwha Q CELLS USA Inc. and Hanwha Q CELLS & Advanced Materials Corporation (collectively, “Plaintiffs A”) filed suit against JinkoSolar Holding Co., Ltd and several of its subsidiary entities, i.e. JinkoSolar (U.S.) Inc., Jinko Solar (U.S.) Industries Inc., Jinko Solar Co., Ltd, Zhejiang Jinko Solar Co., Ltd and Jinko Solar Technology Sdn.Bhd (collectively “Respondents”) at the U.S. International Trade Commission (“ITC”). In the complaint, it was alleged that certain photovoltaic solar cells and modules containing these solar cells supplied by the Respondents infringed U.S. Patent No. 9,893,215 purportedly owned by Hanwha Q CELLS & Advanced Materials Corporation and Plaintiffs A requested a permanent limited exclusion order and a cease and desist order be issued against the Respondents’ allegedly infringing products. On March 5, 2019, Hanwha Q CELLS & Advanced Materials Corporation filed a suit against the Respondents before the U.S. District Court for the District of Delaware (“District Court”) alleging that certain photovoltaic solar cells and modules containing these solar cells supplied by the Respondents infringed U.S. Patent No. 9,893,215 allegedly owned by Hanwha Q CELLS & Advanced Materials Corporation and sought reliefs including compensation for alleged infringement activities, enhanced damages and reasonable attorney fees. On April 9, 2019, the ITC published the Notice of Institution on Federal Register. On April 15, 2019, the District Court granted our motion to stay the court litigation pending final resolution of the ITC. On May 3, 2019, the Respondents submitted their response to the complaint of Plaintiffs A to the ITC requesting ITC among other things to deny all relief requested by Plaintiffs A. On September 13, 2019, the Respondents filed motion for summary determination of non-infringement with ITC. On April 10, 2020, the administrative law judge issued the initial determination granting the Respondents’ motion for summary determination of non-infringement. On June 3, 2020, the ITC determined to affirm the initial determination issued by the administrative law judge granting respondents’ motions for summary determination of non-infringement and terminate the investigation (the “Final Determination”). On July 31, 2020, Plaintiffs A appealed to the Federal Circuit Courts of Appeals against the ITC’s Final Determination. On August 27, 2020, the Respondents filed the motion to intervene of such appeal.

(ii) On March 4, 2019, Hanwha Q CELLS GmbH (“Plaintiff B”), filed a patent infringement claim against JinkoSolar GmbH before the Düsseldorf Regional Court in Germany alleging that certain photovoltaic solar cells and modules containing these solar cells supplied by JinkoSolar GmbH infringed EP2 220 689 purportedly owned by Plaintiff B. On April 10, 2019, JinkoSolar GmbH filed the first brief with the court stating JinkoSolar GmbH would defend itself against the complaint. On September 9, 2019, JinkoSolar GmbH filed its statement of defense with the court (the “Statement of Defense”), requesting that the claim be dismissed and that Plaintiff B to bear the costs of the legal dispute. On March 3, 2020, Plaintiff B filed its reply to the Statement of Defense with the court. On April 20, 2020, JinkoSolar GmbH filed its rejoinder with the court commenting on Plaintiff B’s reply on March 3, 2020. On May 5, 2020, the oral hearing regarding the validity of the EP2 220 689, Plaintiff B's entitlement to sue, and the infringement was held before the Düsseldorf Regional Court. On June 16, 2020, the Düsseldorf Regional Court sided with Plaintiff B and ordered that the third party cell technology contained in certain modules delivered by JinkoSolar GmbH infringes Plaintiff B’s patent (the “Judgment”). JinkoSolar GmbH filed its notice of appeal on July 15, 2020. On September 28, 2020, Plaintiff B has submitted the request for penalty to Düsseldorf Regional Court, claiming that JinkoSolar GmbH violated the Judgment by continuing to promote infringing products. On October 16, 2020, JinkoSolar GmbH submitted grounds of appeal to the Düsseldorf Higher Regional Court. JinkoSolar GmbH submitted its response to Plaintiff B’s request for penalty on November 30, 2020.

(iii) On March 12, 2019, Hanwha Q CELLS & Advanced Materials Corporation and Hanwha Q CELLS Australia Pty Ltd (“Plaintiffs C”, together with Plaintiffs A and Plaintiff B, “Hanwha Q CELLS Plaintiffs”) filed suit at Federal Court of Australia (“FCA”) against Jinko Solar Australia Holdings Co. Pty Ltd (“Jinko AUS”). It was alleged that certain photovoltaic solar cells and modules containing these solar cells supplied by Jinko AUS infringed Australian Patent No. 2008323025 purportedly owned by Plaintiffs C. The FCA served Jinko AUS as the Respondent and the first case management hearing was held on April 12, 2019. The FCA heard the application, and made orders for the conduct of the proceeding at the first case management hearing, following which Jinko AUS submitted its defense and cross-claim to Plaintiffs C’s statement of claim on July 22, 2019. Shortly before the second case management hearing which was held on October 2, 2019, Plaintiffs C requested an amendment to Australian Patent No. 2008323025 (“Amendment Application”), following which FCA directed Plaintiffs C to give discovery and produce documents in respect to the Amendment Application. The third case management hearing was held on December 13, 2019, after which Jinko AUS submitted particulars of opposition to the Amendment Application and requested for further and better discovery in respect to the Amendment Application. The FCA granted Plaintiffs C’s Amendment Application on August 28, 2020. Another case management hearing was held on November 16, 2020 and FCA directed that until March 12, 2021 Jinko AUS to file a precise statement identifying the reasons why certain photovoltaic solar cells and modules supplied by Jinko AUS do not infringe Australian Patent No. 2008323025. A more extensive case management hearing will be held on March 23, 2021 and will set the matter down for a final hearing in the year of 2022 on dates to be advised.

We believe that Hanwha Q CELLS Plaintiffs’ claims in all the above-mentioned cases are lacking legal merit, and will vigorously defend against the claims made by them. We are considering all legal avenues including challenging the validity of U.S. Patent No. 9,893,215 (“the ‘215 Patent”), EP 2 220 689 and Australian Patent No. 2008323025 (collectively, the “Asserted Patents”), and demonstrating our non-infringement of the Asserted Patents. On June 3, 2019, we filed a petition for inter partes review (“IPR”) of the ‘215 Patent with the U.S. Patent and Trademark Appeal Board (“PTAB”). IPR is a trial proceeding conducted at the PTAB to review the patentability of one or more claims in a patent. On December 10, 2019, the PTAB instituted the IPR proceedings of the patentability of claims 12-14 of the ‘215 patent claims in view of prior art. On September 9, 2020, we attended the oral hearing of IPR of the ‘215 patent. On December 9, 2020, the PTAB issued the final decision on our petition for IPR, finding that all challenged claims 12-14 of the ‘215 patent are unpatentable. Information available prior to issuance of the financial statements did not indicate that it is probable that a liability had been incurred at the date of the financial statements and we are also unable to reasonably estimate the range of any liability or reasonably possible loss, if any.

In addition, failure to maintain the integrity of internal or customer data could result in harm to our reputation or subject us to costs, liabilities, fines or lawsuits.

Regardless of the merits, responding to allegations, litigation or legal or administration proceedings and defending against litigation can be time-consuming and costly, and may result in us incurring substantial legal and administrative expenses, as well as divert the attention of our management. Any such allegations, lawsuits or proceedings could have a material adverse effect on our business operations. Further, unfavorable outcomes from these claims or lawsuits could adversely affect our business, financial condition and results of operations.

We may continue to undertake acquisitions, investments, joint ventures or other strategic alliances, and such undertakings may be unsuccessful.

We may continue to grow our operations through acquisitions, participation in joint ventures or other strategic alliances with suppliers or other companies in China and overseas along the solar power industry value chain in the future. Such acquisitions, participation in joint ventures and strategic alliances may expose us to new operational, regulatory, market and geographical risks as well as risks associated with additional capital requirements and diversion of management resources. Our acquisitions may expose us to the following risks:

•	There may be unforeseen risks relating to the target’s business and operations or liabilities of the target that were not discovered by us through our legal and business due diligence prior to such acquisition. Such undetected risks and liabilities could have a material adverse effect on our business and results of operations in the future.

•	There is no assurance that we will be able to maintain relationships with previous customers of the target, or develop new customer relationships in the future. Loss of our existing customers or failure to establish relationships with new customers could have a material adverse effect on our business and results of operations.

•	Acquisitions will generally divert a significant portion of our management and financial resources from our existing business and the integration of the target’s operations with our existing operations has required, and will continue to require, significant management and financial resources, potentially straining our ability to finance and manage our existing operations.

•	There is no assurance that the expected synergies or other benefits from any acquisition or joint venture investment will actually materialize. If we are not successful in the integration of a target’s operations, or are otherwise not successful in the operation of a target’s business, we may not be able to generate sufficient revenue from its operations to recover costs and expenses of the acquisition.

•	Acquisition or participation in new joint venture or strategic alliance may involve us in the management of operation in which we do not possess extensive expertise.

The materialization of any of these risks could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to non-competition or other similar restrictions or arrangements relating to our business.

We may from time to time enter into non-competition, exclusivity or other restrictions or arrangements of a similar nature as part of our sales agreements with our customers. Such restrictions or arrangements may significantly hinder our ability to sell additional products, or enter into sales agreements with new or existing customers that plan to sell our products, in certain markets. As a result, such restrictions or arrangements may have a material adverse effect on our business, financial condition and results of operations.

In October 2016, we entered into a side agreement with JinkoPower and the investors of JinkoPower, pursuant to the non-compete provisions of which we undertake not to develop any downstream solar power project with a capacity of over 2 MW in China after the disposition of our equity interest in JinkoPower in the fourth quarter of 2016. This non-competition covenant may adversely affect our growth prospects in China.

In September 2017, we provided a non-compete commitment to JinkoPower where we undertake to cease developing new downstream solar projects. In addition, for our existing offshore downstream solar power projects that we are constructing and will connect to the grid, we undertake to endeavor to cause those projects to be transferred to JinkoPower, its subsidiaries or other qualified third parties, to the extent that such transfers will not contravene with applicable laws and regulations and that we are able to obtain written consent of the relevant contracting parties for those projects. This non-competition undertaking may adversely affect our operating results.

The NEA released a “Technology Top Runner” program in 2017, which has more stringent technology standards than other “Top Runner” programs, to promote solar projects using higher-efficiency modules (requiring a conversion efficiency rate of 18.9% or above for monocrystalline solar cells and 18.0% or above for multicrystalline solar cells) and most advanced technologies (especially breakthrough technologies that have not reached the stage of mass production). In order to promote our high-efficiency modules and cutting-edgy N-type battery technologies, (i) we and JinkoPower jointly established Poyang Luohong Power Co., Ltd. (“Poyang Luohong”), a PRC company, in the third quarter of 2018, in which we then held 51% equity interest and had made capital contribution of RMB98 million in cash as of December 31, 2018, and (ii) we formed a bidding consortium with JinkoPower to bid for “Technology Top Runner” solar projects, and had won a 250 MW “Technology Top Runner” solar project in Shangrao, Jiangxi Province (the “Technology Top Runner Project”). We supplied N-type monocrystalline modules to this project, whose conversion efficiency is even higher than our P-type monocrystalline PERC modules. The Technology Top Runner Project was developed by Poyang Luohong. We sold all of our equity interest in Poyang Luohong to an independent third party, and filed the change of ownership with Shangrao Market Supervision Administration on December 17, 2019. We currently do not have plans to develop solar projects in China or overseas. As of September 30, 2020, we did not own any solar project in China, and we had only one solar power project in operation and one project under construction outside China.

Our substantial indebtedness could adversely affect our business, financial condition and results of operations.

We typically require a significant amount of cash to meet our capital requirements, including the expansion of our production capacity, as well as to fund our operations. As of September 30, 2020, we had RMB10.15 billion (US$1.49 billion) in outstanding short-term borrowings (including the current portion of long-term bank borrowings and failed sale-leaseback financing) and RMB4.91 billion (US$722.6 million) in outstanding long-term bank borrowings (excluding the current portion of long-term bank borrowings and failed sale-leaseback financing).

In November 2014, we signed a US$20.0 million two-year credit agreement with Wells Fargo Bank, National Association (“Wells Fargo”), the term of which was later extended to November 2024. The credit limit was raised to US$40.0 million in June 2015, to US$60.0 million in July 2016 and further to US$90.0 million in January 2020 through amendments to the credit agreement. Borrowings under the credit agreement would be used to support our working capital and business operations in the United States.

In May 2015, we signed a US$20.0 million three-year bank facility agreement with Barclay Bank, which was subsequently raised to US$40.0 million, to support our working capital and business operations. The term of this bank facility has been extended to March 2021.

In September 2016, we signed a US$25.0 million two-year bank facility agreement with Malayan Banking Berhad, the term of which was extended to September 2021, to support our working capital and business operations in Malaysia.

In July 2017, we entered into a four-year financial lease in the amount of RMB600.0 million to support the improvement of our production efficiency.

In July 2018, we signed a JPY5.30 billion syndicated loan agreement with a bank consortium led by Sumitomo Mitsui Banking Corporation to provide working capital and support for our business operations in Japan. The loan was downsized to JPY5.00 billion after annual review in June 2020.

In May 2019, we issued convertible senior notes of US$85 million in aggregate principal amount due 2024 to support capital expenditure and supplement working capital. The notes will mature on June 1, 2024 and the holders will have the right to require us to repurchase for cash all or any portion of their notes on June 1, 2021. The interest rate is 4.5% per annum payable semi-annually, in arrears.

In September 2019, we signed an RMB100 million one-year bank facility agreement with Malayan Banking Berhad, the term of which is renewable annually, to supplement our working capital. As of the date of this prospectus supplement, the term of this bank facility has been extended to September 2021, and this bank facility has been fully drawn down.

We may not have sufficient funds available to meet our payment obligations in light of the amount of bank borrowings due in the near term future. This level of debt and the imminent repayment of our notes and other bank borrowings could have significant consequences on our operations, including:

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes as a result of our debt service obligations, and limiting our ability to obtain additional financing;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	potentially increasing the cost of any additional financing.

Any of these factors and other consequences that may result from our substantial indebtedness could have an adverse effect on our business, financial condition and results of operations as well as our ability to meet our payment obligations under our debt.

In addition, we are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes. As of September 30, 2020, RMB771.6 million (US$113.6 million) of our long-term borrowings bears interest at variable rates, generally linked to market benchmarks such as the benchmark interest rate issued by local banks. Any increase in interest rates would increase our finance expenses relating to our variable rate indebtedness and increase the costs of refinancing our existing indebtedness and issuing new debt. Furthermore, since the majority of our short-term borrowings came from Chinese banks, we are exposed to lending policy changes by the Chinese banks. If the Chinese government changes its macroeconomic policies and forces Chinese banks to tighten their lending practices, or if Chinese banks are no longer willing to provide financing to solar power companies, including us, we may not be able to extend our short-term borrowings or make additional borrowings in the future.

We may also incur gain or loss in relation to our change in the fair value of our financial instruments. The change in fair value of financial instruments may fluctuate significantly from period to period due to factors that are largely beyond our control, and may result in us recording substantial gains or losses as a result of such changes. As a result of the foregoing, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance.

Our failure to maintain sufficient collateral under certain pledge contracts for our short-term loans may materially adversely affect our financial condition, liquidity and results of operations.

As of September 30, 2020, we had short-term borrowings (including the current portion of long-term bank borrowings and failed sale-leaseback financing) of RMB10.15 billion (US$1.49 billion), including the current portion of long-term bank borrowings and failed sale-leaseback financing, secured by certain of our inventory with net book value of RMB379.2 million (US$55.8 million), land use rights, property, plant and equipment with total net book value of RMB3.18 billion (US$468.1 million), and account receivables of RMB851.0 million (US$125.3 million). We cannot assure you that we will not be requested by the pledgees to provide additional collateral to bring the value of the collateral to the level required by the pledgees if our inventory depreciates in the future. If we fail to provide additional collateral upon request, the pledgees will be entitled to require the immediate repayment of the outstanding bank loans. In addition, the pledgees may auction or sell the inventory. Furthermore, we may be subject to liquidated damages pursuant to relevant pledge contracts. Although the pledgees have conducted regular site inspections on our inventory since the pledge contracts were executed, they have not requested us to provide additional collateral or take other remedial actions. However, we cannot assure you the pledgees will not require us to provide additional collateral in the future or take other remedial actions or otherwise enforce their rights under the pledge contracts and loan agreements. If any of the foregoing occurs, our financial condition, liquidity and results of operations may be materially adversely affected.

We rely principally on dividends and other distributions on equity paid by our principal operating subsidiary, and limitations on their ability to pay dividends to us could have a material adverse effect on our business and results of operations.

We are a holding company and rely principally on dividends paid by Jiangxi Jinko, our principal operating subsidiary, for cash requirements. Applicable PRC laws, rules and regulations permit payment of dividends by our PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC accounting standards. Our PRC subsidiaries are required to set aside a certain percentage of their after-tax profit based on PRC accounting standards each year as reserve funds for future development and employee benefits, in accordance with the requirements of relevant laws and provisions in their respective articles of associations. The percentage should not be less than 10%, unless the reserve funds reach 50% of our registered capital. In addition, under PRC laws, our PRC subsidiaries are prohibited from distributing dividends if there is a loss in the current year. As a result, our PRC subsidiaries may be restricted in their ability to transfer any portion of their net income to us whether in the form of dividends, loans or advances. Any limitation on the ability of our subsidiaries to pay dividends to us could materially adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

If we are unable to implement our strategy to expand our PRC operations by completing an initial public offering and listing on the STAR Market, our ability to strengthen our market position and operations in the PRC, including our ability to expand our production capacity and increase our revenues, could be adversely affected.

In September 2020, we announced that we are considering the opportunity to list Jiangxi Jinko, after certain intragroup restructuring, on the Shanghai Stock Exchange’s Sci-Tech innovation board (the “STAR Market”) within the next three years (the “STAR Listing”). Jiangxi Jinko is our principal operating company and, prior to the STAR Listing process, was our wholly owned subsidiary. We may not be able to complete the STAR Listing for a number of reasons, many of which are outside our control. For example, Jiangxi Jinko must succeed in obtaining PRC governmental approvals required to permit the STAR Listing, and one or more of those approvals may be denied, or significantly delayed, by the PRC regulators for reasons outside our control or unknown to us. In addition, the STAR Listing application may be denied or delayed by the Shanghai Stock Exchange at its discretion.

If we are unable to complete the STAR Listing, we may need to seek other sources of funds to realize our business strategy, such as expanding our production capacity at Jiangxi Jinko, which funds may not be available to us at commercially reasonable terms, or at all. Any such inability to obtain funds may impair our ability to grow Jiangxi Jinko’s business, which could have a material adverse effect on our consolidated operating results and on the price of our ADSs. Moreover, it may take as long as three years before we know whether the STAR Listing will be completed, and therefore we may, in the interim, forego or postpone other alternative actions to strengthen our operations and production capacity in the PRC. In addition, the process underlying the STAR Listing could result in significant diversion of management time as well as substantial out-of-pocket costs, which could further impair our ability to expand our business.

Even if we complete the STAR Listing, we may not achieve the results contemplated by our business strategy (including with respect to use of proceeds from that offering) and therefore the price of our ADSs may not increase, or may even drop.

Even if the STAR Listing is completed, we cannot assure you that we will realize any or all of our anticipated benefits of the STAR Listing. Our completion of the STAR Listing may not have the anticipated effects of strengthening our market position and operations in the PRC. If the STAR Listing is completed, Jiangxi Jinko will have broad discretion in the use of the proceeds from the STAR Listing, and it may not spend or invest those proceeds in a manner that results in our operating success or with which holders of our shares and ADSs agree. Our failure to successfully leverage the completion of the STAR Listing to expand our production capacity in the PRC could result in a decrease in the price of the ADSs. In addition, we cannot assure you that the success of Jiangxi Jinko will have an attendant positive effect on the price of the ADSs.

Jiangxi Jinko’s status as a publicly traded company that is controlled, but less than wholly owned, by our company could have an adverse effect on us.

As the result of actions being taken in connection with the STAR Listing, including placement of shares by Jiangxi Jinko, our principal operating subsidiary, to certain PRC investors and our controlling shareholders, Jiangxi Jinko is no longer a wholly owned subsidiary of our company. This minority interest in Jiangxi Jinko will increase upon completion of the STAR Listing, and the interests of Jiangxi Jinko of these minority shareholders may diverge from the interests of our company and our other subsidiaries in the future. We may face conflicts of interest in managing, financing or engaging in transactions with Jiangxi Jinko, or allocating business opportunities between our subsidiaries.

Our company will retain majority ownership of Jiangxi Jinko after the STAR Listing, but Jiangxi Jinko will be managed by a separate board of directors and officers and those directors and officers will owe fiduciary duties to the various stakeholders of Jiangxi Jinko, including shareholders other than our wholly-owned subsidiary. In the operation of Jiangxi Jinko’s business, there may be situations that arise whereby the directors and officers of Jiangxi Jinko, in the exercise of their fiduciary duties, take actions that may be contrary to the best interests of our company.

During or after the STAR Listing process, there might be certain requirements of the PRC law, including demands from the CSRC, the Shanghai Stock Exchange or other relevant authorities, that might have a bearing on holders of our ordinary shares and ADSs. Recently in order to comply with the PRC law, some of our senior management resigned from our company, while retaining the same roles at Jiangxi Jinko.

In the future, Jiangxi Jinko may issue options, restricted shares and other forms of share-based compensation to its directors, officers and employees, which could dilute our company’s ownership in Jiangxi Jinko. In addition, Jiangxi Jinko may engage in capital raising activities in the future that could further dilute our company’s ownership interest.

Our organizational structure will become more complex, including as a result of preparations for the STAR Listing. We will need to continue to scale and adapt our operational, financial and management controls, as well as our reporting systems and procedures, at both our company and Jiangxi Jinko. The continued expansion of our infrastructure will require us to commit substantial financial, operational and management resources before our revenue increases and without any assurances that our revenue will increase.

It is difficult to predict the effect of the proposed STAR Listing on the ADSs.

The China Securities Regulatory Commission, or the CSRC, initially launched the STAR Market in June 2019 and trading on the Market began in July 2019. No assurance can be given regarding the effect of the STAR Listing on the market price of the ADSs. The market price of the ADSs may be volatile or may decline, for reasons other than the risk and uncertainties described above, as the result of investor negativity or uncertainty with respect to the impact of the proposed STAR Listing.

Holders of our ordinary shares and ADSs may have limited opportunities to purchase Jiangxi Jinko’s shares even if the STAR Listing were completed. Investors may elect to invest in our business and operations by purchasing Jiangxi Jinko’s shares in the STAR Listing or on the STAR Market rather than purchasing the ADSs, and that reduction in demand could lead to a decrease in the market price for the ADSs.

Any failure to maintain effective internal control could have a material adverse effect on our business, results of operations and the market price of the ADSs.

The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), adopted rules requiring most public companies to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our company’s internal control over financial reporting. In addition, when a company meets the SEC’s criteria, an independent registered public accounting firm must report on the effectiveness of our company’s internal control over financial reporting.

Our management and independent registered public accounting firm have concluded that our internal control over financial reporting as of December 31, 2019 was effective. However, we cannot assure you that in the future our management or our independent registered public accounting firm will not identify material weaknesses during the Section 404 of the Sarbanes-Oxley Act audit process or for other reasons. In addition, because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. As a result, if we fail to maintain effective internal control over financial reporting or should we be unable to prevent or detect material misstatements due to error or fraud on a timely basis, investors could lose confidence in the reliability of our financial statements, which in turn could harm our business, results of operations and negatively impact the market price of the ADSs, and harm our reputation. Furthermore, we have incurred and expected to continue to incur considerable costs and to use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Failure to achieve satisfactory production volumes of our products could result in higher unit production costs.

The production of silicon wafers, solar cells, solar modules and recovered silicon materials involves complex processes. Deviations in the manufacturing process can cause a substantial decrease in output and, in some cases, disrupt production significantly or result in no output. From time to time, we have experienced lower-than-anticipated manufacturing output during the ramp-up of production lines. This often occurs during the introduction of new products, the installation of new equipment or the implementation of new process technologies. As we bring additional lines or facilities into production, we may operate at less than intended capacity during the ramp-up period. In addition, the decreased demand in global solar power product market, including the demand for solar modules, may also cause us to operate at less than intended capacity. This would result in higher marginal production costs and lower output, which could have a material adverse effect on our business, financial condition and results of operations.

Demand for solar power products may be adversely affected by seasonality.

Demand for solar power products tends to be weaker during the winter months partly due to adverse weather conditions in certain regions, which complicate the installation of solar power systems, our operating results may fluctuate from period to period based on the seasonality of industry demand for solar power products. Our sales in the first quarter of any year may also be affected by the occurrence of the Chinese New Year holiday during which domestic industrial activity is normally lower than that at other times. Such fluctuations may result in the underutilization of our capacity and increase our average costs per unit. In addition, we may not be able to capture all of the available demand if our capacity is insufficient during the summer months. As a result, fluctuations in the demand for our products may have a material adverse effect on our business, financial condition and results of operations.

Unsatisfactory performance of or defects in our products may cause us to incur additional expenses and warranty costs, damage our reputation and cause our sales to decline.

Our products may contain defects that are not detected until after they are shipped or inspected by our customers.

Our silicon wafer sales contracts normally require our customers to conduct inspection before delivery. We may, from time to time, allow those of our silicon wafer customers with good credit to return our silicon wafers within a stipulated period, which normally ranges from 7 to 15 working days after delivery, if they find our silicon wafers do not meet the required specifications. Our standard solar cell sales contract requires our customer to notify us within 7 days of delivery if such customer finds our solar cells do not meet the specifications stipulated in the sales contract. If our customer notifies us of such defect within the specified time period and provides relevant proof, we will replace those defective solar cells with qualified ones after our confirmation of such defects.

Our solar modules are typically sold with a 10-year warranty for material and workmanship and a 25-year (30-year for dual glass module) linear power output warranty against the maximum degradation of the actual power output for each year after the warranty start date. If a solar module is defective during the relevant warranty period, we will either repair or replace the solar module. As we continue to increase our sales to the major export markets, we may be exposed to increased warranty claims.

In May 2011, we engaged PowerGuard Specialty Insurance Services (“PowerGuard”), a firm specialized in unique insurance and risk management solutions for the wind and solar energy industries, to provide insurance coverage for the product warranty services of our solar modules worldwide effective from May 1, 2011. We renewed the insurance policy provided by PowerGuard upon its expiration in every May from 2011 to 2019. The policy offered back-to-back coverage through a maximum of ten-year limited product defects warranty, as well as a 25-year (30-year for dual glass module) linear warranty against degradation of module power output from the time of delivery. In April 2020, our engagement with PowerGuard expired. In December 2018, we engaged Ariel Syndicate 1910 of Lloyd’s (“Ariel Re”), a firm specialized in unique insurance and risk management solutions for the wind and solar energy industries, to provide insurance coverage for the product warranty services of our solar modules worldwide effective from May 2019. We plan to renew the insurance policy provided by Ariel Re at the end of 2020. The policy offers back-to-back coverage through a maximum of ten-year limited product defects warranty, as well as a 25-year (30-year for dual glass module) linear warranty against degradation of module power output from the time of delivery.

If we experience a significant increase in warranty claims, we may incur significant repair and replacement costs associated with such claims. In addition, product defects could cause significant damage to our market reputation and reduce our product sales and market share, and our failure to maintain the consistency and quality throughout our production process could result in substandard quality or performance of our products. If we deliver our products with defects, or if there is a perception that our products are of substandard quality, we may incur substantially increased costs associated with returns or replacements of our products, our credibility and market reputation could be harmed and our sales and market share may be materially adversely affected.

Fluctuations in exchange rates could adversely affect our results of operations.

We derive a substantial portion of our sales from international customers and a significant portion of our total revenue have been denominated in foreign currencies, particularly, Euros and U.S. dollars. Our sales outside China represented 62.8%, 73.6%, 82.5% and 81.9% of our total revenue in 2017, 2018, 2019 and the nine months ended September 30, 2020, respectively. As a result, we may face significant risks resulting from currency exchange rate fluctuations, particularly, among Renminbi, Euros and U.S. dollars. For example, we expect our revenue and gross margin to be adversely affected by the recent appreciation of Renminbi against U.S. dollars, as a substantial portion of our sales are denominated in U.S. dollars. Furthermore, we have outstanding debt obligations, and may continue to incur debts from time to time, denominated and repayable in foreign currencies. We incurred a foreign-exchange loss of RMB114.3 million in 2017, a foreign exchange gain of RMB33.7 million in 2018, a foreign exchange gain of RMB8.8 million (US$1.3 million) in 2019, and a foreign exchange loss of RMB113.1 million (US$16.7 million) in the nine months ended September 30, 2020. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future.

Our consolidated financial statements are expressed in Renminbi. The functional currency of our principal operating subsidiary, Jiangxi Jinko, is also Renminbi. To the extent we hold assets denominated in Euros or U.S. dollars, any appreciation of Renminbi against the Euro or U.S. dollar could reduce the value of our Euro-or U.S. dollar-denominated consolidated assets. On the other hand, if we decide to convert our Renminbi amounts into Euros or U.S. dollars for business purposes, including foreign debt service, a decline in the value of Renminbi against the Euro or U.S. dollar would reduce the Euro or U.S. dollar equivalent amounts of the Renminbi we convert. In addition, a depreciation of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the price of our ADSs.

Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund completed the regular five-year review of the basket of currencies that make up the Special Drawing Right (the “SDR”), and decided that with effect from October 1, 2016, Renminbi will be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the RMB has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. Any currency exchange losses we recognize may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. Although we have entered into a number of foreign-exchange forward contracts and foreign exchange options with local banks to manage our risks associated with foreign-exchange rates fluctuations, we cannot assure you that our hedging efforts will be effective. Our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on our results of operations.

Our operating history may not be a reliable predictor of our prospects and future results of operations.

We commenced processing recoverable silicon materials in June 2006, and manufacturing silicon wafers in 2008. We commenced producing solar cells in July 2009 following our acquisition of Zhejiang Jinko, which has manufactured solar cells since June 2007, and we commenced producing solar modules in August 2009. We commenced our solar power generation and solar system integration service business in late 2011.

Although our revenue experienced significant growth in the past, we cannot assure you that our revenue will increase at previous rates or at all, or that we will be able to continue to operate profitably in future periods. We also experienced net losses in each quarter from the fourth quarter of 2011 to the first quarter of 2013. Our operating history may not be a reliable predictor of our future results of operations, and past revenue growth experienced by us should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future. We believe that period to period comparisons of our operating results and our results for any period should not be relied upon as an indication of future performance.

Our operations are subject to natural disasters, adverse weather conditions, operating hazards, environmental incidents and labor disputes.

We may experience earthquakes, floods, mudslides, snowstorms, typhoon, power outages, labor disputes or similar events beyond our control that would affect our operations. Our manufacturing processes involve the use of hazardous equipment, such as furnaces, squaring machines and wire saws. We also use, store and generate volatile and otherwise dangerous chemicals and waste during our manufacturing processes, which are potentially destructive and dangerous if not properly handled or in the event of uncontrollable or catastrophic circumstances, including operating hazards, fires and explosions, natural disasters, adverse weather conditions and major equipment failures, for which we cannot obtain insurance at a reasonable cost or at all.

In addition, our silicon wafer and solar module production and storage facilities are located in close proximity to one another in the Shangrao Economic Development Zone in Jiangxi Province, and our solar cell production and storage facilities are located in close proximity to one another in Haining, Zhejiang Province. The occurrence of any natural disaster, unanticipated catastrophic event or unexpected accident in either of the two locations could result in production curtailments, shutdowns or periods of reduced production, which could significantly disrupt our business operations, cause us to incur additional costs and affect our ability to deliver our products to our customers as scheduled, which may adversely affect our business, financial condition and results of operations. Moreover, such events could result in severe damage to property, personal injuries, fatalities, regulatory enforcement proceedings or our being named as a defendant in lawsuits asserting claims for large amounts of damages, which in turn could lead to significant liabilities.

Our Haining facility suspended operation from September 17, 2011 to October 9, 2011 due to an environmental incident. Occurrences of natural disasters, as well as accidents and incidents of adverse weather in or around Shangrao, Haining and Penang in the future may result in significant property damage, electricity shortages, disruption of our operations, work stoppages, civil unrest, personal injuries and, in severe cases, fatalities. Such incidents may result in damage to our reputation or cause us to lose all or a portion of our production capacity, and future revenue anticipated to be derived from the relevant facilities.

Our founders collectively have significant influence over our management and their interests may not be aligned with our interests or the interests of our other shareholders.

As of the date of this prospectus supplement, our founders, Xiande Li who is our chairman and chief executive officer, Kangping Chen who is our director, and Xianhua Li who is our director, beneficially owned 9.6%, 6.6% and 3.3%, respectively, or 19.6% in the aggregate, of our outstanding ordinary shares. If the founders act collectively, they will have a substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, dividend policy and other significant corporate actions. They may take actions that are not in the best interest of our company or our securities holders. For example, this concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. On the other hand, if the founders are in favor of any of these actions, these actions may be taken even if they are opposed by a majority of our other shareholders, including you and those who invest in ADSs. In addition, under our current articles of association, the quorum required for the general meeting of our shareholders is two shareholders entitled to vote and present in person or by proxy or, if the shareholder is a corporation, by its duly authorized representative representing not less than one-third in nominal value of our total issued voting shares. As such, a shareholders resolution may be passed at our shareholders meetings with the presence of our founders only and without the presence of any of our other shareholders, which may not represent the interests of our other shareholders, including holders of ADSs.

We have limited insurance coverage and may incur losses resulting from product liability claims, business interruption or natural disasters.

We are exposed to risks associated with product liability claims in the event that the use of our products results in property damage or personal injury. Since our products are ultimately incorporated into electricity generating systems, it is possible that users could be injured or killed by devices that use our products, whether as a result of product malfunctions, defects, improper installations or other causes. Due to our limited operating history, we are unable to predict whether product liability claims will be brought against us in the future or to predict the impact of any resulting adverse publicity on our business. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. Our product liability insurance coverage is limited and we may not have adequate resources to satisfy a judgment in the event of a successful claim against us. In addition, we do not carry any business interruption insurance. As the insurance industry in China is still in its relatively early stage of development, even if we decide to take out business interruption coverage, such insurance available in China offers limited coverage compared with that offered in many other countries. Any business interruption or natural disaster could result in substantial losses and diversion of our resources and materially adversely affect our business, financial condition and results of operations.

The grant of employee share options and other share-based compensation could adversely affect our net income.

As of the date of this prospectus supplement, share options with respect to 9,194,356 ordinary shares have been granted to our directors, officers and employees pursuant to our 2009 Long Term Incentive Plan, and there are 69,336 ordinary shares issuable upon the exercise of outstanding options granted under the plan. As of the date of this prospectus supplement, share options with respect to 10,455,980 ordinary shares have been granted to our directors, officers and employees pursuant to our 2014 Equity Incentive Plan, and there are 938,212 ordinary shares issuable upon the exercise of outstanding options granted under the plan. U.S. GAAP requires us to recognize share-based compensation as compensation expense in the consolidated statement of operations based on the fair value of equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. If we grant more share options to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income. However, if we do not grant share options or reduce the number of share options that we grant, we may not be able to attract and retain key personnel.

Our lack of sufficient patent protection in and outside of China may undermine our competitive position and subject us to intellectual property disputes with third parties, both of which may have a material adverse effect on our business, results of operations and financial condition.

We have developed various production process related know-how and technologies in the production of our products. Such know-how and technologies play a critical role in our quality assurance and cost reduction. In addition, we have implemented a number of research and development programs with a view to developing techniques and processes that will improve production efficiency and product quality. Our intellectual property and proprietary rights from our research and development programs will be crucial in maintaining our competitive edge in the solar power industry. As of the date of this prospectus supplement, we have 888 patents and 372 pending patent applications in China. Our patents’ validity is generally ten years. We plan to continue to seek to protect our intellectual property and proprietary knowledge by applying for patents for them. However, we cannot assure you that we will be successful in obtaining patents in China in a timely manner or at all. Moreover, even if we are successful, China currently affords less protection to a company’s intellectual property than some other countries, including the United States. We also use contractual arrangements with employees and trade secret protections to protect our intellectual property and proprietary rights. Nevertheless, contractual arrangements afford only limited protection and the actions we may take to protect our intellectual property and proprietary rights may not be adequate.

In addition, others may obtain knowledge of our know-how and technologies through independent development. Our failure to protect our production process, related know-how and technologies, our intellectual property and proprietary rights or any combination of the above may undermine our competitive position. Third parties may infringe or misappropriate our proprietary technologies or other intellectual property and proprietary rights. Policing unauthorized use of proprietary technology can be difficult and expensive. Litigation, which can be costly and divert management attention and other resources away from our business, may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of our proprietary rights. We cannot assure you that the outcome of such potential litigation will be in our favor. An adverse determination in any such litigation will impair our intellectual property and proprietary rights and may harm our business, prospects and reputation.

We may be exposed to intellectual property infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards and subject us to injunctions prohibiting sale of our products in certain markets.

Our success depends on our ability to use and develop our technology and know-how, and to manufacture and sell our recovered silicon materials, silicon wafers, solar cells and solar modules, develop solar power projects or otherwise operate our business in the solar industry without infringing the intellectual property or other rights of third parties. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. The validity and scope of claims relating to solar power technology patents involve complex scientific, legal and factual questions and analyses and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings, trademark disputes and related legal and administrative proceedings can be both costly and time-consuming and may significantly divert our resources and the attention of our technical and management personnel. An adverse ruling in any such litigation or proceedings could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Our business depends substantially on the continuing efforts of our founders, executive officers and key technical personnel, as well as our ability to maintain a skilled labor force. Our business may be materially adversely affected if we lose their services.

Our success depends on the continued services of our founders, Mr. Xiande Li, Mr. Kangping Chen and Mr. Xianhua Li, and other executive officers and key personnel. We do not maintain key-man life insurance on any of our founders, executive officers and key personnel. If one or more of our founders, executive officers and key personnel are unable or unwilling to continue in their present positions, we may not be able to readily replace them, if at all. As a result, our business may be severely disrupted and we may have to incur additional expenses in order to recruit and retain new personnel. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers. Each of our founders, executive officers and key personnel has entered into an employment agreement with us that contains confidentiality and non-competition provisions. However, if any dispute arises between our founders, executive officers or key personnel and us, we cannot assure you, in light of uncertainties associated with the PRC legal system, that these agreements could be enforced in China where most of our founders, executive officers and key personnel reside and hold most of their assets. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could have a material adverse effect on us” in this prospectus supplement.

Furthermore, recruiting and retaining capable personnel, particularly experienced engineers and technicians familiar with our products and manufacturing processes, is vital to maintain the quality of our products and improve our production methods. There is substantial competition for qualified technical personnel, and we cannot assure you that we will be able to attract or retain qualified technical personnel. If we are unable to attract and retain qualified employees, key technical personnel and our executive officers, our business may be materially adversely affected.

Compliance with environmentally safe production and construction and renewable energy development regulations can be costly, while non-compliance with such regulations may result in adverse publicity and potentially significant monetary damages, fines and suspension of our business operations.

We are required to comply with all national and local environmental protection regulations for our operations, including in China, the United States and Malaysia. For example, regulations on emission trading and pollution permits in Zhejiang Province allow entities to increase their annual pollution discharge limit by purchasing emissions trading credits. Entities that purchase emission credits can increase their annual discharge limit by registering the credits with the relevant environmental authorities and amending their pollution permits or obtaining new ones. We have entered into several emissions trading contracts to purchase credits to increase our annual discharge limit and registered all credits as required under a local regulation that became effective on October 9, 2010. However, as our business grows, we may increase our discharge level in the future and we cannot guarantee you that we will continue to be below our annual discharge limit. The penalties for exceeding the annual discharge limit may include corrective orders, fines imposed by the local environmental authority of up to RMB50,000 or, in extreme circumstances, revocation of our pollution permit. Some of our subsidiaries need to obtain and maintain pollution discharge permits or registrations, and some of our subsidiaries are in the process of application for such permits and registrations, which are subject to application, renewal or extension on an annual basis or within a longer period. We cannot assure you that we are or will be able to successfully obtain, renew or extend these permits in a timely manner or at all.

We use, store and generate volatile and otherwise dangerous chemicals and wastes during our manufacturing processes, and are subject to a variety of government regulations related to the use, storage and disposal of such hazardous chemicals and waste. In accordance with the requirements of the Regulations on the Safety Management of Hazardous Chemicals, which became effective on March 15, 2002 and were amended on December 1, 2011 and December 7, 2013, we are required to engage state-qualified institutions to conduct the safety evaluation on our storage instruments related to our use of hazardous chemicals and file the safety evaluation report with the competent safety supervision and administration authorities every three years. In compliance with Jiaxing City environmental authority’s requests, we commenced efforts to meet their targets for hazardous chemical and wastes in May 2012. Environmental authorities of Haining City and Jiaxing City evaluated our efforts and confirmed that we satisfied their targets in September 2012. Moreover, we filed a report with the competent safety supervision and administration authorities and public security agencies concerning the actual storage situation of our hyper-toxic chemicals and other hazardous chemicals that constitute major of hazard sources.

Moreover, we are required to obtain construction permits before commencing constructing production facilities. We are also required to obtain the approvals from PRC environmental protection authorities before commencing commercial operations of our manufacturing facilities. We are also required to comply with renewable energy development regulations and directives for our operations in China. We commenced construction of a portion of our solar cell and solar module production facilities prior to obtaining the construction permits and commenced operations of certain of our production facilities prior to obtaining the environmental approvals for commencing commercial operation and completing the required safety evaluation procedure and we, through Poyang Luohong, a joint venture in which we then held 51% equity interest, had commenced the construction of the Technology Top Runner Project prior to obtaining the construction permits, land use certificates and certain other approvals. Although we have subsequently obtained all required environmental approvals covering all of existing production capacity except a portion of solar cell and solar module production capacity and we have disposed of all our equity interest in Poyang Luohong, we cannot assure you that we will not be penalized by the relevant government authorities for our non-compliance with the PRC environmental protection, safe production and construction regulations, including renewable energy development regulations and directives.

In late August 2011, our Haining facility experienced a suspected leakage of fluoride into a nearby small water channel due to extreme and unforeseen weather conditions. On September 15, 2011, residents of Hongxiao Village in proximity to the Haining facility gathered to protest the discharge. The Haining facility suspended production on September 17, 2011. We also took steps recommended by an environmental engineering firm licensed by the PRC government (“Licensed Engineers”). On September 28, 2011, a committee of experts (the “Experts Committee”) established by the Haining government approved a set of recommendations developed by the Licensed Engineers with our assistance and the Haining government to be implemented by us. On October 6, 2011, the Experts Committee, the Environmental Bureau of the Haining government and representatives of Hongxiao Village reviewed the steps taken by us based on the recommendations of the Experts Committee and provided their comments to JinkoSolar’s management. On October 9, 2011, the Experts Committee notified us that the Experts Committee was satisfied with the steps taken by us and we resumed production at the Haining facility. In 2012, we carried out a series of environmental protection efforts intended to ensure our compliance with relevant standards and requirements. In January 2013, Haining City environmental authority issued the “Environmental Management Compliance Certificate for 2012” to us, confirming our compliance with environmental requirements.

Although we will try to take measures to prevent similar incidents from occurring again in the future, we cannot assure you that our operations will not be disrupted by similar or other environmental incidents. In addition, the relevant authorities may issue more stringent environmental protection, safe production and construction regulations in the future that may impact our manufacturing facilities in China or abroad, and the costs of compliance with new regulations could be substantial. If we fail to comply with the future environmentally safe production and construction laws and regulations, we may be required to pay fines, suspend construction or production, or cease operations. Moreover, any failure by us to control the use of, or to adequately restrict the discharge of, dangerous substances could subject us to potentially significant monetary damages and fines or the suspension of our business operations.

We face risks related to health epidemics and other outbreaks. In particular, we were, and could be further, adversely affected by the global outbreak of COVID-19.

Our business could be adversely affected by the effects of novel coronavirus (“COVID-19”), Ebola virus disease, influenza A (“H1N1”), avian flu, severe acute respiratory syndrome (“SARS”), or other epidemic outbreak.

In December 2019, a strain of COVID-19 was reported to have surfaced in Wuhan, China, which subsequently spread throughout China. The Chinese central government and local governments in Wuhan and other cities in China have introduced various temporary measures to contain the COVID-19 outbreak, such as extension of the Lunar New Year holidays and travel restrictions, which have impacted and could further impact national and local economy to different degrees. As the COVID-19 subsequently spreads globally, many governments in other countries and regions have also introduced travel restrictions, lock-down policies, suspension of business activities and other temporary measures. The global spread of the COVID-19 has created significant volatility and uncertainty, as well as economic disruption. Our production could be severely affected if our employees or the regions in which our facilities are located are affected by the COVID-19. For example, a facility could be closed by government authorities for a sustained period of time, some or all of our workforce could be unavailable due to quarantine, fear of catching the disease or other factors, and local, national or international transportation or other infrastructure could be affected, leading to delays or loss of production. In addition, our suppliers and customers are subject to similar risks, which could lead to a shortage of raw materials or a reduction in our customers’ demand for our products. We may have to decrease the selling price of our products to attract and retain customers if the demand for our products decreases. We rely on a variety of common carriers to transport our raw materials from our suppliers, and to transport products from us to our customers. Problems suffered by any of these common carriers could result in shipping delays, increased costs or some other supply chain disruption and could therefore have a material adverse effect on our operations. While it is unknown how long these conditions will last and what the complete financial effect will be to us, our supply of certain raw materials and logistics during the first quarter of 2020 was temporarily affected, causing some module shipments to be postponed to the second quarter of 2020. As a result, some of our customers delayed their payments, which temporarily affected our cash flow. In addition, our capacity utilization rate of certain overseas manufacturing facility has been temporarily affected as we have to limit the number of workers gathering at the facility pursuant to the instructions of the local authorities. In the second and third quarters of 2020, logistics and transportation continued to be affected in certain parts of the world and regional demands were adjusting due to the pandemic. In response to the COVID-19 outbreak, we implemented a number of initiatives to ensure business continuity, including ensuring the safety and health of our employees and minimizing the impact of the outbreak on production and delivery by stocking up on critical raw materials and optimizing production and logistics, as well as flexibly adjusting the manufacturing facilities from which we ship our products. The situation of the COVID-19 outbreak is very fluid and we are closely monitoring its impact on us. There may be further adverse impact on our operation, liquidity, financial condition and results of operations if the conditions last a sustained period of time and continue to develop globally.

In April 2009, an outbreak of influenza A caused by the H1N1 virus occurred in Mexico and the United States, and spread into a number of countries rapidly. There have also been reports of outbreaks of a highly pathogenic avian flu, caused by the H1N1 virus, in certain regions of Asia and Europe. In past few years, there were reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases. In April 2013, there were reports of cases of H7N9 avian flu in southeast China, including deaths in Shanghai and Zhejiang Province. An outbreak of avian flu in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, particularly in Asia. Additionally, any recurrence of SARS, a highly contagious form of atypical pneumonia, similar to the occurrence in 2003 which affected China, Hong Kong, Taiwan, Singapore, Vietnam and certain other countries, would also have similar adverse effects.

These outbreaks of contagious diseases and other adverse public health developments in China and around the world would have a material adverse effect on our business operations. These could include our ability to travel or ship our products outside China as well as temporary closure of our manufacturing facilities. Such closures or travel or shipment restrictions would severely disrupt our business operations and adversely affect our financial condition and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu, SARS or any other epidemic.

Risks Related to Doing Business in China

We may fail to comply with laws and regulations regarding PV production in China.

On January 15, 2018, the Ministry of Industry and Information Technology of China (the “MIIT”) promulgated the Standard Conditions of Photovoltaic Production Industry, or the Photovoltaic Production Rule, in place of its old version, which establishes a basic regulatory framework for PV production industry. The Photovoltaic Production Rule provides, among other matters, requirements in relation to the production layout, project establishment filing and enterprise qualification, requirements with regard to the production scale, product quality, cell efficiency, energy consumption and operational life span of various PV products, and requirements related to quality management and obtaining the pollution discharge permits and other environmental requirements. On May 29, 2020, the MIIT published the draft Interim Standard Conditions of Photovoltaic Production Industry (2020 version) (Draft for Comment), for public comment, or the 2020 Draft Photovoltaic Production Rule, which among other things, strengthens requirements with regard to the investment standard, product quality and cell efficiency, and sets forth encouragement in intelligent manufacturing. It is not certain whether and when the 2020 Draft Photovoltaic Production Rule will be officially promulgated, and whether it will be in the same form and content as the 2020 Draft Photovoltaic Production Rule, and if enacted in substantially the form published for public comment, such tightened requirements may increase our compliance and production costs. Our failure to comply with these rules and the laws and regulations related thereto, if and when effective, could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, which could have a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that we will be able to promptly and adequately respond to changes of laws and regulations, or that our employees and contractors will act in accordance with our internal policies and procedures. Failure to comply with such laws and regulations relating to PV production may materially adversely affect our business, financial condition and results of operations.

Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by the Public Company Accounting Oversight Board, and consequently investors may be deprived of the benefits of such inspection; furthermore, the inspection status of our auditor may affect the ability of our securities to continue to be traded in the United States.

Our auditor, the independent registered public accounting firm that issued the audit reports included elsewhere in our 2019 annual report, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with applicable professional standards. Our auditor is located in, and organized under the laws of, the PRC, which is a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities. In May 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. PCAOB continues to be in discussions with the CSRC, and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. However, it remains unclear what further actions, if any, the SEC and PCAOB will take to address the problem. This lack of PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ADSs are deprived of the benefits of such PCAOB inspections.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, both houses of the United States Congress recently approved the Holding Foreign Companies Accountable Act, or the HFCA Act, legislation that would require the SEC to maintain a list of issuers making ongoing SEC reporting filings using auditors from a non-U.S. jurisdiction that the PCAOB is not able to inspect or investigate completely because of a position taken by the relevant non-U.S. jurisdiction. The HFCA Act would require the SEC to prohibit the U.S. trading (including on U.S. exchanges or the over-the-counter markets) of securities of issuers that are included on this list for three consecutive years. The earliest of such three consecutive years would be the first year following the HFCA Act’s enactment into law. The HFCA Act would also require companies on the list to certify that they are not owned or controlled by a foreign government and make certain additional disclosures in their SEC filings, including disclosure of whether governmental entities in the applicable non-U.S. jurisdiction have a controlling financial interest in the issuer, the names of Chinese Communist Party members on the issuer or the issuer’s operating entity’s board of directors and whether the issuer’s articles contain a charter of the Chinese Communist Party. The HFCA Act was passed by the Senate on May 20, 2020 and by the House of Representatives on December 2, 2020;it is still pending the signature of the president before becoming law.

In addition to legislative action, on June 4, 2020, President Trump issued a memorandum directing the President's Working Group on Financial Markets, or the PWG, which is chaired by the Secretary of the Treasury and includes the Chairman of the Board of Governors of the Federal Reserve System, the Chairman of the SEC and the Chairman of the Commodity Futures Trading Commission, to discuss and make recommendations regarding the risks faced by U.S. investors from Chinese companies and companies with significant operations in China that are listed on U.S. stock exchanges, which are imposed by Chinese government’s refusal to permit the PCAOB to conduct inspections of auditors in China. In a letter dated July 24, 2020, which was released on August 7, 2020, the PWG responded to the president's request with a report entitled “Protecting United States Investors from Significant Risks from Chinese Companies,” which includes various recommendations to address issues from countries in which PCAOB is unable to inspect auditors, which it refers to as NCJs. One of the report’s recommendation is to require U.S. exchanges to adopt enhanced listing standards that companies would be required to meet at the time of any new listing or by January 1, 2022 for continued listings. U.S. listed companies that fail to meet these proposed enhanced standards would be subject to delisting and trading suspensions. The recommended listing standards would require that PCAOB have access to work papers of the principal audit firm for the audit of the listed company or, for companies that are unable to satisfy this work papers access standard as a result of governmental restrictions in NCJs, they could instead provide a co-audit from a U.S. PCAOB registered audit firm where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. One of the report’s recommended requirements for such co-audits is that the government of the relevant NCJ would have to permit the U.S. accounting firm working on the co-audit to perform the work and retain the relevant work papers outside of the NCJ. However, because Chinese law prohibits audit firms that operate in China and Hong Kong from releasing certain documentation of Chinese companies without explicit government permission, it is unclear if these requirements would be consistent with Chinese law. The report also includes recommendations for enhanced disclosure requirements for China-based companies and funds exposed to China-based groups, requiring more due diligence on behalf of index providers, and guidance for investment advisers.

Future developments in respect of the issues discussed above are uncertain, including because the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures. However, if any of the administrative proceedings, legislative actions or regulatory changes discussed above were to proceed in ways that are detrimental to China-based issuers, it could cause us to fail to be in compliance with U.S. securities laws and regulations, we could cease to be listed on the NYSE or another U.S. exchange, and trading of our shares and ADSs in the United States could be prohibited. Any of these actions, or uncertainties in the market about the possibility of such actions, could adversely affect our access to the U.S. capital markets and the price of our ADSs and ordinary shares and could result in adverse consequences under our outstanding borrowings.

Inspections of other firms that the PCAOB has conducted outside the PRC have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Proceedings instituted by the SEC against certain PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Securities Exchange Act of 1934.

In December 2012, the SEC instituted administrative proceedings against the Big Four PRC-based accounting firms, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC’s rules and regulations thereunder by failing to provide to the SEC the firms’ audit work papers with respect to certain PRC-based companies that are publicly traded in the United States.

On January 22, 2014, the administrative law judge presiding over the matter rendered an initial decision that each of the firms had violated the SEC’s rules of practice by failing to produce audit papers and other documents to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months.

On February 6, 2015, the four China-based accounting firms each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S.-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to Chinese firms’ audit documents via the CSRC. Under the terms of the settlement, the underlying proceeding against the four China-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. While we cannot predict if the SEC will further challenge the four China-based accounting firms’ compliance with U.S. law in connection with U.S. regulatory requests for audit work papers or if the results of such a challenge would result in the SEC imposing penalties such as suspensions, if the accounting firms are subject to additional remedial measures, our ability to file our financial statements in compliance with SEC requirements could be impacted. A determination that we have not timely filed financial statements in compliance with SEC requirements could ultimately lead to the delisting of our ADSs from NYSE or the termination of the registration of our ADSs under the Securities Exchange Act of 1934, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

The approval of the MOFCOM for or in connection with our corporate restructuring in 2007 and 2008 may be subject to revocation, which will have a material adverse effect on our business, operating results and trading price of our ADSs.

On August 8, 2006, six PRC governmental and regulatory agencies, including the Ministry of Commerce of the People’s Republic of China (the “MOFCOM”), and the CSRC promulgated a rule entitled “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors”, or Circular 10, which became effective on September 8, 2006 and was amended in June 2009. Article 11 of Circular 10 requires PRC domestic enterprises or domestic natural persons to obtain the prior approval of MOFCOM when an offshore company established or controlled by them proposes to merge with or acquire a PRC domestic company with which such enterprises or persons have a connected relationship.

On January 1, 2020, the Foreign Investment Law of the People’s Republic of China (the “Foreign Investment Law”) came into effect. On February 5, 2020, the MOFCOM stated in a reply to the public that the provisions in Circular 10 do not conflict with the Foreign Investment Law and its implementing regulations should continue to apply. The MOFCOM will, in conjunction with the implementation of the Foreign Investment Law and its implementing regulations, study relevant issues related to Circular 10 and start relevant work at appropriate time to further improve the foreign mergers and acquisitions system under the framework of the Foreign Investment Law.

We undertook a restructuring in 2007, or the 2007 Restructuring, and our founders and JinkoSolar Technology Limited, previously Paker Technology Limited (“JinkoSolar Technology”), obtained the approval of Jiangxi MOFCOM, for the acquisition of certain equity interest in Jiangxi Desun and the pledge by our founders of their equity interest in Jiangxi Desun to JinkoSolar Technology, or the 2007 acquisition and pledge. However, because our founders are PRC natural persons and they controlled both JinkoSolar Technology and Jiangxi Desun, the 2007 acquisition and pledge would be subject to Article 11 of Circular 10 and therefore subject to approval by MOFCOM at the central government level. To remedy this past non-compliance, we undertook another corporate restructuring in 2008, or the 2008 Restructuring, under which the share pledge was terminated on July 28, 2008 and JinkoSolar Technology transferred all of its equity interest in Jiangxi Desun to Long Faith Creation Limited (“Long Faith”), an unrelated Hong Kong company, on July 31, 2008. In addition, on November 11, 2008, we received written confirmation from Jiangxi MOFCOM in its reply to our inquiry that there had been no modification to the former approvals for the 2007 acquisition and pledge and JinkoSolar Technology’s transfer of its equity interest in Jiangxi Desun to Long Faith, and we might continue to rely on those approvals for further transactions. Nevertheless, we cannot assure you that MOFCOM will not revoke such approval and subject us to regulatory actions, penalties or other sanctions because of such past non-compliance. If the approval of Jiangxi MOFCOM for the 2007 acquisition and pledge were revoked and we were not able to obtain MOFCOM’s retrospective approval for the 2007 acquisition and pledge, Jiangxi Desun may be required to return the tax benefits to which only a foreign-invested enterprise was entitled and which were recognized by us during the period from April 10, 2007 to December 31, 2007, and the profit distribution to JinkoSolar Technology in December 2008 may be required to be unwound. Under an indemnification letter issued by our founders to us, our founders have agreed to indemnify us for any monetary losses we may incur as a result of any violation of Circular 10 in connection with the restructuring we undertook in 2007. We cannot assure you, however, that this indemnification letter will be enforceable under the PRC law, our founders will have sufficient resources to fully indemnify us for such losses, or that we will not otherwise suffer damages to our business and reputation as a result of any sanctions for such non-compliance.

Meanwhile, given the uncertainty with respect to what constitutes a merger with or acquisition of a PRC domestic enterprise and what constitutes circumvention of its approval requirements under the Circular 10, we cannot assure you that the 2008 Restructuring is in all respects compliance with Circular 10. If MOFCOM subsequently determines that its approval of the 2008 Restructuring was required, we may face regulatory actions or other sanctions by MOFCOM or other PRC regulatory agencies. Such actions may include compelling us to terminate the contracts between Jiangxi Desun and us, the limitation of our operating privileges in China, the imposition of fines and penalties on our operations in China, restrictions or prohibition on the payment or remittance of dividends by Jiangxi Jinko or others that may have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of the PRC, which could reduce the demand for our products and materially adversely affect our competitive position.

Our business is primarily based in the PRC and a portion of our sales are made in the PRC. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in the PRC. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the level of government involvement;

•	the level of development;

•	the growth rate;

•	the control of foreign exchange; and

•	the allocation of resources.

While the PRC economy has grown significantly in the past 30 years, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may have a negative effect on us. For example, our financial condition and results of operations may be materially adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the PRC government could materially adversely affect our business. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. We cannot predict whether changes in China’s political, economic and social conditions, laws, regulations and policies will have any material adverse effect on our current or future business, financial condition and results of operations.

Uncertainties and limitations with respect to the PRC legal system could have a material adverse effect on us.

We are incorporated in Cayman Islands and are subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign owned companies. The PRC legal system is based on written statutes. Prior court decisions have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties and inconsistencies, which may limit legal protections available to us. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative authorities and courts have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult than in more developed legal systems to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may impede our ability to obtain or maintain licenses and permits or enforce the contracts we have entered into with our business partners, clients and suppliers. In addition, such uncertainties, including the inability to obtain or maintain licenses and permits and enforce our contracts, could materially adversely affect our business and operations. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of national laws by local regulations. In addition, due to jurisdictional limitations, matters of comity and various other factors, the SEC, U.S. Department of Justice and other U.S. authorities may be limited in their ability to pursue bad actors, including in instances of fraud, in the PRC. For example, there are significant legal and other obstacles to obtaining information needed for investigations or litigation in the PRC. Similar limitations apply to the pursuit of actions against individuals, including officers, directors and individual gatekeepers, who may have engaged in fraud or other wrongdoing. See “—It may be difficult to effect service of process on, or to enforce any judgments obtained outside the PRC against, us, our directors, or our senior management members who live inside the PRC.” Moreover, local authorities in the PRC may be constrained in their ability to assist U.S. authorities and overseas investors. In addition, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator, including the SEC, PCAOB, and the Department of Justice, can directly conduct investigations or evidence collection activities within the PRC and no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators without Chinese government approval. Furthermore, shareholder claims that are common in the U.S., including class action under securities laws and fraud claims, generally are difficult or impossible to pursue as a matter of law or practicality in the PRC. Investors in the PRC may not have the ability to pursue or seek certain legal claims and remedies against China-based Issuers, or their officers, directors, and gatekeepers in U.S. courts as private plaintiffs, and may have to rely on domestic legal claims and remedies that are available in the PRC, which can be significantly different from those available in the United States and difficult to pursue. These uncertainties and limitations could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

PRC regulations may subject our future mergers and acquisitions activity to national security review.

In February 2011, the General Office of the State Council of China (the “State Council”) promulgated Circular 6, a notice on the establishment of a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Circular 6 became effective on March 4, 2011. To implement Circular 6, MOFCOM promulgated the MOFCOM Security Review Rules on August 25, 2011, which became effective on September 1, 2011. According to Circular 6 and the MOFCOM Security Review Rules, national security review is required to be undertaken to complete mergers and acquisitions (i) by foreign investors of enterprises relating to national defense and (ii) through which foreign investors may acquire de facto control of a domestic enterprise that could raise national security concerns. When determining whether to subject a specific merger or acquisition to national security review, the MOFCOM will look at the substance and actual impact of the transaction. Bypassing national security review by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions by foreign investors is prohibited.

Under the framework of the Foreign Investment Law that came into effect on January 1, 2020, the scope of national security review expands from mergers and acquisitions to all foreign investment activities. According to Article 35 of the Foreign Investment Law, a security review system for foreign investment will be established in the country, under which the security review shall be conducted for any foreign investment affecting or having the possibility to affect national security. According to Article 40 of the Foreign Investment Law, where any country or region takes any discriminatory prohibitive or restrictive measures, or other similar measures against China in terms of investment, China may take corresponding measures against the said country or region in light of the actual conditions.

In addition, even if a merger or acquisition by foreign investors is not currently subject to national security review, or is determined to have no impact on national security after such review, it may still be subject to future review. A change in conditions (such as change of business activities, or amendments to relevant documents or agreements) may trigger the national security review requirement, then the foreign investor to the merger or acquisition must apply for the relevant approval with the MOFCOM.

Currently, there are no public provisions or official interpretations specifically providing that our current businesses fall within the scope of national security review and there is no requirement that foreign investors to those merger and acquisition transactions completed prior to the promulgation of Circular 6 take initiatives to submit such transactions to MOFCOM for national security review. However, as there is no clear statutory interpretation on the implementation of the security review system, there is no assurance that the relevant PRC regulatory authorities will have the same view as us when applying them. If our future merger and acquisition transactions and other indirect investments are subject to the national security review, the application of the national security review may further complicate our future merger and acquisition and investment activities, and our expansion strategy may be adversely affected as a result.

PRC regulations relating to overseas investment by PRC residents may restrict our overseas and cross-border investment activities and adversely affect the implementation of our strategy as well as our business and prospects.

On July 4, 2014, the State Administration of Foreign Exchange of China (the “SAFE”) issued the Circular on the Administration of Foreign Exchange Issues Related to Overseas Investment, Financing and Roundtrip Investment by Domestic Residents through Offshore Special Purpose Vehicles (the “SAFE Circular 37”), which replaced the former circular commonly known as “SAFE Circular 75” promulgated on October 21, 2005. The SAFE Circular 37 requires PRC residents to register with the competent local SAFE branch in connection with their direct establishment or indirect control of an offshore special purpose vehicle, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. The SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contribution by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

We believe that all of our beneficial owners who are PRC citizens or residents have completed their registrations with the competent local SAFE branch in accordance with the SAFE Circular 75 before the promulgation of SAFE Circular 37. However, we may not at all times be fully aware or informed of the identities of all of our beneficial owners who are PRC citizens or residents, and we may have little control over either our present or prospective direct or indirect PRC resident beneficial owners or the outcome of such registration procedures. We cannot assure you that the SAFE registrations of our present beneficial owners or future beneficial owners who are PRC citizens or residents have been or will be amended to reflect, among others, the shareholding information or equity investment as required by the SAFE Circular 37 and subsequent implementation rules at all times. The failure of these beneficial owners to comply with the registration procedures set forth in the SAFE Circular 37 may subject such beneficial owners and our PRC subsidiaries to fines and legal sanctions. Such failure may also result in restrictions on our PRC subsidiaries’ ability to distribute profits to us or our ability to inject capital into our PRC subsidiaries or otherwise materially adversely affect our business, financial condition and results of operations. Furthermore, it is unclear how the SAFE Circular 37 and any future regulation concerning offshore or cross-border transactions will be interpreted and implemented by the relevant PRC government authorities. We cannot predict how these regulations will affect our business operations or future strategy.

On December 25, 2006, the People’s Bank of China promulgated the Measures for Administration of Individual Foreign Exchange, and on January 5, 2007, the SAFE promulgated relevant Implementation Rules. On February 15, 2012, the SAFE promulgated the Notice on Various Issues Concerning Foreign Exchange Administration for Domestic Individuals Participating in Equity Incentive Plans of Overseas Listed Companies (the “Stock Option Notice”). The Stock Option Notice terminated the Application Procedures of Foreign Exchange Administration of Domestic Individuals’ Participating in an Employee Stock Holding Plan or Stock Option Plan of an Overseas Listed Company issued by the SAFE on March 28, 2007. According to the Stock Option Notice, PRC citizens who are granted shares or share options by a company listed on an overseas stock market according to its employee stock holding plan or stock incentive plan are required to register with the SAFE or its local counterparts by following certain procedures.

We and our employees who are PRC citizens and individual beneficiary owners, or have been granted restricted shares or share options, are subject to the Individual Foreign Exchange Rules and its relevant implementation regulations. The failure of our PRC individual beneficiary owners and the restricted holders to complete their SAFE registrations pursuant to the SAFE’s requirement or the Individual Foreign Exchange Rules may subject these PRC citizens to fines and legal sanctions. It may also limit our ability to contribute additional capital into our PRC subsidiaries, and limit our PRC subsidiaries’ ability to distribute dividends to us, or otherwise materially adversely affect our business.

On December 26, 2017, the NDRC promulgated the Administrative Measures for the Outbound Investment of Enterprises (the “new ODI Measure”), which took effect from March 1, 2018, and replaced the Administrative Measures for Approval and Record-filing on Overseas Investment Projects promulgated by the NDRC on April 8, 2014. The new ODI Measure will further enhance supervision of overseas investments through reports of seriously unfavorable events, inquiry letters and related supervision systems. Where PRC citizens make investments abroad through overseas enterprises under their control, the new ODI Measure will apply mutatis mutandis.

Besides overseas investments of PRC subsidiaries, all of our overseas investments may subject to supervision and inspection under the new ODI Measure, which may materially increase the complexity of regulatory compliance aspect of our overseas investments. However, the implementation and interpretation of the new ODI Measure are uncertain and will subject to the practice of the NDRC.

Our ability to access financing could be adversely affected by PRC regulations.

Laws, regulations and policies issued in the PRC may apply to our company. For example, the NDRC issued the NDRC Circular, which came into effect on September 14, 2015. The NDRC Circular requires domestic enterprises and/or their overseas controlled enterprises or branches to procure the registration of any issue of debt securities outside the PRC with the NDRC prior to such issue, and to notify the NDRC of the particulars of such issue within a prescribed timeframe after such issue. The NDRC’s acceptance of any application for registration is subject to the availability of a sufficient amount within the NDRC’s stipulated foreign debt aggregate quota (the “Aggregate Quota”). Registrations for issue of foreign debt may not be accepted by the NDRC for either administrative reasons or due to the Aggregate Quota having been fully utilized at the time of filing. There is also no assurance that any registration with the NDRC will not be revoked or amended in the future.

The application of relevant laws, regulations and policies issued in the PRC, such as the NDRC Circular, could therefore restrict our ability to raise debt financing and could also impose registration and reporting requirements that could affect our ability to raise debt financing in a timely manner.

Our China-sourced income is subject to PRC withholding tax under the CIT Law, and we may be subject to PRC corporate income tax at the rate of 25%.

We are a Cayman Islands holding company with a substantial part of our operations conducted through our operating subsidiaries in China. Under the Corporate Income Tax Law of the PRC (the “CIT Law”) which became effective on January 1, 2008 and was amended on February 24, 2017 and December 29, 2018, and the Regulation on the Implementation of the CIT Law (the “Implementation Rules of the CIT Law”) which became effective on January 1, 2008 and was amended on April 23, 2019, China-sourced passive income of non-PRC tax resident enterprises, such as dividends paid by a PRC subsidiary to its overseas parent and gains on sales of securities, is generally subject to a 10% withholding tax. Under an arrangement between China and Hong Kong, such dividend withholding tax rate is reduced to 5% if the beneficial owner of the dividends is a Hong Kong tax resident enterprise which directly owns at least 25% of the PRC company distributing the dividends and has owned such equity for at least 12 consecutive months before receiving such dividends. For example, as JinkoSolar Technology is a Hong Kong company and has owned 73.28% of the equity interest in Jiangxi Jinko directly for more than 12 consecutive months to date, any dividends paid by Jiangxi Jinko to JinkoSolar Technology will be entitled to a withholding tax at the reduced rate of 5% after obtaining approval from the competent PRC tax authority, provided that JinkoSolar Technology is deemed the beneficial owner of such dividends and that JinkoSolar Technology is not deemed to be a PRC tax resident enterprise as described below. However, according to the Circular of the State Taxation Administration on How to Understand and Identify a “Beneficial Owner” under Tax Treaties (“STA Circular 601”), effective on October 27, 2009, and the Announcement of the State Taxation Administration on the Determination of “Beneficial Owners” in the Tax Treaties (“STA Announcement 30”), effective on June 29, 2012, an applicant for treaty benefits, including benefits under the arrangement between China and Hong Kong on dividend withholding tax, that does not carry out substantial business activities or is an agent or a conduit company may not be deemed a “beneficial owner” of the PRC subsidiary and therefore, may not enjoy such treaty benefits. If JinkoSolar Technology is determined to be ineligible for such treaty benefits, any dividends paid by Jiangxi Jinko to JinkoSolar Technology will be subject to the PRC withholding tax at a 10% rate instead of a reduced rate of 5%. On February 3, 2018, the State Taxation Administration of China (the “STA”) released Announcement of the State Taxation Administration on Issues concerning the “Beneficial Owner” in Tax Treaties (the “STA Announcement 9”) which replaced STA Circular 601 and STA Announcement 30. The STA Announcement 9 comprehensively updates the assessment principles for the determination of beneficial ownership under agreements between China and other jurisdictions for the avoidance of double taxation. The STA Announcement 9 has also tightened the first two unfavorable factors of STA Circular 601. This will be challenging for some non-resident taxpayers as their treaty benefits may be denied for the lack of beneficial ownership status.

The CIT Law, however, also provides that enterprises established outside China whose “de facto management bodies” are located in China are considered “PRC tax resident enterprises” and will generally be subject to the uniform 25% PRC corporate income tax rate as to their global income. Under the Implementation Rules of the CIT Law, “de facto management bodies” is defined as the bodies that have, in substance, overall management control over such aspects as the production and operation, personnel, accounts and properties of an enterprise. On April 22, 2009, the STA promulgated the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“STA Circular 82”). According to STA Circular 82, an offshore-incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if certain conditions are met. Despite of those conditions, as STA Circular 82 only applies to enterprises incorporated outside China controlled by PRC enterprises or a PRC enterprise, it remains unclear how the PRC tax authorities will determine the location of “de facto management bodies” for offshore enterprises that are controlled by individual PRC tax residents or non-PRC enterprises, as our company and JinkoSolar Technology. Therefore, it remains unclear whether the PRC tax authorities would regard our company or JinkoSolar Technology as PRC tax resident enterprises. If our company and JinkoSolar Technology are regarded by PRC tax authorities as PRC tax resident enterprises for PRC corporate income tax purposes, any dividends distributed from Jiangxi Jinko to JinkoSolar Technology and ultimately to our company could be exempt from the PRC withholding tax, while our company and JinkoSolar Technology will be subject to the uniform 25% corporate income tax rate on our global income at the same time.

Dividends payable by us to our foreign investors and gains on the sale of our shares or ADSs may become subject to PRC corporate income tax liabilities.

The Implementation Rules of the CIT Law provide that (i) if the enterprise that distributes dividends is domiciled in China, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in China, then such dividends or capital gains are treated as China-sourced income. It is not clear how “domicile” will be interpreted under the CIT Law. It may be interpreted as the jurisdiction where the enterprise is incorporated or where the enterprise is a tax resident. Therefore, if our company and our subsidiaries in Hong Kong are considered PRC tax resident enterprises for tax purposes, any dividends we pay to our overseas shareholders or ADS holders, as well as any gains realized by such shareholders or ADSs holders from the transfer of our shares or ADSs, may be viewed as China-sourced income and, as a consequence, be subject to PRC corporate income tax at 10% or a lower treaty rate. If we are required to withhold PRC income tax on dividends we pay to our overseas shareholders or ADS holders, or if you are required to pay PRC income tax on gains from the transfer of our shares or ADSs, the value of your investment in our shares or ADSs may be materially adversely affected.

Our ability to make distributions and other payments to our shareholders depends to a significant extent upon the distribution of earnings and other payments made by our subsidiaries in the PRC.

We conduct a substantial part of our operations through our operating subsidiaries in China. Our ability to make distributions or other payments to our shareholders depends on payments from these operating subsidiaries in China, whose ability to make such payments is subject to PRC regulations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. According to the relevant PRC laws and regulations applicable to our operating subsidiaries in China and their respective articles of association, these subsidiaries are each required to set aside 10% of their after-tax profits based on PRC accounting standards each year as statutory common reserves until the accumulative amount of these reserves reaches 50% of their registered capital. These reserves are not distributable as cash dividends. As of September 30, 2020, these general reserves amounted to RMB689.7 million (US$101.6 million), accounting for 3.6% of the total registered capital of all of our operating subsidiaries in China. In addition, under the CIT Law and its Implementation Rules, dividends from our operating subsidiaries in China to us are subject to withholding tax to the extent that we are considered a non-PRC tax resident enterprise under the CIT Law. See “—Our China-sourced income is subject to PRC withholding tax under the CIT Law, and we may be subject to PRC corporate income tax at the rate of 25%.” Furthermore, if our operating subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us, such as requiring prior approval from relevant banks.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

Certain portions of our revenue and expenses are denominated in Renminbi. If our revenue denominated in Renminbi increases or expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenue into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ADSs. Under China’s existing foreign exchange regulations, foreign currency under current account transactions, such as dividend payments and trade-related transactions are generally convertible. Accordingly, our operating subsidiaries in China are able to pay dividends in foreign currencies without prior approval from the SAFE, by complying with certain procedural requirements. On January 1, 2020, the Foreign Investment Law and its implementing regulations came into effect. According to the Foreign Investment Law, a foreign investor may, in accordance with the law, freely transfer into or out of the PRC its contributions, profits, capital earnings, income from asset disposal, intellectual property rights royalties acquired, compensation or indemnity legally obtained, income from liquidation, etc., made or derived within the territory of the PRC in RMB or any foreign currency, subject to no illegal restriction by any entity or individual in terms of the currency, amount, frequency of such transfer into or out of the PRC, etc. The foreign exchange control in the field of foreign investment has been continuously relaxed. However, in practice, laws and regulations regarding the legality of foreign exchange projects still need to be followed. The SAFE issued the Circular on Further Promoting the Reform of Foreign Exchange Administration and Improving Examination of Authenticity and Compliance on January 26, 2017, pursuant to which the SAFE restated the procedures and reemphasized the bona-fide principle for banks to follow during their review of certain cross-border profit remittance. We cannot assure you that the PRC government would not take further measures in the future to restrict access to foreign currencies for current account transactions. Foreign exchange transactions by our operating subsidiaries in China under capital accounts continue to be subject to significant foreign exchange controls and require the approval of, or registration with, PRC governmental authorities. In particular, if one of our operating subsidiaries in China borrows foreign currency loans from us or other foreign lenders, these loans must be registered with the SAFE.

If we finance our subsidiaries in China by means of additional capital contributions, these capital contributions must be filed or approved by certain government authorities, including the MOFCOM or its local counterparts. On August 29, 2008, the SAFE promulgated Circular 142, which used to regulate the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. On March 30, 2015, the SAFE issued the Circular on Reforming the Administration Approach Regarding the Foreign Exchange Capital Settlement of Foreign-invested Enterprises (“Circular 19”), which became effective on June 1, 2015 and replaced Circular 142. Circular 19 provides that the conversion from foreign currency registered capital of foreign-invested enterprises into the Renminbi capital may be at foreign-invested enterprises’ discretion, which means that the foreign currency registered capital of foreign-invested enterprises for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry of monetary contribution has been registered) can be settled at the banks based on the actual operational needs of the enterprises. However, Circular 19 does not materially change the restrictions on the use of foreign currency registered capital of foreign-invested enterprises that Circular 142 has set forth. On June 9, 2016, the SAFE promulgated the Circular on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange (“Circular 16”), which applies to all domestic enterprises in China. Circular 19 and Circular 16 continue to prohibit foreign-invested enterprises from, among other things, spending Renminbi capital converted from its foreign currency registered capital on expenditures beyond its business scope. Therefore, Circular 19 and Circular 16 may significantly limit the ability of our operating subsidiaries in China to transfer and use Renminbi funds from its foreign currency denominated capital, which may adversely affect our business, financial condition and results of operations.

The expiration or reduction of tax incentives by the PRC government may have a material adverse effect on our operating results.

The CIT Law imposes a uniform tax rate of 25% on all PRC enterprises, including foreign-invested enterprises, and eliminates or modifies most of the tax exemptions, reductions and preferential treatments available under the previous tax laws and regulations. Under the CIT Law, enterprises that were established before March 16, 2007 and already enjoyed preferential tax treatments have (i) in the case of preferential tax rates, continued to enjoy such tax rates that were gradually increased to the new tax rates within five years from January 1, 2008 or, (ii) in the case of preferential tax exemptions or reductions for a specified term, continued to enjoy the preferential tax holiday until the expiration of such term.

Jiangxi Jinko, Jiangxi Materials, Zhejiang Jinko, Yuhuan Jinko, Haining Jinko and Xinjiang Jinko were designated by the relevant local authorities as “High and New Technology Enterprises” under the CIT Law. Jiangxi Jinko, Jiangxi Materials and Xinjiang Jinko were subject to a preferential tax rate of 15% for 2017, 2018 and 2019. Zhejiang Jinko enjoyed the preferential tax rate of 15% in 2015, 2016 and 2017. In 2018, Zhejiang Jinko successfully renewed this qualification and enjoyed the preferential tax rate of 15% in 2018 and 2019. Zhejiang Jinko will continue to enjoy such rate in 2020. Jiangxi Jinko and Jiangxi Materials enjoyed the preferential tax rate of 15% in 2016, 2017 and 2018 and have successfully renewed this qualification for 2019, 2020 and 2021. Xinjiang Jinko was designated by the relevant local authorities as an “Enterprise in the Encouraged Industry” and was subject to a preferential tax rate of 15% for 2017, 2018 and 2019, and Xinjiang Jinko was designated by the relevant local authorities as a “High and New Technology Enterprise” in 2020. Yuhuan Jinko and Haining Jinko enjoyed the preferential tax rate of 15% in 2019 and will continue to enjoy such rate in 2020 and 2021. However, we cannot assure you that Zhejiang Jinko, Jiangxi Jinko, Jiangxi Materials, Xinjiang Jinko, Yuhuan Jinko or Haining Jinko will continue to qualify as “High and New Technology Enterprises” or “Enterprise in the Encouraged Industries” when subject to reevaluation in the near future. In addition, there are uncertainties on how the CIT Law and its Implementation Rules will be enforced, and whether its future implementation will be consistent with its current interpretation. If the corporate income tax rates of some of our PRC subsidiaries increase, our financial condition and results of operations would be materially adversely affected.

According to the Provisional Regulation of the PRC on Value-Added Tax as amended on November 19, 2017 and its implementing rules, and the Announcement on Relevant Policies for Deepening Value-Added Tax Reform promulgated on March 20, 2019, effective from the date of April 1, 2019, gross proceeds from sales and importation of goods and provision of services are generally subject to a value-added tax (“VAT”) at 13%, instead of 16%, with exceptions for certain categories of goods that are taxed at a rate at 9%, instead of 10%.

The State Council promulgated the Circular of the State Council on Cleaning up and Standardizing Preferential Policies on Tax and Other Aspects (“Circular 62”), on November 27, 2014 in an effort to render the preferential policies on tax, non-tax income, fiscal expenditure, and other aspects of the local government consistent with the PRC central laws and regulations. According to the Circular 62, the local tax authorities shall conduct the special clean-up action, which leads to preferential policies violating PRC central laws and regulations being declared ineffective and repealed and preferential policies not violating PRC central laws and regulations being retained. In addition, the special clean-up action requires that all provincial governments and relevant authorities shall, prior to the end of March 2015, report the outcome of the special clean-up action in respect of preferential policies on tax and other aspects to the Ministry of Finance, and the Ministry of Finance shall then forward the outcome to the State Council for final determination. On May 10, 2015, the State Council issued the Circular on Matters Relating to Preferential Policies for Tax and Other Aspects (“Circular 25”), which suspended the implementation of special clean-up action of Circular 62. Circular 25 provides that in respect of existing local preferential policies with specified time limit, such time limit shall still apply; if there is no specified time limit, the local governments shall have the discretion to set up a transitional period to adjust the policies. Furthermore, it provides that preferential tax policies stipulated in the agreements between local governments and enterprises remain valid and the implemented part of the policies shall not be retrospectively affected. However, it is not clear whether or not and when the special clean-up action will resume. The repeal of any preferential policy on tax and other aspects may materially adversely affect our financial condition and business operations.

We face uncertainty with respect to indirect transfers of equity interests in PRC tax resident enterprises by non-PRC holding companies.

Under the current PRC tax regulations, indirect transfers of equity interests and other properties of PRC tax resident enterprises by non-PRC holding companies may be subject to PRC tax. In accordance with the Announcement of the State Taxation Administration on Several Issues concerning the Enterprise Income Tax on the Indirect Transfers of Properties by Non-Resident Enterprises (“STA Announcement 7”), issued by the STA on February 3, 2015, if a non-PRC tax resident enterprise indirectly transfers equities and other properties of a PRC tax resident enterprise and such indirect transfer will produce a result identical or substantially similar to direct transfer of equity interests and other properties of the PRC tax resident enterprise, the non-PRC tax resident enterprise may be subject to PRC withholding tax at a rate up to 10%. The Announcement of the State Taxation Administration on Matters Concerning Withholding of Income Tax of Non-resident Enterprises at Source (“STA Announcement 37”), which was issued by the STA on October 17, 2017 and became effective on December 1, 2017, renovates the principles and procedures concerning the indirect equity transfer tax withholding for a non-PRC tax resident enterprise. Failure to comply with the tax payment obligations by a non-PRC tax resident will result in penalties, including full payment of tax owed, fines and default interest on those tax.

According to STA Announcement 7, where a non-resident enterprise indirectly transfers equity interests or other properties of PRC tax resident enterprises, (“PRC Taxable Property”) to avoid its tax liabilities by implementing arrangements without reasonable commercial purpose, such indirect transfer shall be re-characterized and recognized as a direct transfer of PRC Taxable Property. As a result, gains derived from such indirect transfer and attributable to PRC Taxable Property may be subject to PRC withholding tax at a rate of up to 10%. In the case of an indirect transfer of property of establishments of a foreign enterprise in the PRC, the applicable tax rate would be 25%. STA Announcement 7 also illustrates certain circumstances which would indicate a lack of reasonable commercial purpose. STA Announcement 7 further sets forth certain “safe harbors” which would be deemed to have a reasonable commercial purpose. As a general principle, the STA also issued the Administration of General Anti-Tax Avoidance (Trial Implementation) (“GATA”), which became effective on February 1, 2015 and empowers the PRC tax authorities to apply special tax adjustments for “tax avoidance arrangements.”

There is uncertainty as to the application of STA Announcement 7 as well as the newly issued STA Announcement 37 and GATA. For example, it may be difficult to evaluate whether or not the transaction has a reasonable commercial purpose, and such evaluation may be based on ambiguous criteria which have not been formally declared or stated by tax authorities. As a result, any of our disposals or acquisitions of the equity interests of non-PRC entities which indirectly hold PRC Taxable Property or any offshore transaction related to PRC Taxable Property, including potential overseas restructuring, might be deemed an indirect transfer under PRC tax regulations. Therefore, we may be at risk of being taxed under STA Announcement 7 and STA Announcement 37 and we may be required to expend valuable resources to comply with STA Announcement 7 and STA Announcement 37 or to establish that we should not be taxed thereunder, which may materially adversely affect our financial condition and results of operations.

As a foreign company, our acquisitions of PRC companies may take longer and be subject to higher level of scrutiny by the PRC government, which may delay or prevent any intended acquisition.

Circular 10 established additional procedures and requirements including the requirements that in certain instances foreign investors obtain MOFCOM’s approval when they acquire equity or assets of a PRC domestic enterprise. According to Article 35 of the Foreign Investment Law, a security review system for foreign investment will be established in the country, under which the security review shall be conducted for any foreign investment affecting or having the possibility to affect national security. According to Article 40 of the Foreign Investment Law, where any country or region takes any discriminatory prohibitive or restrictive measures, or other similar measures against the People’s Republic of China in terms of investment, the People’s Republic of China may take corresponding measures against the said country or region in light of the actual conditions. In the future, we may want to grow our business in part by acquiring complementary businesses, although we do not have plans to do so at this time. Complying with Circular 10, the Foreign Investment Law and other relevant regulations to complete these transactions could be time-consuming and costly, and could result in an extensive review by the PRC government and its increased control over the terms of the transaction, and any required approval processes may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Our failure to make payments of statutory social welfare and housing funds to our employees could adversely and materially affect our financial condition and results of operations.

According to the relevant PRC laws and regulations, we are required to pay certain statutory social security benefits, including medical care, injury insurance, unemployment insurance, maternity insurance and pension benefits, and housing funds, for our employees. Our failure to comply with these requirements may subject us to monetary penalties imposed by the relevant PRC authorities and proceedings initiated by our employees, which could materially adversely affect our business, financial condition and results of operations.

In line with local customary practices, we have not made full contribution to the social insurance funds, and the contributions we made to the social insurance funds met the requirement of the local minimum wage standard, instead of the employees’ actual salaries as required, and have not made full contribution to the housing funds. We estimate the aggregate amount of unpaid social security benefits and housing funds in China to be RMB597.2 million (US$88.0 million) as of September 30, 2020. We may be required by the relevant PRC authorities to pay these statutory social security benefits and housing funds within a designated time period. In addition, an employee is entitled to seek compensation by resorting to labor arbitration at the labor arbitration center or filing a labor complaint with the labor administration bureau within a designated time period. We have made provisions for such unpaid social security benefits and housing funds of our former and current PRC subsidiaries. All employee participants in our share incentive plans who are domestic individual participants may be required to register with SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt additional option plans for our directors and employees under PRC law.

All employees participating in our share incentive plans who are domestic individual participants may be required to register with SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt additional option plans for our directors and employees under PRC law.

On February 15, 2012, SAFE released the Stock Option Notice, which superseded the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in an Employee Stock Holding Plan or Stock Option Plan of an Overseas-Listed Company, issued by SAFE in 2007. According to the Stock Option Notice, PRC individual participants include directors, supervisors, senior management personnel and other employees who are PRC citizens (which includes citizens of Hong Kong, Macau and Taiwan) or foreign individuals who reside in the PRC for 12 months consecutively. Under the Stock Option Notice, PRC and foreign citizens who receive equity grants from an overseas listed company are required, through a PRC agent or PRC subsidiary of such listed company, to register with SAFE and complete certain other bank and reporting procedures. In addition, according to the Stock Option Notice, domestic individual participants must complete the registration with SAFE or its local branch within three days rather than 10 days from the beginning of each quarter.

Failure to comply with such provisions may subject us and the participants of our share incentive plans who are domestic individual participants to fines and legal sanctions and prevent us from further granting options under our share incentive plans to our employees, and we may become subject to more stringent review and approval processes with respect to our foreign-exchange activities, such as in regards to our PRC subsidiaries’ dividend payment to us or in regards to borrowing foreign currency, which could adversely affect our business operations.

It may be difficult to effect service of process on, or to enforce any judgments obtained outside the PRC against, us, our directors, or our senior management members who live inside the PRC.

A majority of our existing directors and senior management members reside in the PRC and a substantial part of our assets and the assets of such persons are located in the PRC. Accordingly, it may be difficult for investors to effect service of process on any of these persons or to enforce judgments obtained outside of the PRC against us or any of these persons. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments awarded by courts in many developed countries, including the Cayman Islands, the United States and the United Kingdom. Therefore, the recognition and enforcement in the PRC of judgments of a court in any of these jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or even impossible.

Higher labor costs and inflation in China may adversely affect our business and our profitability.

Labor costs in China have risen in recent years as a result of the enactment of new labor laws and social development. In addition, inflation in China has increased. According to the National Bureau of Statistics of China, consumer price inflation in China was 1.6%, 2.1% and 2.9% in 2017, 2018 and 2019, respectively. Because we purchase raw materials from suppliers in China, higher labor cost and inflation in China increases the costs of labor and raw materials we must purchase for manufacturing. It is possible that China’s inflation rates may rise further in 2017. As we expect our production staff to increase and our manufacturing operations to become more labor intensive when we commence silicon wafer and solar module production, rising labor costs may increase our operating costs and therefore negatively impact our profitability.

Because we source contractors and purchase raw materials in China, higher labor cost and inflation in China increases the costs of labor and raw materials we procure for production. In addition, our suppliers may also be affected by higher labor costs and inflation. Rising labor costs may increase our operating costs and partially erode the cost advantage of our China-based operations and therefore negatively impact our profitability.

Risks Related to This Offering and Ownership of Our ADSs

The market price for our ADSs has been volatile, which could result in substantial losses to investors.

The market price for our ADSs has been and may continue to be highly volatile and subject to wide fluctuations, which could result in substantial losses to investors. The closing prices of our ADSs ranged from US$12.36 to US$39.76 per ADS in the nine months ended September 30, 2020. The price of our ADSs may continue to fluctuate in response to factors including the following:

•	announcements of new products by us or our competitors;

•	technological breakthroughs in the solar and other renewable power industries;

•	reduction or elimination of government subsidies and economic incentives for the solar industry;

•	news regarding any gain or loss of customers by us;

•	news regarding recruitment or loss of key personnel by us or our competitors;

•	announcements of competitive developments, acquisitions or strategic alliances in our industry;

•	changes in the general condition of the global economy and credit markets;

•	general market conditions or other developments affecting us or our industry;

•	the operating and stock price performance of other companies, other industries and other events or factors beyond our control;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	announcements regarding patent litigation or the issuance of patents to us or our competitors;

•	announcements of studies and reports relating to the conversion efficiencies of our products or those of our competitors;

•	actual or anticipated fluctuations in our quarterly results of operations;

•	changes in financial projections or estimates about our financial or operational performance by securities research analysts;

•	changes in the economic performance or market valuations of other solar power technology companies;

•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs;

•	sales or perceived sales of additional ordinary shares or ADSs; and

•	commencement of, or our involvement in, litigation.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

We cannot give any assurance that these factors will not occur in the future again. In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. Particularly, concerns over economic slowdown resulting from the COVID-19 pandemics have triggered a U.S. key market-wide circuit breaker for several times since March 9, 2020, leading to a historic drop for the U.S. capital market. No guarantee can be given on how the capital markets will react although actions have been taken worldwide to combat the spread of the COVID-19. These market fluctuations may also have a material adverse effect on the market price of our ADSs. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we become involved in similar securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, financial condition and results of operations.

Conversion of the convertible notes we offered may dilute the ownership interest of existing shareholders, including holders who had previously converted their convertible notes.

The conversion of some or all of the convertible notes will dilute the ownership interests of existing shareholders and existing holders of our ADSs. Any sales in the public market of the ADSs issuable upon such conversion could adversely affect prevailing market prices of our ADSs. In addition, the existence of the convertible notes may encourage short selling by market participants because the conversion of the convertible notes could depress the price of our ADSs.

Provisions of the convertible notes we offered could also discourage an acquisition of us by a third party.

Certain provisions of the convertible notes could make it more difficult or more expensive for a third party to acquire us, or may even prevent a third party from acquiring us. For example, in terms of the convertible notes we offered in 2019, upon the occurrence of certain transactions constituting a fundamental change, holders of the convertible notes will have the right, at their option, to require us to repurchase all of their convertible notes or any portion of the principal amount of the convertible notes in integral multiples of US$1,000. We may also be required to increase the conversion rate for conversions in connection with certain fundamental changes. By discouraging an acquisition of us by a third party, these provisions could have the effect of depriving the holders of our ordinary shares and holders of our ADSs of an opportunity to sell their ordinary shares and ADSs, as applicable, at a premium over prevailing market prices.

The zero strike call option transaction may affect the value of the convertible notes and/or our ADSs and may result in market activity in the convertible notes and/or our ADSs.

In connection with the issuance of the convertible notes in 2019, we entered into a zero strike call option transaction with the option counterparty, having an expiration date of July 28, 2021. Pursuant to the zero strike call option transaction, we will pay a premium for the right to receive, without further payment, a specified number of ADSs, with delivery thereof by the option counterparty at expiry (subject to our right to cash settle), subject to early settlement of the zero strike call option transaction in whole or in part. In the case of physical settlement at expiration or upon any early settlement, the option counterparty will deliver to us the number of ADSs underlying the zero strike call option transaction or the portion thereof being settled early. In the case of cash settlement, the option counterparty will pay us cash based on the price of our ADSs based on a valuation period prior to such settlement. The zero strike call option transaction is intended to facilitate privately negotiated derivative transactions with respect to our ADSs between the option counterparty (or its affiliate) and investors in the convertible notes by which those investors will be able to hedge their investment in the convertible notes.

The option counterparty (or its affiliate) may modify its hedge positions by entering into or unwinding derivative transactions with respect to the ADSs and/or purchasing or selling ADSs or other securities of ours in secondary market transactions at any time following the pricing of the convertible notes and shortly before or after the expiry or early settlement of the zero strike call option transaction, and, we have been advised that the option counterparty may unwind its derivative transactions and/or purchase or sell ADSs in connection with the expiry of the zero strike call option transaction or any early settlement of the zero strike call option transaction relating to any conversion, repurchase or redemption of the convertible notes. Those activities could also increase (or reduce the size of any decrease in) or decrease (or reduce the size of any increase in) the market price of our ADSs and/or the convertible notes.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of our ADSs or the convertible notes nor how investors in the convertible notes may use, manage or unwind any privately negotiated derivative transactions with the option counterparty. In addition, we do not make any representation that the option counterparty (or its affiliate) will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We are subject to counterparty risk with respect to the zero strike call option transactions.

The option counterparty is a financial institution, and we will be subject to the risk that the option counterparty may become insolvent, default or otherwise fail to perform its obligations under the zero strike call option transaction. Our exposure to the credit risk of the option counterparty will not be secured by any collateral and will depend on many factors but, generally, will increase if the market price of our ADSs increases. If the option counterparty were to become insolvent, default or otherwise fail to perform its obligations under the zero strike call option transaction, we may suffer more dilution than we currently anticipate with respect to the ADSs assuming we physically settle the zero strike call option transaction. We can provide no assurance as to the financial stability or viability of the option counterparty.

You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

Under Cayman Islands law, we may only pay dividends out of our profits or our share premium account provided always that we are able to pay our debts as they fall due in the ordinary course of our business. Our ability to pay dividends will therefore depend on our ability to generate sufficient profits. We cannot give any assurance that we will declare dividends of any amounts, at any rate or at all in the future. We have not paid any dividends in the past. Future dividends, if any, will be paid at the discretion of our board of directors and will depend upon our future operations and earnings, capital expenditure requirements, general financial conditions, legal and contractual restrictions and other factors that our board of directors may deem relevant. Our shareholders may, by ordinary resolution, declare a dividend, but no dividend may exceed the amount recommended by our board of directors. See “—Risks Related to Our Business and Industry—We rely principally on dividends and other distributions on equity paid by our principal operating subsidiary, and limitations on their ability to pay dividends to us could have a material adverse effect on our business and results of operations” above for additional legal restrictions on the ability of our PRC subsidiaries to pay dividends to us.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible for making such distribution if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing such distributions. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

As a holder of ADSs, you will not be treated as one of our shareholders and you will not have shareholder rights. Instead, the depositary will be treated as the holder of the shares underlying your ADSs. However, you may exercise some of the shareholders’ rights through the depositary, and you will have the right to withdraw the shares underlying your ADSs from the deposit facility.

Holders of ADSs may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under our current articles of association, the minimum notice period required to convene a general meeting is ten days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw the ordinary shares underlying your ADSs to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We plan to make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if the shares underlying your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholder meeting.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or government body, or under any provision of the deposit agreement, or for any other reason.

Our management has broad discretion over the use of proceeds from this offering.

Our management will have significant discretion in applying the net proceeds that we receive from this offering. Although we expect to use the net proceeds from this offering for our production capacity expansion and other general corporate purposes, our board of directors retains significant discretion with respect to the use of proceeds. We may use a portion of the net proceeds to fund, acquire or invest in complementary businesses or technologies. The proceeds from this offering may be used in a manner that does not generate favorable returns. In addition, if we use the proceeds for future acquisitions, there can be no assurance that we would successfully integrate any such acquisition into our operations or that the acquired entity would perform as expected.

We are a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Law (2020 Revision) of the Cayman Islands as amended from time to time and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before federal courts of the United States.

As we are a Cayman Islands exempted company and a substantial part of our consolidated assets are located outside of the United States and a substantial part of our current operations are conducted in China, there is uncertainty as to whether the courts of the Cayman Islands or China would recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state against us and our officers and directors, most of whom are not residents of the United States and the substantial majority of whose assets are located outside the United States. In addition, it is uncertain whether the Cayman Islands or PRC courts would entertain original actions brought in the Cayman Islands or in China against us or our officers and directors predicated on the federal securities laws of the United States. While there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

As a result of all of the above, shareholders of a Cayman Islands company may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as shareholders of a company incorporated in a jurisdiction in the United States. For example, contrary to the general practice in most corporations incorporated in the United States, Cayman Islands incorporated companies may not generally require that shareholders approve sales of all or substantially all of a company’s assets. The limitations described above will also apply to the depositary who is treated as the holder of the shares underlying your ADSs.

Our current articles of association contain anti-takeover provisions that could prevent a change in control even if such takeover is beneficial to our shareholders.

Our current articles of association contain provisions that could delay, defer or prevent a change in control of our company that could be beneficial to our shareholders. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for our ADSs. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price above the then current market price of our ADSs. These provisions provide that our board of directors has authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. Our board of directors may decide to issue such preferred shares quickly with terms calculated to delay or prevent a change in control of our company or make the removal of our management more difficult. If our board of directors decides to issue such preferred shares, the price of our ADSs may fall and the voting and other rights of holders of our ordinary shares and ADSs may be materially adversely affected.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q, quarterly certifications by the principal executive and financial officers, or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each financial year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As an exempted company incorporated in the Cayman Islands, we may adopt certain home country practices in relation to corporate governance matters. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

As a non-U.S. company with ADSs listed on the NYSE, we are subject to the NYSE corporate governance listing standards. However, in reliance on Section 303A.11 of the NYSE Listed Company Manual, which permits a foreign private issuer to follow the corporate governance practices of its home country, we have adopted certain corporate governance practices that may differ significantly from the NYSE corporate governance listing standards. For example, we may include non-independent directors as members of our compensation committee and nominating and corporate governance committee, and our independent directors are not required to hold regularly scheduled meetings at which only independent directors are present. Such home country practice differs from the NYSE corporate governance listing standards, because there are no specific provisions under the Companies Law (2020 Revision) of the Cayman Islands imposing such requirements. Accordingly, executive directors, who may also be our major shareholders or representatives of our major shareholders, may have greater power to make or influence major decisions than they would if we complied with all the NYSE corporate governance listing standards. While we may adopt certain practices that are in compliance with the laws of the Cayman Islands, such practices may differ from more stringent requirements imposed by the NYSE rules and as such, our shareholders may be afforded less protection under Cayman Islands law than they would under the NYSE rules applicable to U.S. domestic issuers.

We may be a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or ordinary shares.

A non-U.S. corporation will be considered a passive foreign investment company, which we refer to as a PFIC, for U.S. federal income tax purposes in any taxable year in which either 75% or more of its gross income is “passive income” or 50% or more of its assets constitute “passive assets” (generally based on the average of the quarterly value of the assets). The calculation of the value of our assets will be based, in part, on the market value of our ordinary shares and ADSs, which is subject to change. The determination as to whether a non-U.S. corporation is a PFIC is based upon the application of complex U.S. federal income tax rules (which are subject to differing interpretations), the composition of income and assets of the non-U.S. corporation from time to time and the nature of the activities performed by its officers and employees.

Based upon our current and projected income, assets and activities, we do not expect to be considered a PFIC for our current taxable year or in the foreseeable future. However, because the determination of whether we are a PFIC will be based upon the composition of our income, assets and the nature of our business, as well as the income, assets and business of entities in which we hold at least a 25% interest, from time to time, and because there are uncertainties in the application of the relevant rules, there can be no assurance that the United States Internal Revenue Service will not take a contrary position.

If we are a PFIC for any taxable year during which a U.S. Holder, as defined in “Taxation—U.S. Federal Income Taxation—Passive Foreign Investment Company”, holds the ADSs or ordinary shares, the U.S. Holder might be subject to increased U.S. federal income tax liability and to additional reporting obligations. See “Taxation—U.S. Federal Income Taxation—Passive Foreign Investment Company.” U.S. Holders are encouraged to consult their own tax advisors regarding the applicability of the PFIC rules to their purchase, ownership and disposition of the ADSs or ordinary shares.

We may issue additional ordinary shares, other equity or equity-linked or debt securities, which may materially adversely affect the price of our ordinary shares or ADSs. Hedging activities may depress the trading price of our ordinary shares.

In accordance with the terms of the sales agreement, we may offer and sell ADSs having an aggregate gross sales price of up to US$100,000,000 from time to time. This offering may have a dilutive effect on our earnings per share and the effect of depressing the market price for our ADSs. We may issue additional equity, equity-linked or debt securities for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to satisfy our obligations for the repayment of existing indebtedness, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons. Any future issuances of equity securities or equity-linked securities could substantially dilute your interests and may materially adversely affect the price of our ordinary shares or ADSs. We cannot predict the timing or size of any future issuances or sales of equity, equity-linked or debt securities, or the effect, if any, that such issuances or sales may have on the market price of our ordinary shares or ADSs. Market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Substantial future sales of our ordinary shares or ADSs in the public market, or the perception that such sales could occur, could cause the price of our ordinary shares or ADSs to decline.

Sales of our ordinary shares or ADSs in the public market, or the perception that such sales could occur, could cause the market price of our ordinary shares to decline. As of September 30, 2020, we had 181,047,597 ordinary shares outstanding, excluding 233,753 ADSs representing 935,012 ordinary shares reserved for future grants under our share incentive plans, and 2,945,840 ordinary shares as treasury stock. The number of ordinary shares outstanding and available for sale will increase when our employees and former employees who are holders of restricted share units and options to acquire our ordinary shares become entitled to the underlying shares under the terms of their units or options. To the extent these shares are sold into the market, or are converted to ADSs which are sold into the market place, the market price of our ordinary shares or ADSs could decline.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make these rights available in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

Use of Proceeds

Except as otherwise provided in any free writing prospectus that we may authorize to be provided to you, we intend to use the net proceeds from the sale of ADSs in this offering for our production capacity expansion and other general corporate purposes. Our production capacity expansion will be conducted mainly through Jiangxi Jinko, a 73.3% owned subsidiary of ours in China, and therefore certain amount of the net proceeds from this offering will be transferred to Jiangxi Jinko in the form of intercompany loan. The intercompany loan will be made for up to three years at an interest rate equal to the then U.S. dollar LIBOR for one-year term loans plus 200 basis points.

Capitalization

The following table sets forth our capitalization as of September 30, 2020:

•	on an actual basis; and

•	on an as adjusted basis, giving effect to our issuance and sale of 6,324,108 ordinary shares in the form of ADSs pursuant to this prospectus supplement, at an assumed offering price of US$63.25 per ADS, which was the last reported closing price of our ADSs on December 15, 2020, resulting in net proceeds of US$97.4 million after deducting estimated sales agents’ fees and commissions and estimated issuance expenses.

You should read this table together with our financial statements and the related notes and the information under “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2019 and our unaudited consolidated financial information as of and for the nine months ended September 30, 2020 contained in our current report on Form 6-K submitted to the SEC on December 16, 2020, which is incorporated by reference herein.

	As of September 30, 2020
	Actual		As adjusted(1)
	RMB	US$	RMB	US$
	(in thousands, except share data)
Long-term borrowings	4,906,232	722,610	4,906,232	722,610
Finance lease obligations and others	441,949	65,092	441,949	65,092
Convertible senior notes	1,241,768	182,893	1,241,768	182,893
Guarantee liabilities to related parties	37,891	5,581	37,891	5,581
Shareholders’ equity:
Ordinary shares (US$0.00002 par value, 500,000,000 shares authorized, 183,993,437 shares issued and 181,047,597 shares outstanding as of September 30, 2020)	25	4	26	4
Additional paid-in capital	4,641,661	683,643	5,303,130	781,067
Statutory reserves	689,707	101,583	689,707	101,583
Accumulated other comprehensive loss	(12,490)	(1,840)	(12,490)	(1,840)
Treasury stock, at cost: 2,945,840 shares of ordinary shares as of September 30, 2020	(43,170)	(6,358)	(43,170)	(6,358)
Retained earnings	4,595,603	676,859	4,595,603	676,859
Total shareholders’ equity	9,871,336	1,453,891	10,532,806	1,551,315
Total capitalization	16,499,176	2,430,067	17,160,646	2,527,491

(1)	The as adjusted information is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

In October 2020, we completed an RMB3.10 billion (approximately US$461.2 million) equity financing by our principal operating subsidiary Jiangxi Jinko in preparation for its STAR Listing. Immediately after the closing, third-party investors together with our founders and senior management personnel, directly or through their investment arms, collectively owned approximately a 26.7% equity interest in Jiangxi Jinko, among which our founders and senior management personnel owned 17.2% equity interest in Jiangxi Jinko at consideration of US$297.6 million.

Given that this equity financing was completed after September 30, 2020, it has been excluded from our calculation of as-adjusted capitalization. Except as disclosed above, there has been no other material changes to our total capitalization since September 30, 2020.

Dilution

If you purchase our ADSs in this offering, your interest will be diluted to the extent of the excess of the public offering price per ADS over our net tangible book value per ADS after this offering. Our net tangible book value as of September 30, 2020 was approximately RMB9.83 billion (US$1.45 billion), or RMB54.32 (US$8.00) per ordinary share and RMB217.28 (US$32.00) per ADS. Net tangible book value represents our total consolidated assets, minus the amount of our total consolidated intangibles, liabilities and non-controlling interests.

After (i) giving effect to the sale of our ADSs in the aggregate amount of US$100.0 million at an assumed offering price of US$63.25 per ADS issued and outstanding, which was the last reported closing price of our ADSs on December 15, 2020 and (ii) deducting estimated offering commissions and expenses of US$2.6 million payable by us, we would have had a net tangible book value as of September 30, 2020 of US$1.55 billion, or US$8.25 per ordinary share and US$33.00 per ADS. This represents an immediate increase in the net tangible book value of US$0.25 per ordinary share and US$1.00 per ADS to our existing shareholders and ADS holders, respectively, and an immediate and substantial dilution in net tangible book value of US$7.56 per ordinary share and US$30.25 per ADS to new investors. The following table illustrates this per ADS dilution:

US$
Assumed offering price per ADS	63.25
Net tangible book value per ordinary share as of September 30, 2020	8.00
Net tangible book value per ADS as of September 30, 2020	32.00
Increase in net tangible book value per ordinary share attributable to this offering	0.25
Increase in net tangible book value per ADS attributable to this offering	1.00
As-adjusted net tangible book value per ordinary share after this offering	8.25
As-adjusted net tangible book value per ADS after this offering	33.00
Net dilution per ordinary share to new investors	7.56
Net dilution per ADS to new investors	30.25

The table above assumes for illustrative purposes that an aggregate of 1,581,027 of our ADSs are sold at a price of US$63.25 per ADS, the last reported sale price of our ADSs on the New York Stock Exchange on December 15, 2020, for aggregate gross proceeds of US$100.0 million. The ADSs sold in this offering, if any, will be sold from time to time at various prices. An increase of US$1.00 per ADS in the price at which the ADSs are sold from the assumed offering price of US$64.25 per ADS shown in the table above, assuming all of our ADSs in the aggregate amount of US$100.0 million are sold at that price, would increase the dilution in net tangible book value per ordinary share and per ADS to new investors in this offering to US$7.80 per ordinary share and US$31.21 per ADS, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of US$1.00 per ADS in the price at which the ADSs are sold from the assumed offering price of US$62.25 per ADS shown in the table above, assuming all of our ADSs in the aggregate amount of US$100.0 million are sold at that price, would decrease the dilution in net tangible book value per ordinary share and per ADS to new investors in this offering to US$7.31 per ordinary share and US$29.25 per ADS, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The calculations above are based upon 181,047,597 ordinary shares issued and outstanding as of September 30, 2020 and exclude stock options representing the right to purchase a total of 927,348 ordinary shares at a weighted average exercise price of US$3.61 per share.

Dividend Policy

We have never declared or paid dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares or ADSs in the foreseeable future. We currently intend to retain our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion on whether to pay dividends, subject to certain requirements of Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ADSs, if any, will be paid in U.S. dollars.

Description of the Securities Offered Under This Prospectus Supplement

In this offering, we may offer and sell our ADSs having an aggregate offering price of up to US$100,000,000 from time to time on the NYSE or other markets for our ADSs through Credit Suisse Securities (USA) LLC and Barclays Capital Inc. acting as our agents. As of the date of this prospectus supplement, our authorized share capital is US$10,000 divided into 500,000,000 ordinary shares of par value US$0.00002 each. As of the date of this prospectus supplement, 181,175,397 ordinary shares and no preferred shares of our Company are issued and outstanding. As of the date of this prospectus supplement, there are vested and exercisable options to purchase 1,007,548 ordinary shares. The material terms and conditions of our ordinary shares are described under the caption “Description of Share Capital,” on page 10 of the accompanying prospectus. The material terms and conditions of our ADSs are described under the caption “Description of American Depositary Shares,” on page 21 of the accompanying prospectus.

Plan of Distribution

Sales of our ADSs under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including by means of ordinary brokers’ transactions on or through the NYSE or other markets for our ADSs, sales made to or through a market maker other than on an exchange or otherwise in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices, or as otherwise agreed with the sales agents.

Upon written instruction from us, Credit Suisse Securities (USA) LLC and Barclays Capital Inc., as sales agents, will use their reasonable efforts to sell on our behalf, as our agents, severally and not jointly, the ADSs offered hereby as agreed upon by us and the sales agents. We will designate the maximum amount of ADSs to be sold through the sales agents, on a daily basis or otherwise as we and the sales agents agree. Subject to the terms and conditions of the distribution agency agreement, the sales agents will use their reasonable efforts to sell, as our sales agents and on our behalf, all of the designated ADSs. We may instruct the sales agents not to sell ADSs if the sales cannot be effected at or above the price designated by us in any such instruction. We may suspend the offering of ADSs under the distribution agency agreement by notifying the sales agents. Likewise, the sales agents may suspend the offering of ADSs under the distribution agency agreement by notifying us of such suspension.

The sales agents will provide written confirmation to us following the close of trading on the NYSE each day on which our ADSs are sold under the distribution agency agreement. Each confirmation will include the amount of ADSs sold on that day, the gross offering proceeds received from such sale and the compensation payable by us to the sales agents in connection with the sales. We will report the number of ADSs sold through the sales agents under the distribution agency agreement, the proceeds to us (before expenses) and the compensation paid by us to the sales agents in connection with the sales of the ADSs.

We will pay the sales agents at a commission rate of up to 2.00% of the gross offering proceeds from securities we sold through them as the sales agents under the distribution agency agreement. Our net proceeds from the offering of securities hereunder will equal the gross proceeds, less the sales agents’ commission and any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales.

Settlement for sales of ADSs will occur on the second business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

As our sales agents, Credit Suisse Securities (USA) LLC and Barclays Capital Inc. will not engage in any transactions that stabilize the market price of our ADS.

Under the terms of the distribution agency agreement, we also may sell securities to Credit Suisse Securities (USA) LLC or Barclays Capital Inc. as principal for its own account at a price agreed upon at the time of sale. If we sell securities to Credit Suisse Securities (USA) LLC or Barclays Capital Inc. as principal, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of the ADSs on our behalf, each of Credit Suisse Securities (USA) LLC and Barclays Capital Inc. may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to them may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Credit Suisse Securities (USA) LLC and Barclays Capital Inc. against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and certain of their respective affiliates have from time to time performed, and may in the future perform, various commercial and investment banking and financial advisory services for our Company and our affiliates, for which they received or may in the future receive customary fees and expenses.

In the ordinary course of their respective various business activities, Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their respective customers, and such investment and securities activities may involve securities and/or instruments of our Company or our affiliates. If Credit Suisse Securities (USA) LLC, Barclays Capital Inc. or their respective affiliates have a lending relationship with us, certain of those sales agents or their affiliates routinely hedge, and certain other of those sales agents or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of ADS offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of ADS offered hereby. Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If the sales agents or we have reason to believe that our ADSs do not satisfy the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act for an “actively traded security,” that party will promptly notify the other and sales of ADSs under the distribution agency agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agents and us.

The offering of ADSs pursuant to the distribution agency agreement will terminate upon the earlier of (1) the sale of all shares of American depositary shares subject to the distribution agency agreement or (2) the termination of the distribution agency agreement by us or by the sales agents.

The addresses of Credit Suisse Securities (USA) LLC and Barclays Capital Inc. are Eleven Madison Avenue, New York, New York 10010-3629, U.S.A. and 745 Seventh Avenue, New York, NY 10019, U.S.A., respectively.

Taxation

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not parties to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Hong Kong Taxation

The following is a summary of the material Hong Kong tax consequences of the ownership of the ADSs by an investor that either holds the ADSs (or recognizes gains on a mark-to-market basis for accounting purposes) or resells the ADSs. This summary does not purport to address all possible tax consequences of the ownership of the ADSs, and does not take into account the specific circumstances of any particular investors (such as tax-exempt entities, certain insurance companies, broker-dealers etc.), some of which may be subject to special rules. Accordingly, holders or prospective purchasers (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax exempt entities) should consult their own tax advisers regarding the tax consequences of purchasing, holding or selling our ADSs. This summary is based on the tax laws of Hong Kong as in effect on the date of this prospectus supplement and is subject to changes and does not constitute legal or tax advice to you.

Under the current laws of Hong Kong:

•	No profits tax is imposed in Hong Kong in respect of capital gains from the sale of the ADSs.

•	Revenue gains from the sale of ADSs by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the maximum rate of 16.5% on corporations and at the maximum rate of 15% on individuals and unincorporated businesses. From the year of assessment 2018/19, a concessionary tax rate (i.e., half of the current tax rate) can apply to corporations or unincorporated businesses for the first HK$2 million of assessable profits subject to applicable conditions.

•	Gains arising from the sale of ADSs, where the purchases and sales of ADSs are effected outside of Hong Kong (e.g., on the NYSE), should not be subject to Hong Kong profits tax.

•	According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid by us on ADSs would not be subject to any Hong Kong tax, even if received by investors in Hong Kong.

•	No Hong Kong stamp duty is payable on the transfers of the ADSs outside Hong Kong.

People’s Republic of China Taxation

PRC corporate income tax is calculated based on taxable income determined according to PRC accounting principles and adjustments in line with the tax laws and regulations. In accordance with the Income Tax Law of the People’s Republic of China for enterprises with Foreign Investment and Foreign Enterprises, or the former Income Tax Law, and the related implementing rules, foreign-invested enterprises incorporated in the PRC were generally subject to a corporate income tax of 30% on taxable income and a local income tax of 3% on taxable income. The former Income Tax Law and the related implementing rules provided certain favorable tax treatments to foreign invested enterprises. For instance, beginning with its first year of profitability, a foreign invested enterprise of production nature scheduled to operate for no less than ten years would be eligible for a corporate income tax exemption of two years followed by a three-year 50% reduction on its applicable corporate income tax rate.

On March 16, 2007, the National People’s Congress passed the CIT Law, which became effective on January 1, 2008 and was amended on February 24, 2017 and December 29, 2018. On December 6, 2007, the State Council approved and promulgated the Implementation Rules of the CIT Law, which took effect on January 1, 2008 and was amended on April 23, 2019. The CIT Law supersedes the former Income Tax Law.

The CIT Law applies a uniform 25% corporate income tax rate to both foreign invested enterprises and domestic enterprises and eliminates many of the preferential tax policies afforded to foreign investors. In addition, dividends paid by a foreign invested enterprise to a non-resident shareholder are now subject to a withholding tax of 10%, which may be reduced under any applicable bilateral tax treaty between China and the jurisdiction where the non-resident shareholder resides.

The CIT Law provides a five-year grandfathering period, starting from its effective date, for enterprises established before the promulgation date of the CIT Law that were entitled to enjoy preferential tax policies under former Income Tax Law or regulations. However, subject to the Circular by the State Council of China on the Implementation of the Grandfathering Preferential Policies under the PRC Corporate Income Tax Law (Decree No. [2007] 39), or the Implementation Circular, promulgated on December 26, 2007, only a certain number of the preferential policies provided under the former Income Tax Law, regulations, and documents promulgated under the legal authority of the State Council are eligible to be grandfathered in accordance with the Implementation Circular.

With respect to our PRC operations, only the “two-year exemption” and “three-year half deduction” tax preferential policy enjoyed by Jiangxi Jinko and Zhejiang Jinko is grandfathered by the Implementation Circular. Both Jiangxi Jinko and Zhejiang Jinko were subject to a preferential tax rate of 12.5% in 2011 and 2012. Jiangxi Jinko, Jiangxi Materials, Zhejiang Jinko, Yuhuan Jinko, Haining Jinko and Xinjiang Jinko were designated by the relevant local authorities as “High and New Technology Enterprises” under the CIT Law. Jiangxi Jinko, Jiangxi Materials and Xinjiang Jinko were subject to a preferential tax rate of 15% for 2017, 2018 and 2019. Zhejiang Jinko enjoyed the preferential tax rate of 15% in 2015, 2016 and 2017. In 2018, Zhejiang Jinko successfully renewed this qualification, enjoyed the preferential tax rate of 15% in 2018, and will continue to enjoy this preferential tax rate in 2019 and 2020, if the relevant conditions are met. Jiangxi Jinko and Jiangxi Materials enjoyed the preferential tax rate of 15% in 2017 and 2018 and have successfully renewed this qualification for 2019, 2020 and 2021. Yuhuan Jinko and Haining Jinko enjoyed the preferential tax rate of 15% in 2019 and will continue to enjoy such rate in 2020 and 2021. Xinjiang Jinko was designated by the relevant local authorities as an “Enterprise in the Encouraged Industry” and was subject to a preferential tax rate of 15% for 2017 and 2018. Xinjiang Jinko has successfully renewed this qualification in 2019, and was designated by the relevant local authorities as a “High and New Technology Enterprises” in 2020.

Certain solar power project entities enjoy the preferential tax policies in connection with the development of the western region of China and are subject to a preferential tax rate of 15%. The enterprises which are eligible for such preferential tax policy must engage in the business falling in the scope of the Western Catalogue promulgated by the NDRC. Enterprises that are eligible for the preferential tax rate of 15% may be able to enjoy such preferential tax rate and tax holiday simultaneously where certain criteria are met.

In August and October 2009, the STA issued the Administrative Measures for Non-Residents Enjoying Tax Treaty Benefits (Trial Implementation), and STA Circular 601. Pursuant to these tax regulations, the application of the preferential withholding tax rate under a bilateral tax treaty is subject to the approval of the competent PRC tax authorities, and the PRC tax authorities must evaluate whether an applicant for treaty benefits in respect of dividends, interest and royalties qualifies as a “beneficial owner” on a case-by-case basis and follow the “substance over form” principle. These taxes rules also set forth the criteria to identify a “beneficial owner” and provide that an applicant that does not carry out substantial business activities, or is an agent or a conduit company may not be deemed as a “beneficial owner” of the PRC subsidiary and therefore may not enjoy tax treaty benefits. In February 2018, the STA promulgated STA Announcement 9. In August 2015, the STA issued the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which is amended in June 2018 and October 2019. These new tax regulations replaced the foregoing tax regulations in 2009, and provide more specific criteria to identify a “beneficial owner” and more detailed implementing rules for non-resident enterprises’ preferential tax treatment under the tax treaties. When determining the applicant’s status of the “beneficial owner” regarding tax treatment under tax treaties in connection with dividends, interests or royalties, several factors will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. A resident enterprise is determined as a “beneficial owner” that can apply for a lower tax rate under tax treaties based on an overall assessment of several factors. Furthermore, non-resident enterprises are required to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities.

An enterprise registered under the laws of a jurisdiction outside China may be deemed a PRC tax resident enterprise if its place of effective management is in China. If an enterprise is deemed to be a PRC tax resident enterprise, its worldwide income will be subject to the corporate income tax. According to the Implementation Rules of the CIT Law, the term “de facto management bodies” is defined as bodies that have, in substance, and overall management and control over such aspects as the production and operation, personnel, accounts and properties of the enterprise. In addition, under the CIT Law and the Implementation Rules of the CIT Law, foreign shareholders could become subject to a 10% income tax on any gains they realize from the transfer of their shares, if such gains are regarded as income derived from sources within China, which includes gains from transfer of shares in an enterprise considered a “tax resident enterprise” in China. Once a non-PRC company is deemed to be a PRC tax resident enterprise by following the “place of effective management” concept and any dividend distributions from such company are regarded as income derived from sources within China, PRC income tax withholding may be imposed and applied to dividend distributions from the deemed PRC tax resident enterprise to its foreign shareholders.

It remains unclear whether the PRC tax authorities would regard our company or JinkoSolar Technology as PRC tax resident enterprises. If our company and JinkoSolar Technology are regarded by PRC tax authorities as PRC tax resident enterprises for PRC corporate income tax purposes, any dividends distributed from Jiangxi Jinko to JinkoSolar Technology and ultimately to our company could be exempt from the PRC withholding tax, while our company and JinkoSolar Technology will be subject to the uniform 25% corporate income tax rate on our global income at the same time. If our company and our subsidiaries in Hong Kong are considered PRC tax resident enterprises for tax purposes, any dividends we pay to our overseas shareholders or ADS holders, as well as any gains realized by such shareholders or ADSs holders from the transfer of our shares or ADSs, may be viewed as China sourced income and, as a consequence, be subject to PRC corporate income tax at 10% or a lower treaty rate.

Pursuant to the Provisional Regulation of the PRC on Value-Added Tax issued by the State Council, effective on January 1, 1994, which is amended on November 5, 2008, February 6, 2016 and November 19, 2017, or the Provisional Regulation, and its Implementing Rules, all entities and individuals that are engaged in the sale of goods, the provision of processing, repairs and installation services and the importation of goods in China are required to pay a VAT. According to the Provisional Regulation, gross proceeds from sales and importation of goods and provision of services are generally subject to a VAT rate of 17% with exceptions for certain categories of goods that are taxed at a VAT rate of 11%. On April 4, 2018, the Circular of the Ministry of Finance and the State Taxation Administration on Adjusting Value-Added Tax Rates was promulgated, which provides that effective from the date of May 1, 2018, gross proceeds from sales and importation of goods and provision of services are generally subject to a VAT rate of 16%, with exceptions for certain categories of goods that are taxed at a VAT rate of 10%. On March 20, 2019, the Announcement on Relevant Policies for Deepening Value-Added Tax Reform was jointly promulgated the Ministry of Finance, the STA and the General Administration of Customs, which further provides that effective from the date of April 1, 2019, the VAT rate of gross proceeds from sales and importation of goods and provision of services shall be adjusted from 16% to 13%, with the VAT rate of certain categories of goods shall be adjusted from 10% to 9%. In addition, under the Provisional Regulation, the input VAT for the purchase of goods or services is deductible from the output VAT, except for, among others, purchased goods or services used in non-VAT taxable items, VAT exempted items, collective welfare activities, or for personal consumption.

U.S. Federal Income Taxation

The following is a summary of certain U.S. federal income tax considerations that may be relevant to the purchase, ownership and disposition of ordinary shares or ADSs by a U.S. Holder (as defined below).

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial interpretations thereof, in force as of the date hereof. Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. In addition, this summary assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular investor’s decision to purchase, hold, or dispose of ordinary shares or ADSs. In particular, this summary is directed only to U.S. Holders that hold ordinary shares or ADSs as capital assets and does not address tax consequences to U.S. Holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, insurance companies, tax exempt entities, regulated investment companies, real estate investment trusts, entities and arrangements treated as partnerships and the partners therein, holders that own or are treated as owning 10% or more of our shares (by voting power or value), persons holding ordinary shares or ADSs as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the U.S. dollar. Moreover, this summary does not address state, local or foreign taxes, the U.S. federal estate and gift taxes, the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders, or alternative minimum tax consequences of acquiring, holding or disposing of ordinary shares or ADSs.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of ordinary shares or ADSs that is an individual citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such ordinary shares or ADSs.

You should consult your own tax advisors about the consequences of the acquisition, ownership, and disposition of the ordinary shares or ADSs, including the relevance to your particular situation of the considerations discussed below and any consequences arising under foreign, state, local or other tax laws.

ADSs

In general, if you are a U.S. Holder of ADSs, you will be treated, for U.S. federal income tax purposes, as the beneficial owner of the underlying ordinary shares that are represented by those ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to U.S. federal income tax.

Taxation of Dividends

Subject to the discussion below under “— Passive Foreign Investment Company,” the gross amount of any distribution of cash or property with respect to ordinary shares or ADSs (including the amount withheld in respect of non-U.S. taxes, if any) that is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be includible in a U.S. Holder’s taxable income as ordinary dividend income on the day on which the U.S. Holder receives the dividend, in the case of ordinary shares, or the date the depositary receives the dividends, in the case of ADSs, and will not be eligible for the dividends-received deduction allowed to corporations under the Code. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the tax basis of the ordinary shares or ADSs, and to the extent the amount of the distribution exceeds a U.S. Holder’s tax basis, the excess will generally be taxed as capital gain recognized on a sale or exchange.

We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders therefore should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes.

Dividends paid in a currency other than U.S. dollars generally will be includible in a U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the holder receives the dividends, in the case of ordinary shares, or the date the depositary receives the dividends, in the case of ADSs. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received that is converted into U.S. dollars after it is received.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by a non-corporate U.S. Holder with respect to the ordinary shares or ADSs will be subject to taxation at a preferential rate if the dividends are “qualified dividends” and certain other requirements are met. Dividends paid on the ordinary shares or ADSs will be treated as qualified dividends if:

•	the ordinary shares or ADSs are readily tradable on an established securities market in the United States or we are eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Treasury determines is satisfactory for purposes of this provision and that includes an exchange of information program, and

•	we were not, for the year prior to the year in which the dividend was paid, and are not, for the year in which the dividend is paid, a passive foreign investment company (a “PFIC”).

Our existing ADSs are currently listed on the NYSE and we have applied to list the ADSs offered pursuant to this prospectus supplement on the NYSE. So long as they are listed on the NYSE, our ADSs will qualify as readily tradable on an established securities market in the United States. Based on our audited financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our 2019 taxable year. In addition, based on our financial statements and our current expectations regarding the value and nature of our assets and the sources and nature of our income, and relevant market data, we do not anticipate becoming a PFIC for our current taxable year or in the foreseeable future. Accordingly, subject to the conditions described above, dividends paid by us on ordinary shares represented by ADSs generally will be eligible for the reduced income tax rate. In addition. the U.S. Treasury has determined that the United States—People’s Republic of China Income Tax Convention (the “Treaty”) satisfies the requirements for reduced rates of taxation on dividends. Accordingly, in the event that we are deemed to be a PRC tax resident enterprise under the CIT Law and if we are eligible for the benefits of the Treaty, dividends we pay on the ordinary shares, regardless of whether such shares are represented by ADSs, would be subject to the reduced rates of taxation described above (subject to the general conditions for the reduced tax rate on dividends described above). U.S. Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Because the ordinary shares are not themselves listed on a U.S. exchange, dividends received with respect to ordinary shares that are not represented by ADSs may not be treated as qualified dividends. U.S. Holders should consult their own tax advisors regarding the potential availability of the reduced dividend tax rate in respect of ordinary shares.

U.S. Holders that receive distributions of additional ordinary shares or ADSs or rights to subscribe for ordinary shares or ADSs as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions, unless the U.S. Holder has the right to receive cash or property instead, in which case the U.S. Holder will be treated as if it received cash equal to the fair market value of the distribution.

Taxation of Dispositions of Ordinary Shares or ADSs

Subject to the discussion below under “— Passive Foreign Investment Company,” if a U.S. Holder realizes gain or loss on the sale, exchange or other disposition of ordinary shares or ADSs, that gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the ordinary shares or ADSs have been held for more than one year. Long-term capital gain realized by a non-corporate U.S. Holder generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Foreign Tax Credit Considerations

Dividend distributions with respect to the ordinary shares or ADSs generally will be treated as “passive category” income from sources outside the United States for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation. In the event that we are deemed to be a PRC tax resident enterprise under the CIT Law, PRC withholding taxes may be imposed on dividends paid with respect to the ordinary shares or ADSs, and, subject to the limitations and conditions provided in the Code and the applicable U.S. Treasury regulations, such PRC withholding taxes may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Alternatively, the U.S. Holder may deduct such PRC withholding taxes from its U.S. federal taxable income, provided that the U.S. Holder elects to deduct rather than credit all foreign income taxes for the relevant taxable year.

Any gain realized on the sale or other disposition of ordinary shares or ADSs will be treated as income from U.S. sources for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation. Therefore, an investor generally would not be able to use the foreign tax credit arising from any PRC taxes imposed on such disposition unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. However, in the event that we are deemed to be a PRC tax resident enterprise under the CIT Law, a U.S. Holder may be eligible for the benefits of the Treaty. Under the Treaty, if any PRC tax was to be imposed on any gain from the disposition of the ordinary shares or ADSs, the gain may be treated as PRC-source income.

The rules with respect to U.S. foreign tax credits are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Special tax rules apply to U.S. Holders if we are a passive foreign investment company (“PFIC”). In general, we will be a PFIC in a particular taxable year if, after applying certain look-through rules, either 75 percent or more of our gross income for the taxable year is passive income, or the average percentage (determined based on a quarterly average) of the value of our assets that produce or are held for the production of passive income is at least 50 percent. The calculation of the value of our assets will be based, in part, on the market value of our ordinary shares and ADSs, which is subject to change. As discussed above, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our 2019 taxable year, and we do not anticipate becoming a PFIC for our current taxable year or in the foreseeable future. The determination of whether we are a PFIC for any taxable year depends on the classification of our income and assets, our cash position and the nature of the activities performed by our officers and employees. Because this determination is made annually, it is possible that we may become a PFIC for the current taxable year or for any future taxable year due to changes in the composition of our income or assets.

If we are a PFIC for the current taxable year or for a future taxable year during which a U.S. Holder owns ordinary shares or ADSs, and such holder does not make the election as described in the following paragraphs, the U.S. Holder will be subject to a special tax at ordinary income rates on certain “excess distributions” including certain distributions by us and on gain recognized on the sale or other disposition of such holder’s ordinary shares or ADSs. For these purposes, distributions received in a taxable year will be treated as excess distributions to the extent that they are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares or ADSs. In addition, the amount of income tax on any excess distributions or gains will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions or gains were earned ratably over the period the U.S. Holder held the ordinary shares or ADSs. Classification as a PFIC may also have other adverse tax consequences, including, in the case of individuals, the denial of a step-up in the basis of the individual’s shares or ADSs at death, and subject a U.S. Holder to certain reporting requirements.

If we were a PFIC for any taxable year during which a U.S. Holder holds ADSs, then in lieu of being subject to the tax and interest-charge rules discussed above, such U.S. Holder may make an election to include gain on our ADSs as ordinary income under a mark-to-market method, provided that our ADSs constitute “marketable stock.” Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. Our ADSs, but not our ordinary shares, are listed on the New York Stock Exchange, which is a qualified exchange or other market for these purposes.

Consequently, if the ADSs are listed on the New York Stock Exchange and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we were to became a PFIC, but no assurances are given in this regard. Once made, the mark-to-market election cannot be revoked without the consent of the IRS unless the ADSs cease to be marketable.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, if we were a PFIC for any taxable year, a U.S. Holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

The “QEF election” regime, which may potentially serve as a further alternative to the foregoing rules, will not be available. A QEF election is only possible for a U.S. Holder if the PFIC furnishes such holder with certain information, including statements with sufficient information to enable the holder to calculate its pro rata share of the PFIC’s net capital gains and ordinary earnings on an annual basis. Because we do not intend to provide the information necessary to enable a U.S. Holder to make a QEF election, the QEF election will not be available to U.S. Holders. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax considerations discussed above.

Foreign Financial Assets Reporting

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 on the last day of the taxable year or US$75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. The understatement of income attributable to “specified foreign financial assets” in excess of US$5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed. U.S. Holders who fail to report the required information could be subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale, exchange or other disposition of, the ordinary shares or ADSs to a U.S. Holder generally will be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service in a timely manner.

A holder that is a foreign corporation or a non-resident alien individual may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

Where You Can Find Additional Information

We are currently subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference our current report on Form 6-K submitted to the SEC on December 16, 2020, including management’s discussion and analysis of financial condition and results of operations as of and for the nine months ended September 30, 2020 and recent developments included as Exhibit 99.1 thereto, and our unaudited interim condensed consolidated financial statements as of September 30, 2020 and for the nine months ended September 30, 2020 and September 30, 2019 included as Exhibit 99.2 thereto.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated by reference in this prospectus supplement, except for exhibits to such documents unless the exhibits are specifically incorporated by reference into the documents. You should direct your requests to our principal executive office located at 1 Jingke Road, Shangrao Economic Development Zone, Jiangxi Province, 334100, People’s Republic of China. Our telephone number at this address is (86-793) 846-9699 and our fax number is (86-793) 846-1152.

Legal Matters

Certain legal matters as to United States federal and New York state law in connection with this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP. Certain legal matters as to United States federal and New York state law in connection with this offering will be passed upon for the sales agents by Kirkland & Ellis International LLP. Certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by DaHui Lawyers and for the sales agents by JunHe LLP.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our annual report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

PROSPECTUS

JinkoSolar Holding Co., Ltd.

(incorporated in the Cayman Islands with limited liability)

Ordinary Shares

We may offer and sell ordinary shares, par value US$0.00002 per share, including American depositary shares, or ADSs, each representing four ordinary shares from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

Each time we or any selling security holder sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should read this prospectus, any prospectus supplement and any free writing prospectus before you invest in any of our securities.

We or any selling security holder may sell the securities independently or together with any other securities registered hereunder to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our ADSs are listed on the New York Stock Exchange, or the NYSE, and are traded under the ticker symbol “JKS.” On December 15, 2020, the last reported sale price of the ADSs on the NYSE was US$63.25 per ADS.

Investing in our securities involves risks. You should read the “Risk Factors” section contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference in this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus, including any prospectus supplement, free writing prospectus and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2020.

ABOUT THIS PROSPECTUS

Before you invest in any of our securities, you should carefully read this prospectus and any prospectus supplement, together with the additional information described in the sections entitled “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” in this prospectus.

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company,” “our” or “JinkoSolar” refer to JinkoSolar Holding Co., Ltd., a Cayman Islands holding company, its current and former subsidiaries for the relevant periods.

•	“ADSs” refers to our American depositary shares, each representing four ordinary shares, and “ADRs” refers to the American depositary receipts that may evidence our ADSs;

•	“CE” refers to CE certification, a verification of electromagnetic compatibility (EMC) compliance issued by SGS Taiwan Ltd. certifying compliance with the principal protection requirement of directive 2004/108/EC of the European Union and EN61000-6-3:2001+A11:2004 and EN61000-6-1:2001 standards;

•	“CQC” refers to the certificate issued by China Quality Certification Centre certifying that our solar modules comply with IEC61215:2005 and IEC61730-2:2004 standards;

•	“JET” refers to the certificate issued by Japan Electrical Safety & Environment Technology Laboratories certifying that our modules comply with IEC61215:2005, IEC61730-1:2004 and IEC61730-2:2004 standards;

•	“MCS” refers to MCS certificate of factory production control issued by British Approvals Board for Telecommunications certifying that the production management system of our certain types of solar panels complies with MCS005 Issue 2.3 and MCS010 Issue 1.5 standards;

•	“NYSE” or “New York Stock Exchange” refers to the New York Stock Exchange Inc.;

•	“OEM” refers to an original equipment manufacturer who manufactures products or components that are purchased by another company and retailed under that purchasing company’s brand name;

•	“PRC” or “China” refers to the People’s Republic of China, excluding, for purposes of this prospectus, Taiwan, Hong Kong and Macau;

•	“PV” refers to photovoltaic;

•	“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.00002 per share;

•	“TÜV” refers to TÜV certificates, issued by TÜV Rheinland Product Safety GmbH certifying that certain types of our solar modules comply with IEC 61215:2005, EN 61215:2005, IEC 61730-1:2004, IEC 61730-2:2004, EN 61730-1:2007 and EN 61730-2:2007 standards;

•	“UL” refers to the certificate issued by Underwriters Laboratories Inc., to certify that certain types of our solar modules comply with its selected applicable standards;

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States; and

•	“watt” or “W” refers to the measurement of electrical power, where “kilowatt” or “kW” means one thousand watts, “megawatt” or “MW” means one million watts and “gigawatt” or “GW” means one billion watts.

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission, or SEC, utilizing a shelf registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we or any selling security holder may sell any of our securities from time to time and in one or more offerings. Each time we or any selling security holders sell securities, we may provide a supplement to this prospectus that contains specific information about the securities being offered and the terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus, in any applicable prospectus supplement or any related free writing prospectus that we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on April 24, 2020, or the 2019 20-F;

•	our current report on Form 6-K filed with the SEC on December 16, 2020; and

•	with respect to each offering of securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus.

Our 2019 20-F contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to our principal executive office located at 1 Jingke Road, Shangrao Economic Development Zone, Jiangxi Province, 334100, People’s Republic of China. Our telephone number at this address is (86-793) 846-9699 and our fax number is (86-793) 846-1152.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and related free writing prospectus, and the information incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of, and intended to qualify for the safe harbor from liability established by, the United States Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify these forward-looking statements by words or phrases such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, including their negatives. We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:

•	general economic conditions;

•	the worldwide demand for electricity and the market for solar power;

•	the demand and price trends of solar modules, solar cells and silicon wafers;

•	the effects of environmental regulation and long-term fossil fuel supply constraints;

•	government support, government subsidies and economic incentives to the solar power industry;

•	the acceleration of adoption of solar technologies;

•	advancements in our process technologies and cost savings from such advancements;

•	the competitiveness of our products;

•	the advantages of our business model;

•	the scaling and expansion of our production capacity;

•	our ability to maintain and expand our existing customer base both inside and outside of China;

•	our current and potential joint venture and other strategic investments;

•	our ability to enhance our revenue and profitability;

•	the price trends of our raw materials and our ability to secure raw materials in the future;

•	the demand for our products;

•	our ability to successfully implement our strategies;

•	our ability to secure sufficient funds to meet our cash needs for our operations and capacity expansion and the availability of debt financing;

•	our future business development, results of operations and financial condition;

•	global or national health concerns, including the outbreak of pandemic or contagious diseases such as the pandemic of COVID-19;

•	the fair value of our ordinary shares;

•	competition from other manufacturers of solar modules, solar cells and silicon wafers, other renewable energy systems and conventional energy suppliers; and

•	PRC government policies regarding foreign investments.

You should read thoroughly this prospectus, any accompanying prospectus supplement and the documents that we reference in this prospectus and any applicable prospectus supplement with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the section titled “Risk Factors”. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

This prospectus also contains or incorporates by reference data, including industry-demand and product-pricing data, related to the solar power market in several countries, including China. These market data include projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements and any related statements made in this prospectus and the documents incorporated by reference are made as of the date of the respective documents. The forward-looking statements obtained from third-party studies or reports are made as of the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though circumstances may change in the future.

OUR COMPANY

We are a global leader in the PV industry based in China. We have built a vertically integrated solar power product value chain, manufacturing from silicon wafers to solar modules. We sell most of our solar modules under our own “JinkoSolar” brand, with a small portion of solar modules on an OEM basis. We also sell silicon wafers and solar cells that we do not use in our solar module production.

We sell our products in major export markets and China. As of September 30, 2020, we had nine production facilities globally and 21 oversea subsidiaries in Japan, South Korea, Vietnam, India, Turkey, Germany, Italy, Switzerland, the United States, Mexico, Brazil, Chile Australia, Portugal, Canada, Malaysia, the United Arab Emirates, Kenya, Hong Kong and Denmark. As of the same date, we also had global sales teams in China, the United Kingdom, France, Spain, Bulgaria, Greece, Ukraine, Jordan, Saudi Arabia, Tunisia, Morocco, Kenya, South Africa, Costa Rica, Colombia, Panama, Kazakhstan, Malaysia, Myanmar, Sri Lanka, Thailand, Vietnam, Poland and Argentina to conduct sales, marketing and brand development for our products around the world. In addition, as of September 30, 2020, we had an aggregate of over 2,000 customers in over 100 countries and regions for our solar modules, including distributors, project developers and system integrators.

Our solar cells and modules utilize advanced solar technologies, such as the passivated emitter rear cell (“PERC”) technology and half cell technology, and have achieved industry-leading conversion efficiency. In 2017, 2018, 2019 and the nine months ended September 30, 2020, the average conversion efficiency rate of our solar cells using our P-type monocrystalline silicon wafers was 21.7%, 21.9%, 22.3% and 22.8%, respectively. In 2018, 2019 and the nine months ended September 30, 2020, the average conversion efficiency rate of our N-type monocrystalline solar cells was 22.8%, 23.3% and 23.8%, respectively. We believe that both of these average conversion efficiency rates were consistently higher than industry average. In October 2017, our P-type crystalline PERC solar cells reached the conversion efficiency rate of 22.78%, and we achieved a P-type 60-cell monocrystalline module output of 356.5 watts and a P-type polycrystalline module output of 347.6 watts. In November 2017, our P-type monocrystalline PERC solar cells reached the conversion efficiency of 23.45%. In May 2018, our P-type monocrystalline solar cells broke the world record by hitting conversion efficiency rate of 23.95%. In December 2018, our N-type monocrystalline solar cells reached the conversion efficiency rate of 24.2%. In June 2019, our P-type monocrystalline solar cells and N-type monocrystalline solar cells reached the maximum conversion efficiency rate of 24.38% and 24.58%, respectively. In July 2020, the maximum conversion efficiency rate of our N-Type monocrystalline solar cells reached 24.79%.

Our high-quality manufacturing capabilities have enabled us to produce solar cells and modules meeting the industry’s highest performance standards. All of our solar modules sold in Europe are CE, IEC, TÜV, and MCS certified, all of our solar module sold in India are BIS certified, all of our solar modules sold in North America are UL certified and our monocrystalline solar modules sold in China are CQC certified. In 2013, our solar modules passed TÜV Nord’s Dust & Sand Certification Test, demonstrating their suitability for installation in desert regions, and we also unveiled our “Eagle II” solar modules, which represent a new standard for performance and reliability. In May 2017, we became one of the first Chinese PV manufacturers to pass the intensive UV test according to IEC 61345 from TÜV Rheinland. In July 2017, we guaranteed that all our standard PV modules meet IEC 62804 double anti-PID standards. In May 2018, our entire portfolio of PV modules passed the Potential Induced Degradation resistance test as required by TÜV Nord’s IEC TS 62804-1 standards. In March 2019, we received the 5th “All Quality Matters Award” from TÜV Rheinland.

We leverage our vertically integrated platform and cost-efficient manufacturing capabilities in China to produce high quality products at competitive costs. Our solar cell and silicon wafer operations support our solar module production. As of September 30, 2020, we had an integrated annual capacity of 20.0 GW for mono wafers (excluding 3.5 GW for multicrystalline silicon wafers), 11.0 GW for solar cells and 25.0 GW for solar modules. Our manufacturing facilities are primarily located in five provinces across China, Florida of the United States and Penang of Malaysia, providing convenient and timely access to key resources and suppliers.

We no longer have any downstream solar power projects in China after we disposed of our downstream solar power projects business in China in the fourth quarter of 2016, but still have two overseas solar power projects which are located in Mexico and Argentina.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 3. Key Information—D. Risk Factors” in our most recent annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any risk factors and other information described in the applicable prospectus supplement or relevant free writing prospectus before acquiring any of our securities. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

Summary of Risk Factors

•	Our future growth and profitability depend on the demand for and the prices of solar power products and the development of photovoltaic technologies.

•	The reduction, modification, delay or elimination of government subsidies and other economic incentives in solar energy industry may reduce the profitability of our business and materially adversely affect our business.

•	We are exposed to significant guarantee liabilities and if the debtors default, our financial position would be materially and adversely affected.

•	We require a significant amount of cash to fund our operations and future business developments. If we cannot obtain additional funding on terms satisfactory to us when we need it, our growth prospects and future profitability may be materially and adversely affected.

•	The oversupply of solar cells and modules in the solar industry may cause substantial downward pressure on the prices of our products and reduce our revenue and earnings.

•	We face risks associated with the manufacturing, marketing, distribution and sale of our products internationally and the construction and operation of our overseas manufacturing facilities, and if we are unable to effectively manage these risks, our ability to expand our business abroad may be restricted.

•	We are subject to anti-dumping and countervailing duties imposed by the U.S. government. We are also subject to safeguard investigation and other foreign trade investigations initiated by the U.S. government and anti-dumping investigation and safeguard investigations initiated by governments in our other markets.

•	Volatility in the prices of silicon raw materials makes our procurement planning challenging and could have a material adverse effect on our results of operations and financial condition.

•	We may not be able to obtain sufficient raw materials in a timely manner or on commercially reasonable terms, which could have a material adverse effect on our results of operations and financial condition.

•	The loss of, or a significant reduction in orders from, any of our customers could significantly reduce our revenue and harm our results of operations.

•	We manufacture a majority of our products in several provinces in China, which exposes us to various risks relating to long-distance transportation of our silicon wafers and solar cells in the manufacturing process.

•	Prepayment arrangements to our suppliers for the procurement of silicon raw materials expose us to the credit risks of such suppliers and may also significantly increase our costs and expenses, which could in turn have a material adverse effect on our financial condition, results of operations and liquidity.

•	Decreases in the price of solar power products, including solar modules, may result in additional provisions for inventory losses.

•	Shortage or disruption of electricity supply may adversely affect our business.

•	Our substantial indebtedness could adversely affect our business, financial condition and results of operations.

•	If we are unable to implement our strategy to expand our PRC operations by completing an initial public offering and listing on the STAR Market, our ability to strengthen our market position and operations in the PRC, including our ability to expand our production capacity and increase our revenues, could be adversely affected.

•	Even if we complete the STAR Listing, we may not achieve the results contemplated by our business strategy (including with respect to use of proceeds from that offering) and therefore the price of our ADSs may not increase, or may even drop.

•	Jiangxi Jinko’s status as a publicly traded company that is controlled, but less than wholly owned, by our company could have an adverse effect on us.

•	It is difficult to predict the effect of the proposed STAR Listing on the ADSs.

•	Our founders collectively have significant influence over our management and their interests may not be aligned with our interests or the interests of our other shareholders.

•	We face risks related to health epidemics and other outbreaks. In particular, we were, and could be further, adversely affected by the global outbreak of COVID-19.

•	Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by the Public Company Accounting Oversight Board, and consequently investors may be deprived of the benefits of such inspection; furthermore, the inspection status of our auditor may affect the ability of our securities to continue to be traded in the United States.

•	Proceedings instituted by the SEC against certain PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Securities Exchange Act of 1934.

•	Conversion of the convertible notes we offered may dilute the ownership interest of existing shareholders, including holders who had previously converted their convertible notes.

•	You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

•	Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

•	You may be subject to limitations on transfers of your ADSs.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in any applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

Introduction

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Law (2020 Revision) of the Cayman Islands, which is referred to as the Companies Law below, and the common law of the Cayman Islands. A Cayman Islands exempted company is a company that conducts its business outside of the Cayman Islands, is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies, does not have to make its register of shareholders open to inspection and may obtain an undertaking against the imposition of any future taxation.

As of the date of this prospectus, we have an authorized share capital of US$10,000 divided into 500,000,000 ordinary shares with a par value of US$0.00002 each, of which 181,175,397 shares are issued and outstanding. As of the date of this prospectus, there are vested and exercisable options to purchase 1,007,548 ordinary shares. The following are summaries of material provisions of our current memorandum and articles of association which are currently effective and the Companies Law insofar as they relate to the material terms of our ordinary shares. You should read the forms of our current memorandum and articles of association, which was filed as exhibits to our registration statement on Form F-1 on February 9, 2010. For information on how to obtain copies of our current memorandum and articles of association, see “Where You Can Find More Information About Us.”

Ordinary Shares

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members (shareholders). Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Meetings

Subject to our current articles of association, an annual general meeting and any extraordinary general meeting may be called by not less than 10 clear days’ notice in writing. Notice of every general meeting will be given to all our shareholders other than to such shareholders as, under the provisions of our current articles of association or the terms of issue of the shares they hold, are not entitled to receive such notices from us, and also to our directors and auditors.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, it will be deemed to have been duly called, if it is so agreed (i) in the case of a meeting called as an annual general meeting, by all our shareholders entitled to attend and vote at the meeting; or (ii) in the case of any other meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the issued shares giving that right.

No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business.

Two of our members entitled to vote and present in person or by proxy or (in the case of a member being a corporation) by its duly authorized representative representing not less than one-third in the nominal value of the total issued voting shares in our company throughout the meeting shall form a quorum and a corporation being a shareholder shall be deemed for the purpose of our current articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Voting Rights Attaching to the Shares

Subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share of which such shareholder is the holder.

Any ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes cast at a meeting of our shareholders, while a special resolution requires the affirmative votes of not less than two-thirds of the votes cast at a meeting of our shareholders. See “— Modification of Rights.”

No shareholder shall, unless our board of directors otherwise determines, be entitled to attend and vote or be reckoned in a quorum, in respect of any share unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a clearing house (or its nominee(s)) or a central depositary entity, being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, the authorization shall specify the number and class of shares in respect of which each such representative is so authorized. A person authorized pursuant to this provision is deemed to have been duly authorized without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house or central depositary entity (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or central depositary entity (or its nominee(s)).

Protection of Minorities

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our current memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (a) an act which is ultra vires or illegal, (b) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (c) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our current memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares, if we shall be wound up the liquidator may, with the sanction of a special resolution and any other sanction required by the Companies Law, divide among our shareholders in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for that purpose, value any assets as the liquidator deems fair upon any asset and determine how the division shall be carried out as between our shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of our shareholders as the liquidator, with the like sanction, shall think fit, but so that no shareholders shall be compelled to accept any asset upon which there is a liability. If we shall be wound up, and the assets available for distribution among our shareholders as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. If we shall be wound up, and the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst our shareholders in proportion to the amount paid up on the shares held by them respectively at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise.

Modification of Rights

Except with respect to share capital (as described below), alterations to our current memorandum and articles of association may only be made by special resolution of not less than two-thirds of votes cast at a meeting of our shareholders.

Subject to the Companies Law, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution of not less than two-thirds of votes cast at a separate meeting of our shareholders of that class.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking equally therewith.

Designations and Classes of Shares

All of our issued shares are ordinary shares. Our current articles of association provide that our authorized unissued shares shall be at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as our board may in its absolute discretion determine but so that no shares shall be issued at a discount. In particular, our board of directors is empowered to redesignate from time to time authorized and unissued ordinary shares as other classes or series of shares, to authorize from time to time the issuance of one or more series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences, and to increase or decrease the size of any such class or series.

Transfer of Shares

Subject to the restrictions of our current articles of association, any of our shareholder may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in or such other form as prescribed by the Designated Stock Exchange or in any other form which the directors may approve. Our directors may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of any share (not being a fully paid up share). Our directors may also decline to recognize any instrument of transfer unless:

(a)	the instrument of transfer is lodged with us accompanied by the certificate for the ordinary shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of share;

(c)	a fee, if any, of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the directors may from time to time require is paid to us in respect thereof; and

(d)	if applicable, the instrument of transfer is duly and properly stamped.

The registration of transfers may, after compliance with any notice requirements of the Designated Stock Exchange, be suspended and the register closed at such times and for such periods as the directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Share Repurchase

We are empowered by the Companies Law and our current articles of association to purchase our own shares. Our directors may only exercise this power on our behalf, subject to the Companies Law, our current memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the NYSE or by any other recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Law and our current articles of association, we in general meeting or our board of directors may from time to time declare dividends in any currency, but no dividends shall exceed the amount recommended by our board of directors. Under Companies Law, dividends may be declared and paid out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, with respect to any shares not fully paid throughout the period in respect of which the dividend is paid, all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. For these purposes no amount paid up on a share in advance of calls shall be treated as paid up on the share.

Our board of directors may from time to time pay to our shareholders such interim dividends as appear to our directors to be justified by our profits. Our directors may also pay dividends semi-annually or at other intervals to be selected by them at a fixed rate if they are of the opinion that the profits available for distribution justify the payment.

Our board of directors may retain any dividends or other monies payable on or in respect of a share upon which we have a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists. Our board of directors may also deduct from any dividend or other monies payable to any shareholder all sums of money, if any, presently payable by him or her to us on account of calls or otherwise.

No dividend shall carry interest against us.

Whenever our board of directors or we in general meeting have resolved that a dividend be paid or declared on our share capital, the board of directors may further resolve: (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that those of our shareholders entitled thereto will be entitled to elect to receive such dividend, or part thereof, in cash in lieu of such allotment; or (b) that those of our shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board of directors may think fit. We may upon the recommendation of our board of directors by ordinary resolution resolve in respect of any one particular dividend that notwithstanding the foregoing a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid without offering any right to our shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to a holder of shares may be paid by cheque or warrant sent through the post addressed to the registered address of our shareholder entitled, or in the case of joint holders, to the registered address of the person whose name stands first in our register of shareholders in respect of the joint holding to such person and to such address as the holder or joint holders may in writing direct. Every cheque or warrant so sent shall be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on our register of shareholders in respect of such shares, and shall be sent at his or their risk and the payment of any such cheque or warrant by the bank on which it is drawn shall operate as a good discharge to us in respect of the dividend and/or bonus represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement there on has been forged.

Any dividend unclaimed for six years from the date of declaration of such dividend may be forfeited and shall revert to us.

Our board of directors may, or we in general meeting direct that any dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe securities of us or any other company, and where any difficulty arises in regard to such distribution our directors may settle it as they think expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets and may determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to our board of directors.

Untraceable Shareholders

We are entitled to sell any share of a shareholder who is untraceable, provided that:

(i)	all cheques or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years prior to the publication of the advertisement and the expiry of three months (or such shorter period as may be permitted by the Designated Stock Exchange) since the date of the advertisement;

(ii)	we have not during that time received any indication of the existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

(iii)	we have caused an advertisement to be published in newspapers in the manner stipulated by our current articles of association, giving notice of our intention to sell these shares, and a period of three months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since such advertisement.

The net proceeds of any such sale shall belong to us and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Inspection of Books and Records

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (save for our memorandum and articles of association and our register of mortgages and charges). However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us.”

Board of Directors

General

We are managed by a board of directors which currently consists of seven members. Our current articles of association provide that the board of directors shall consist of not less than two and not more than seven directors.

Our shareholders may by ordinary resolution at any time remove any director before the expiration of his period of office notwithstanding anything in our current articles of association or in any agreement between us and such director, and may by ordinary resolution elect another person in his stead. Subject to our current articles of association, the directors will have power at any time and from time to time to appoint any person to be a director, either to fill a casual vacancy or a vacancy created by the removal of a director, but so that the total number of directors (exclusive of alternate directors) must not at any time exceed the maximum number fixed in our current articles of association.

There are no share ownership qualifications for directors.

Meetings of our board of directors may be convened by the secretary on the request of a director or by any director.

A meeting of our board of directors will be competent to make lawful and binding decisions if at least two directors are present or represented. At any meeting of our directors, each director, be it by his or her presence or by his or her alternate, is entitled to one vote. A director may vote in respect of any contract or transaction in which he is directly or indirectly interested, provided, such director must declare the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice stating that, by reason of the facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which we may subsequently make.

Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by written consent.

The remuneration to be paid to the directors shall be such remuneration as our board of directors may from time to time determine. Under our current articles of association, the directors shall also be entitled to be paid their traveling, hotel and other expenses reasonably incurred by them in, attending meetings of the directors, or any committee of the directors, or general meetings of our company, or otherwise in connection with the discharge of his duties as director.

Differences in Corporate Law

The Companies Law is modeled after similar law in England but does not necessarily always follow recent changes in English law. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the comparable provisions of the laws applicable to companies incorporated in the United States and their shareholders.

We are an exempted company with limited liability under the Companies Law. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is incorporated in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The responsibilities for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value, negotiable or bearer shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

Under the Companies Law, the liability of the members of a “limited liability” company formed under the Companies Law may be limited to the amount, if any, unpaid on the shares respectively held by them, provided that the memorandum of association contains a declaration that the liability of its members is so limited.

Interested Directors

There are no provisions under Cayman Islands law that require a director who is interested in a transaction entered into by a Cayman company to disclose his interest nor will render such director liable to such company for any profit realized pursuant to such transaction.

Voting Rights and Quorum Requirements

Under Cayman Islands law, the voting rights of shareholders are regulated by the company’s articles of association and, in certain circumstances, the Companies Law. The articles of association will govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Under Cayman Islands law, certain matters must be approved by a special resolution which requires the affirmative vote of no less than two-thirds of the votes attached to the ordinary shares cast by those shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting; otherwise, unless the articles of association otherwise provide, the majority is usually a simple majority of votes cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation (a “Plan”), which must then be authorized by (a) a special resolution of the shareholders of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The Plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would likely be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge:

•	an act which is illegal or ultra vires and is therefore incapable of ratification by the shareholders;

•	an action which requires a resolution with a qualified or special majority which has not been obtained; and

•	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

Corporate Governance

Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe fiduciary duties to the companies for which they serve. Under our memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the NYSE or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permits the indemnification of officers, directors and secretary for all actions, charges, losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers or secretary.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-takeover Provisions in the Current Memorandum and Articles of Association

Cayman Islands law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred shares, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings, act by written consent and submit shareholder proposals. Our current memorandum and articles of association provides for, among others, a staggered board, blank check preferred stock and provisions that restrict the rights of shareholders to call shareholders’ meetings and eliminate their right to act by written consent.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes fiduciary duties to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director (unless the company permits him to do so);

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law contains provisions, which impose default fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual is only liable if he knowingly is guilty of the default or knowingly and willfully authorizes or permits the default.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The articles of association of our company contain provisions that eliminate the right of shareholders to act by written consent.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our current articles of association only allow a majority of our board of directors or the chairman of our board of directors to call an extraordinary shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our current articles of association require us to call such meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for election of directors are not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. While there is nothing under Cayman Islands law which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of a Company, our current articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our current articles of association, directors may be removed, by way of an ordinary resolution of the shareholders at any time before the expiration of his period of office notwithstanding anything in our current memorandum articles of association or in any agreement between our company and such director (but without prejudice to any claim for damages under any such agreement).

In addition, a director’s office shall be vacated if the director (i) resigns his office by notice in writing to the company; (ii) becomes of unsound mind or dies; (iii) without special leave of absence from our board of directors, is absent from meetings of the board for six consecutive months and the board resolves that his office be vacated; (iv) becomes bankrupt or makes any arrangement or composition with his creditors; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to any other provisions of our current memorandum and articles of association.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Sale of Assets

Contrary to the general practice in most corporations incorporated in the United States, Cayman Islands incorporated companies may not generally require that shareholders approve sales of all or substantially all of a company’s assets.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law and our current articles of association, our company may be dissolved, liquidated or wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our current articles of association, subject to the Companies Law, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution of not less than two-thirds of votes cast at a separate meeting of our shareholders of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law, our current memorandum and articles of association may only be amended with the sanction of a special resolution of not less than two-thirds of votes cast at a general meeting.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our current memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our current memorandum and articles of association that require the Company to disclose shareholder ownership above any particular ownership threshold.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A. acts as depositary for the ADSs. Each ADS represents an ownership interest in four ordinary shares deposited with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and you as a holder of American depositary receipts (“ADRs”). Each ADS also represents any securities, cash or other property deposited with the depositary but which it has not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to ADRs shall include the statements you will receive which reflects your ownership of ADSs.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, New York, 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which was filed as an exhibit to the post-effective amendment to Form F-6 on November 9, 2018. You may also obtain a copy of the deposit agreement at the SEC’s public reference room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will you receive dividends and other distributions on the shares underlying your ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agent’s fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights in its discretion. However, if we do not furnish such evidence, the depositary may (i) sell such rights if practicable and distribute the net proceeds in the same manner, as cash to the ADR holders entitled thereto; or (ii) if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. In the case of certificated ADSs, delivery will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or government regulations relating to the ADRs or to the withdrawal of deposited securities. This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares,

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters, all subject to the provisions of the deposit agreement.

Voting Rights

How do you vote?

As soon as practicable after receipt of notice of any meeting at which the holders of ordinary shares are entitled to vote, or of solicitation of consents or proxies from holders of ordinary shares or other deposited securities, the depositary shall fix the ADS record date in accordance with the deposit agreement provided that if the depositary receives a written request from our company in a timely manner and at least 40 days prior to the date of such vote or meeting, the depositary shall, at our company’s expense, distribute to holders and beneficial owners of interests in ADSs a notice (the “Voting Notice”) stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of Cayman Island laws, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such ADR holder’s ADRs and (iii) the manner in which such instructions may be given or deemed given in accordance with the next paragraph, including instructions to give a discretionary proxy to a person designated by our company. There is no guarantee that holders and beneficial owners of interests in ADSs generally or any ADR holder or beneficial owners of interests in ADSs in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner of interests in ADSs to return any voting instructions to the depositary in a timely manner.

Following actual receipt by the ADR department responsible for proxies and voting of holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities. The depositary will not itself exercise any voting discretion in respect of any deposited securities.

To the extent that (A) the depositary has been provided with at least 40 days’ notice of the proposed meeting from our company, (B) the Voting Notice will reasonably be expected to be received by all ADR holders and beneficial owners of interests in ADSs no less than 10 days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and (C) the depositary does not receive instructions on a particular agenda item from an ADR holder (including, without limitation, any entity or entities acting on behalf of the nominee for DTC) in a timely manner, such ADR holder shall be deemed, and the depositary is instructed to deem such ADR holder, to have instructed the depositary to give a discretionary proxy for such agenda item(s) to a person designated by our company to vote the deposited securities represented by the ADSs for which actual instructions were not so given by all such holders on such agenda item(s), provided that no such instruction shall be deemed given and no discretionary proxy shall be given (1) if our company informs the depositary in writing (and our company agrees to provide the depositary with such information promptly in writing) that (a) it does not wish such proxy to be given with respect to such agenda item(s), (b) substantial opposition exists with respect to such agenda item(s) or (c) such agenda item(s), if approved, would materially or adversely affect the rights of holders of ordinary shares, and (2) unless the depositary has obtained an opinion of counsel, in form and substance satisfactory to the depositary, confirming that (i) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (ii) the granting of such proxy will not result in a violation of Cayman Island laws, rules, regulations or permits, (iii) the voting arrangement and deemed instruction as contemplated in the deposit agreement will be given effect under Cayman Island laws, rules and regulations, and (iv) the granting of such discretionary proxy will not under any circumstances result in the ordinary shares represented by the ADSs being treated as assets of the depositary under Cayman Island laws, rules or regulations. The depositary may from time to time access information available to it to consider whether any of the circumstances described in 1(b) or (1)(c) of the preceding sentence exist. By taking any such action, the depositary shall not in any way be deemed or inferred to have been required, or have had any duty or responsibility (contractual or otherwise), to monitor or inquire whether any of the circumstances described in such (1)(b) or (1)(c) above existed. In addition to the limitations provided for in the deposit agreement, ADR holders and beneficial owners of interests in ADSs are advised and agree that (a) the depositary will rely fully and exclusively on our company to inform the depositary of any of the circumstances set forth in (1) above, and (b) neither the depositary, the custodian nor any of their respective agents shall be obliged to inquire or investigate whether any of the circumstances described in (1)(b) or (1)(c) above exist and/or whether our company complied with its obligation to timely inform the depositary of such circumstances. Neither the depositary, the custodian nor any of their respective agents shall incur any liability to ADR holders or beneficial owners of interests in ADSs (i) as a result of our company's failure to determine that any of the circumstances described in (1)(b) or (1)(c) above exist or its failure to timely notify the depositary of any such circumstances or (ii) if any agenda item which is approved at a meeting has, or is claimed to have, a material or adverse effect on the rights of holders of ordinary shares. Because there is no guarantee that ADR holders and beneficial owners of interests in ADSs will receive the notices described above with sufficient time to enable such ADR holder or beneficial owner of interests in ADSs to return any voting instructions to the depositary in a timely manner, ADR holders and beneficial owners of interests in ADSs may be deemed to have instructed the depositary to give a discretionary proxy to a person designated by our company in such circumstances, and neither the depositary, the custodian nor any of their respective agents shall incur any liability to ADR holders or beneficial owners of interests in ADSs in such circumstances.

Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by any law, regulation or requirement of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the ADR holders a notice that provides ADR holders with or otherwise publicizes to ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). ADR holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions, notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as depositary, prior to such time.

The depositary has been advised by our company that under the Cayman Islands law and our current memorandum and articles of association, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders of our company is by show of hands unless a poll is (before or on the declaration of the results of the show of hands or on the withdrawal of any other demand for a poll) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our current memorandum and articles of association, the depositary will refrain from voting and the voting instructions received by the depositary from ADR holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs.

Reports and Other Communications

Will you be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries), to the depositary. It will distribute the same to the registered ADR holders.

Fees and Expenses

What fees and expenses will you be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reasons, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•	a fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•	reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against ADS holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between the depositary and us.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the ADR program are not known at this time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution, or in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, which obligations shall survive any transfer or surrender of ADSs or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADR by mailing notice of such termination to the ADR holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to ADR holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, or (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to ADR holders unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary in the deposit agreement, the depositary may terminate the deposit agreement by giving 30 days’ notice to the ADR holders and a courtesy notice to our company, under the following circumstances: (i) in the event of our company’s bankruptcy or insolvency, (ii) if our company effects (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iii) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities. After the date so fixed for termination (a) all ADRs, the ownership of which is recorded on the depositary’s direct registration system, shall cease to be eligible for the depositary’s direct registration system and shall be considered ADRs issued on the ADR Register (as defined in the deposit agreement) and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be an ADR holder. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is an ADR holder, the depositary shall (a) instruct its custodian to deliver all deposited securities to our company along with a general stock power that refers to the names set forth on the ADR Register and (b) provide our company with a copy of the ADR Register (which copy may be sent by email or by any means permitted under the notice provisions of the deposit agreement). Upon receipt of such deposited securities and the ADR Register, our company shall use its best efforts to issue to each ADR holder a share certificate representing the ordinary shares represented by the ADSs reflected on the ADR Register in such ADR holder’s name and to deliver such share certificate to the ADR holder at the address set forth on the ADR Register. After providing such instruction to the custodian and delivering a copy of the ADR Register to our company, the depositary and its agents will perform no further acts under the deposit agreement and this ADR and shall cease to have any obligations under the deposit agreement and/or the ADRs. After our company receives the copy of the ADR Register and the deposited securities, our company shall be discharged from all obligations under the deposit agreement except (i) to distribute the ordinary shares to the ADR holders entitled thereto and (ii) for its obligations to the depositary and its agents.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up or, combination of any ADR, the delivery of any distribution in respect thereof, the withdrawal of any deposited securities, and from time to time, we or the depositary or its custodian may require:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable charges as described in the deposit agreement;

•	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable);

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADR or ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depositary, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The depositary, shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the deposit agreement (including the ADRs), subject to the penultimate paragraph of this section entitled Limitations on Obligations and Liability to ADR Holders, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits or refunds of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax or tax consequences that may be incurred by holders or beneficial owners on account of their ownership or disposition of ADRs or ADSs. The depositary shall not incur any liability for the content of any information submitted to it by or on behalf of our company for distribution to the ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the creditworthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from our company. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary.

The depositary shall be under no obligation to inform ADR holders or any other holders of an interest in any ADSs about the requirements of the laws, rules or regulations or any changes therein or thereto of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system. Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast, including without limitation any vote cast by a person to whom the depositary has granted a discretionary proxy, or for the effect of any such vote.

Neither the depositary nor any of its agents shall be liable to the registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses or lost profits), in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary may rely upon instructions from our company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary and its agents may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and you agree to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment, Acknowledgements and Agreements

In the deposit agreement, each registered holder of ADRs and each owner or person holding an interest in ADSs, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs,

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof, and

•	acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about our company, holders, owners of ADSs and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with our company, holders, owners of ADSs and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to our company or the holders or owners of ADSs may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, and (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary.

Governing Law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

Jury Trial Waiver

The deposit agreement provides that, each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, the right to a jury trial in any suit, action or proceeding against us and/or the depositary directly or indirectly arising out of or relating to our shares or other deposited securities, the ADSs or the ADRs, the deposit agreement, or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or other theory).

No provision of the deposit agreement or any ADR is intended to constitute a waiver or limitation of any rights which an ADR holder or any person or entity having a beneficial ownership interest in any ADSs may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

PLAN OF DISTRIBUTION

We or any selling security holder may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or any selling security holder or any dealers acting for us or on our behalf or a selling security holder may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The prospectus supplement relating to any offering will identify or describe:

•	the name or names of any underwriter, dealers or agents;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	any over-allotment options under which underwriters may purchase additional securities from us or the selling security holders;

•	the public offering price of the securities; and

•	any exchange on which the securities will be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of the securities offered through this prospectus, we or any selling security holder will sell the securities to them as principals, unless we otherwise indicate in the prospectus supplement. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We or any selling security holder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

We or any selling security holder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Institutional Investors

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, any selling security holder and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or any selling security holder may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or any selling security holder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus or otherwise.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us or any selling security holder, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SECURITY HOLDERS

Selling security holders (if any) to be named in a prospectus supplement may, from time to time, offer, sell and lend some or all of the ordinary shares or ADSs held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling security holders (if any) may sell the ordinary shares or ADSs held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling security holders (if any) may also sell, transfer or otherwise dispose of some or all of the ordinary shares or ADSs held by them in transactions exempt from the registration requirements of the Securities Act.

We will provide you with a prospectus supplement, which will set forth the name of each selling security holder (if any), the number of ordinary shares beneficially owned by such selling security holder and the number of the ordinary shares or ADSs they are offering. The prospectus supplement also will disclose whether any of the selling security holders (if any) have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated and existing under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Our current operations are mainly conducted in the PRC, and our assets are mainly located in the PRC. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to bring an action against us or against such persons in the United States, in the event that a shareholder believe that its rights have been infringed under of the securities laws of the United States or any state in the United States.

We have appointed JinkoSolar (U.S.) Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and DaHui Lawyers, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state or territory in the United States; or

•	entertain original actions brought in the courts of the Cayman Islands or the PRC against us or our directors or officers predicated upon the federal securities laws of the United States or any state or territory within the United States.

Maples and Calder (Hong Kong) LLP has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (i) is final and conclusive, (ii) is not in respect of taxes, a fine or a penalty; and (iii) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from a United States court predicated upon the civil liabilities provision of the federal securities laws in the United States if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature.

DaHui Lawyers has further advised us that the recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC currently does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our special United States counsel, to the extent governed by the laws of the State of New York, and by Maples and Calder (Hong Kong) LLP, our special legal counsel as to Cayman Islands law, to the extent governed by the laws of the Cayman Islands. Legal matters as to PRC law will be passed upon for us by DaHui Lawyers, our counsel as to PRC law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to JinkoSolar Holding Co., Ltd.’s annual report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov. We also maintain a website at www.jinkosolar.com, but information contained on our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings, and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of our ADSs and, upon our request, will mail to all record holders of our ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus and any accompanying prospectus supplement are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.